UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

GREEN MOUNTAIN POWER CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

Common Stock, $3.33 1/3 par value per share, of Green Mountain Power Corporation (“Green Mountain Power common stock”)

(2)	Aggregate number of securities to which transaction applies:

5,473,051 shares of Green Mountain Power common stock, which consists of (a) 5,343,151 shares of Green Mountain Power common stock and (b) 129,900 shares of Green Mountain Power common stock subject to issuance upon exercise of outstanding options granted under the Green Mountain Power Stock Plans as of July 31, 2006, with exercise prices below $35.00.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee of $20,350 was calculated based upon the sum of (a) 5,343,151 shares of Green Mountain Power common stock multiplied by $35.00 per share and (b) options to purchase 129,900 shares of Green Mountain Power common stock with exercise prices below $35.00 per share, multiplied by $24.16 per share (which is the difference between $35.00 and the weighted average exercise price per share of $10.84). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $190,148,669, which is the sum of the preceding sentence, by 0.000107.

(4)	Proposed maximum aggregate value of transaction:

$190,148,669

(5)	Total fee paid:

$20,350

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

To Our Shareholders:

On June 21, 2006, Green Mountain Power Corporation entered into an agreement and plan of merger, with Vermont-based Northern New England Energy Corporation (NNEEC), and a subsidiary of NNEEC, pursuant to which we will become a wholly-owned subsidiary of NNEEC. Upon completion of the merger, you will be entitled to receive $35.00 in cash for each share of our common stock that you own, without interest. NNEEC is a wholly-owned subsidiary of Gaz Métro Limited Partnership (TSX-GZM.UN), a Québec energy company with a history of investment in Vermont, and the parent company of Vermont Gas Systems, Inc.

Our board of directors, by a unanimous vote, has determined that the agreement and plan of merger and the transactions contemplated thereby, including the merger, are advisable, fair to, and in the best interests of, Green Mountain Power and our shareholders, has approved and adopted the agreement and plan of merger, and recommends that our shareholders approve the agreement and plan of merger.

A special meeting of our shareholders will be held on                     ,                     , 2006, at                      Colchester, Vermont time, to vote on a proposal to approve the agreement and plan of merger so that the merger can occur. The special meeting of shareholders will be held at Green Mountain Power Corporation, 163 Acorn Lane, Colchester, Vermont 05446. Notice of the special meeting is enclosed. This proxy statement gives you detailed information about the special meeting and the merger and includes the agreement and plan of merger as Annex A. We encourage you to read the proxy statement and the agreement and plan of merger carefully and in their entirety.

Your vote is important. We cannot complete the merger unless holders of a majority of all shares of our common stock entitled to vote thereon approve the agreement and plan of merger, which we sometimes refer to in this proxy statement as the merger proposal. Our board of directors recommends that you vote “FOR” approval of the merger proposal. The failure of any shareholder to vote on the merger proposal will have the same effect as a vote against the merger proposal.

Each of our directors and executive officers has indicated that he or she intends to vote his or her own shares in favor of the merger proposal.

Whether or not you plan to attend the special meeting, please vote your shares promptly by completing, signing and dating the accompanying proxy card and returning it in the enclosed prepaid envelope or by voting by telephone or through the Internet by following the instructions on the accompanying proxy or voting instruction card.

Our board of directors and management appreciate your continuing support of Green Mountain Power, and we hope you will approve this compelling transaction.

Nordahl L. Brue	Christopher L. Dutton
Chair, Board of Directors	President and Chief Executive Officer

GREEN MOUNTAIN POWER CORPORATION

163 Acorn Lane

Colchester, Vermont 05446

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of GREEN MOUNTAIN POWER CORPORATION

Date and Time	, , 2006 at : .m.

Place	Green Mountain Power Corporation 163 Acorn Lane Colchester, Vermont 05446

Items of Business

The purpose of the meeting is to consider the following matters:

•      A proposal to approve the agreement and plan of merger, pursuant to which Northstars Merger Subsidiary Corporation will merge with and into Green Mountain Power Corporation;

•      A grant of authority to the proxyholders to vote in their discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date for a reasonable business purpose, including to solicit additional proxies in favor of the approval of the agreement and plan of merger, if there are not sufficient votes for approval of the agreement and plan of merger at the special meeting; and

•      Such other matters as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Record Date	, 2006

Proxy Voting	We urge you to read the accompanying proxy statement carefully as it sets forth details of the merger proposal and other important information related to the merger. We have fixed the close of business on , 2006, as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting. Accordingly, only shareholders of record as of that date will be entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting. At the close of business on the record date, there were outstanding and entitled to vote shares of our common stock. Holders of our common stock are entitled to dissenters’ rights under Vermont law in connection with the merger. A list of the shareholders entitled to vote will be available at the special meeting for examination by any shareholder. The list will also be available for any purpose

germane to the special meeting beginning                     , 2006, two business days after notice of the special meeting is given, and through the special meeting, at our principal office, 163 Acorn Lane, Colchester, Vermont 05446.

To assure your representation at the special meeting, please fill in your vote, sign and mail the enclosed proxy as soon as possible. We have enclosed a return envelope, which requires no postage if mailed in the United States. Your proxy is being solicited by the Board of Directors.

The Board of Directors of Green Mountain Power Corporation unanimously recommends that you vote “FOR” approval of the merger proposal.

Donald J. Rendall, Jr. Secretary

                    , 2006

Please Vote—Your Vote is Important

PROXY STATEMENT

FOR THE SPECIAL MEETING OF THE

SHAREHOLDERS OF

GREEN MOUNTAIN POWER CORPORATION

The board of directors of Green Mountain Power Corporation provides this proxy statement to you to solicit your vote on the approval of the merger proposal. Pursuant to the agreement and plan of merger, the parties have agreed to merge Northstars Merger Subsidiary Corporation with and into Green Mountain Power Corporation. If our shareholders approve the merger proposal and the other conditions to the merger are satisfied, each shareholder will receive $35.00 in cash, without interest, per share of our common stock owned at the time of the merger.

The merger cannot occur unless the holders of a majority of all shares of our common stock entitled to vote thereon approve the merger proposal. A failure to vote is the same as voting your shares against the merger proposal. The board of directors has scheduled a special meeting of shareholders to vote on the merger proposal as follows:

                    , 2006 at             .m.

Colchester, Vermont time

Green Mountain Power Corporation

163 Acorn Lane

Colchester, Vermont 05446

This document provides you with detailed information about the merger proposal. Please see “Where You Can Find More Information” on page      for additional information about Green Mountain Power Corporation on file with the Securities and Exchange Commission.

This proxy statement and proxy card are being mailed to shareholders beginning on or about                     , 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transaction contemplated in this proxy statement, passed upon the merits or fairness of the transaction or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

No person has been authorized to give any information or make any representation other than those contained in this proxy statement, and, if given or made, such information or representation must not be relied upon as having been authorized. The information in this proxy statement may only be accurate on the date of this proxy statement.

We urge you to read and consider carefully this proxy statement in its entirety.

The date of this proxy statement is                     , 2006.

i

ii

SUMMARY

This summary summarizes the material information in the proxy statement, but does not contain all of the information that may be important to you. You should carefully read this entire proxy statement and the attached Annexes and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. In addition, the proxy statement incorporates by reference important business and financial information about Green Mountain Power Corporation. Unless the context otherwise indicates, the terms “Green Mountain Power,” “we,” “us” or “our” mean Green Mountain Power Corporation and its subsidiaries. When we refer to shares of our common stock in this proxy statement, we are referring to the shares of our common stock, together with associated share purchase rights under our Rights Agreement, dated as of June 17, 1998, with Mellon Investor Services LLC, formerly known as ChaseMellon Shareholder Services, L.L.C., as rights agent, as amended. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in “Where You Can Find More Information” on page     .

The Proposed Merger (see page     )

•	In the merger, Northstars Merger Subsidiary Corporation, which we refer to in this proxy statement as Northstars Merger Sub, a wholly-owned subsidiary of Northern New England Energy Company, which we refer to in this proxy statement as NNEEC, which is a wholly-owned subsidiary of Gaz Métro Limited Partnership, which we refer to in this proxy statement as Gaz Métro, will merge with and into Green Mountain Power, with Green Mountain Power continuing as the surviving corporation.

•	Upon completion of the merger, each issued and outstanding share of our common stock other than shares held by us or any of our wholly-owned subsidiaries or by NNEEC or Northstars Merger Sub or any direct or indirect wholly-owned subsidiary of NNEEC and shares for which the holder has perfected its right to dissent pursuant to Chapter 13 of the Vermont Business Corporation Act, will automatically be canceled and will be converted into the right to receive $35.00 per share, in cash, without interest, which amount per share we sometimes refer to in this proxy statement as the merger consideration.

•	As a result of the merger, Green Mountain Power will cease to be an independent, publicly-traded company and will become a direct wholly-owned subsidiary of NNEEC and an indirect wholly-owned subsidiary of Gaz Métro.

The Companies (see page     )

Green Mountain Power. Green Mountain Power is a public utility operating company that transmits, distributes and sells electricity and utility construction services in the State of Vermont in a service territory with approximately one quarter of Vermont’s population. We serve approximately 90,000 customers. We were incorporated under the laws of Vermont on April 7, 1893. Our headquarters are located at 163 Acorn Lane, Colchester, Vermont 05446 and our telephone number is (802) 864-5731.

NNEEC and Gaz Métro. NNEEC is an energy company based in Vermont. A subsidiary of Gaz Métro, NNEEC is the parent company of Vermont Gas Systems, Inc. and Portland Natural Gas Transmission System, which we refer to in this proxy statement as PNGTS. Gaz Métro is a leading Québec energy company and one of Canada’s largest natural gas distributors. NNEEC’s headquarters are located at c/o Vermont Gas Systems, Inc., 85 Swift Street, P.O. Box 467, Burlington, VT 05402-0467 and its telephone number is (802) 863-4511. Gaz Métro’s headquarters are located at 1717 du Havre, Montreal, Québec, H2K 2X3 and its telephone number is (514) 598-3444.

Northstars Merger Sub. Northstars Merger Sub is a Vermont corporation formed for the purpose of merging with and into Green Mountain Power. Northstars Merger Sub is a direct wholly-owned subsidiary of NNEEC. The executive offices of Northstars Merger Sub are located at c/o Vermont Gas Systems, Inc., 85 Swift Street, P.O. Box 467, Burlington, VT 05402-0467 and its telephone number is (802) 863-4511.

The Special Meeting (see page     ) Date, Time and Place of the Special Meeting. The special meeting of shareholders is scheduled to be held as follows:

Date:	, 2006
Time:	.m., Colchester, Vermont time
Place:	Green Mountain Power Corporation
163 Acorn Lane
Colchester, Vermont 05446

Proposal to Be Considered at the Special Meeting. At the special meeting, you will be asked to vote on a proposal to approve the agreement and plan of merger, which we sometimes refer to in this proxy statement as the merger proposal, pursuant to which Northstars Merger Sub will merge with and into Green Mountain Power. A copy of the agreement and plan of merger is attached as Annex A. We urge you to read this document carefully as it is the document that governs the merger.

Record Date. Our board of directors has fixed the close of business on                     , 2006, as the record date for the special meeting and only holders of record of our common stock on the record date are entitled to vote at the special meeting. On the record date, there were outstanding and entitled to vote                     shares of our common stock.

Voting Rights; Quorum; Vote Required for Approval. Each share of our common stock entitles its holder to one vote on all matters properly coming before the special meeting. The presence in person or representation by proxy of shareholders entitled to cast a majority of the votes of all issued and outstanding shares entitled to vote on the merger proposal, considered together, constitutes a quorum for the purpose of considering that matter. Abstentions and “broker non-votes” (as defined below) will be treated as shares present and entitled to vote for purposes of determining a quorum at the special meeting. There must be a quorum for the vote on the merger proposal.

If you hold your shares in an account with a broker or bank, which we refer to in this proxy statement as holding your shares in “street name,” you must instruct the broker or bank on how to vote your shares. If an executed proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have authority to vote on the merger proposal, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be voted on the merger proposal. This is called a “broker non-vote.” Your broker or bank will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank. If you hold your shares of our common stock in street name, you must request a legal proxy from your broker or bank in order to vote in person at the special meeting.

Required Vote. Under our articles of incorporation and Vermont law, the approval of the merger proposal requires the affirmative vote of a majority of all shares of our common stock entitled to vote thereon. Abstentions and “broker non-votes” will have the same effect as a vote against the merger proposal.

As of the record date, our directors and senior executive officers (as such term is defined below in “The Merger—Interests of Directors and Executive Officers in the Merger”) beneficially owned approximately                     shares of our common stock, or approximately         % of the shares entitled to vote at the special meeting. It is expected that each of our directors and senior executive officers will vote the shares of our common stock owned by him or her in favor of the merger proposal.

Voting and Revocation of Proxies. After carefully reading and considering the information contained in this proxy statement, you should vote your shares as soon as possible so that your shares are represented at the special meeting. You may vote your shares by completing, dating and signing your proxy card and mailing it in the enclosed return envelope or by voting by telephone by calling [                    ] or through the Internet at [https://                    ]. You can also vote in person at the meeting, but we encourage you to submit your proxy card promptly in any event. Unless you specify to the contrary on your proxy card, all of your shares represented by valid proxies will be voted “FOR” the merger proposal and the proposal to permit the proxies to vote, in their discretion, on the postponement or adjournment of the special meeting, if necessary. The persons named as proxies will not have the discretion to vote in favor of any postponement or adjournment as to any shares of our common stock that have been voted against the merger proposal.

If you hold your shares in certificated form, please do not send in your stock certificates with your proxy card. If the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to exchange your stock certificates for the merger consideration. If you hold your shares in book-entry form, you will automatically receive the merger consideration in exchange for your shares following the completion of the merger and you will not receive a letter of transmittal.

Until exercised at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

•	by delivering written notification to us at our principal executive offices at 163 Acorn Lane, Colchester, Vermont 05446, Attention: Corporate Secretary;

•	by delivering a proxy of a later date by mail in the manner described in this proxy statement; or

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting).

If you voted by telephone or through the Internet, you can also revoke your proxy and change your vote by any of these methods or you can revoke your proxy and change your vote by telephone by calling [                    ] or through the Internet at [https://                    ]. If you decide to vote by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you later decide to revoke your proxy and change your vote by telephone or through the Internet. If you have instructed a broker or bank to vote your shares, you can revoke your proxy and change your vote by following the directions received from your broker or bank to change those instructions.

Questions and Additional Information. For additional information regarding the procedure for delivering your proxy see “The Special Meeting—Voting and Revocation of Proxies” on page      and “The Special Meeting —Solicitation of Proxies” on page     . If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor,                     , toll-free at (800)             -            .

What You Will Be Entitled to Receive upon Completion of the Merger (see page     )

Holders of shares of our common stock will be entitled to receive $35.00 in cash, without interest, which we refer to in this proxy statement as the merger consideration, in exchange for each share of our common stock that they own at the time of the completion of the merger. After we complete the merger, holders of our common stock will no longer own our common stock and we will become a direct wholly-owned subsidiary of NNEEC. After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a Green Mountain Power shareholder and will have no rights as a shareholder of NNEEC. If you hold your shares in certificated form and do not validly elect and perfect your right to dissent from the merger, you will receive the merger consideration after exchanging your stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to you shortly after the completion of the merger. If you hold your shares in book-entry form, you will automatically receive the merger consideration in exchange for your shares following the completion of the merger and you will not receive a letter of transmittal. Shares of our common stock held by us or any of our wholly-owned subsidiaries or by NNEEC or Northstars Merger Sub or any direct or indirect wholly-owned subsidiary of NNEEC will be canceled at the effective time of the merger. See “The Merger—Merger Consideration.”

Treatment of Deferred Stock Units (see page     )

Each outstanding deferred stock unit granted under our stock plans will be vested on the date of the special meeting if the merger proposal is approved by our shareholders. Each deferred stock unit that is outstanding at the effective time of the merger will be converted in the merger into the right to receive $35.00 in cash per share subject to such deferred stock unit, without interest and less any applicable withholding tax. Holders of deferred stock units will receive the merger consideration after the cancellation of their deferred stock unit agreements in accordance with the terms of our stock plans shortly after the completion of the merger. See “The Agreement and Plan of Merger—Effect of the Merger on Green Mountain Power Stock Award Plans.”

Treatment of Options Outstanding under Our Stock Plans (see page     )

Each outstanding stock option will automatically accelerate so that each such stock option shall become fully exercisable on the date of the special meeting if the merger proposal is approved by our shareholders. All stock options not exercised prior to the effective time of the merger will be canceled in the merger, with the holder of each stock option becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the excess of $35.00 per share over the exercise price per share of our common stock subject to such stock option, multiplied by the number of shares of our common stock subject to such stock option, less any withholding taxes. Holders of stock options will receive all amounts payable, without interest, as soon as practicable following the effective time of the merger, after the cancellation of their stock option agreements in accordance with the terms of our stock plans shortly after the completion of the merger. See “The Agreement and Plan of Merger—Effect of the Merger on Green Mountain Power Stock Award Plans.”

Market Price and Dividend Data (see page     )

Our common stock is quoted on the New York Stock Exchange under the symbol “GMP.” On June 21, 2006, the last full trading day prior to the public announcement of the merger, the closing price for our common stock was $27.99 per share. On                     , 2006, the last full trading day prior to the date of this proxy statement, the closing price for our common stock was $            per share. See “Market Price and Dividend Data.”

Recommendations of Our Board of Directors (see page     )

After careful consideration, our board of directors unanimously:

•	determined that the merger proposal is advisable, fair to, and in the best interests of, Green Mountain Power and our shareholders;

•	approved and adopted the merger proposal; and

•	recommends that our shareholders vote to approve the merger proposal.

Our board of directors unanimously recommends that at the special meeting you vote “FOR” the merger proposal.

For a discussion of the material reasons considered by our board of directors in reaching its conclusions, see “The Merger—Reasons for the Merger.” The board of directors did not assign relative weight to any of the reasons. In addition, our board of directors did not reach any specific conclusion on each reason considered, but conducted an overall analysis of these reasons. Individual members of the board of directors may have given different weight to different reasons. See “The Merger—Recommendation of Our Board of Directors.”

Opinion of Our Financial Advisor (see page     )

On June 21, 2006, our financial advisor, Banc of America Securities LLC, which we refer to in this proxy statement as Banc of America Securities, delivered to our board of directors a written opinion to the effect that, as of the date of the opinion and based on and subject to the various assumptions and limitations set forth in its opinion, the merger consideration to be received by the holders of our common stock in the proposed merger was fair, from a financial point of view, to such holders.

The full text of Banc of America Securities’ written opinion, dated June 21, 2006, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Banc of America Securities in connection with its opinion, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety into this proxy statement. Banc of America Securities’ opinion was provided to our board of directors in its evaluation of the merger consideration to be received by holders of our common stock. Banc of America Securities’ opinion does not address any other aspect of the merger and does not constitute a recommendation as to how our shareholders should vote or act in connection with the merger. We urge you to read the opinion carefully and in its entirety.

Interest of Directors and Executive Officers in the Merger (see page     )

In considering the recommendation of our board of directors that you vote for the merger proposal, you should be aware that some of our senior executive officers and members of our board of directors have interests in the merger that may be in addition to or different from the interests of our shareholders generally. These interests include the following:

•	the vesting and exercisability of options to purchase our common stock held by our employees, including the senior executive officers, will be accelerated in connection with the merger;

•	the vesting of deferred stock units subject to deferred stock unit agreements that each of our senior executive officers is a party to with us will be accelerated and all deferred stock units subject to deferred stock unit awards (whether vested or unvested) will be converted into cash in the merger;

•	upon completion of the merger, our current officers are expected to be the officers of the surviving corporation;

•	existing indemnification arrangements and insurance for our directors and officers will be continued if the merger is completed; and

•	directors’ and officers’ liability insurance coverage of our directors and officers for matters occurring prior to the completion of the merger, will be continued by NNEEC after the merger is completed for a period of six years.

In addition, Northstars Merger Sub and our senior executive officers entered into new employment agreements which waived the change of control protections of the existing change of control agreements, and provided for certain terms of employment with Northstars Merger Sub commencing at the effective time of the merger and continuing in effect for a period of three years from the effective time of the merger, subject, upon the third anniversary of the effective time of the merger and each subsequent one year anniversary, to automatic renewals for additional one year periods unless notice is provided to the senior executive officer. Upon the effective time of the merger, these employment agreements will become agreements of the surviving corporation. These senior executive officers will be entitled to the following benefits under the employment agreement instead of the benefits under the existing change of control agreements and certain other benefits:

•	the following base salaries and bonus opportunities:

Name	Salary	Target Bonus (% of salary)	Long-Term Compensation (% of salary)
Christopher L. Dutton	$411,000	50%	90%
Mary G. Powell	$300,000	50%	60%
Dawn D. Bugbee	$210,000	30%	40%
Donald J. Rendall, Jr.	$215,000	30%	30%
Robert J. Griffin	$210,000	30%	30%
Robert R. Rogan	$190,000	30%	30%
Walter S. Oakes	$170,000	30%	30%

and;

•	other employee benefits that, in the aggregate, are no less favorable than those provided to the senior executive officers by us immediately prior to the effective time of the merger.

The senior executive officers also agreed to certain non-competition, non-solicitation and confidentiality covenants during employment and for a period of at least 12 months after receipt of a severance payment.

In addition, NNEEC has agreed that it will cause five members of our board of directors and our chief executive officer to be elected to the board of directors of the surviving corporation at the effective time, and that it will not remove any such director, except for cause, until at least the second anniversary of the effective time of the merger and has also agreed to offer three additional members of our board positions as members of the board of directors of NNEEC or one of its subsidiaries.

The members of our board of directors were aware of these interests and considered them at the time they approved and adopted the merger proposal and made their recommendation to our shareholders. See “The Merger—Interests of Directors and Executive Officers in the Merger.”

Material United States Federal Income Tax Consequences of the Merger (see page     )

The merger will be a taxable transaction for all U.S. holders of our common stock. As a result, assuming you are a U.S. taxpayer, the exchange of your shares of our common stock for cash in the merger will be subject to United States federal income tax and also may be taxed under applicable state, local, and other tax laws. In general, you will recognize gain or loss equal to the difference between (1) $35.00 per share and (2) the adjusted tax basis of each of your shares of our common stock. Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your particular situation. You should consult your own tax advisor as to the specific tax consequences to you of the merger, including the applicable federal, state, local and foreign tax consequences.

Regulatory Approvals (see page     )

To complete the merger, we and NNEEC must obtain approvals or consents from, or make filings with the following U.S. federal, state and local regulatory authorities:

•	the Federal Energy Regulatory Commission, which we refer to in this proxy statement as the FERC;

•	the Vermont Public Service Board, which we refer to in this proxy statement as the VPSB;

•	the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to in this proxy statement as the HSR Act; and

•	the Committee on Foreign Investment in the United States, which we refer to in this proxy statement as the CFIUS.

In addition, NNEEC also intends to file an application for approval with the Maine Public Utilities Commission, which we refer to in this proxy as the MPUC.

See “The Merger—Regulatory Approvals” for further information.

As of the date of this proxy statement, we and NNEEC are in the process of obtaining the regulatory approvals required by applicable law or regulations.

The Agreement and Plan of Merger (see page     )

Conditions to the Merger.

•	The parties’ obligations to complete the merger are subject to the following conditions:

•	the approval of the merger proposal by the requisite shareholder vote at the special meeting;

•	no order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any governmental entity shall have been issued preventing the consummation of the merger;

•	no statute, rule or regulation enacted, promulgated or deemed applicable to the merger by any governmental entity making the merger illegal or preventing its consummation;

•	the termination or expiration, or obtainment of, any applicable waiting period, filings or approvals required under antitrust or similar laws to consummate the merger;

•	performance in all material respects of all covenants and obligations that each party is required to perform under the agreement and plan of merger; and

•	obtaining required consents.

•	NNEEC’s and Northstar Merger Sub’s obligations to complete the merger are subject to the following conditions:

•	our representations and warranties contained in the agreement and plan of merger must be true and correct, except for innacuracies that, individually or in the aggregate, would not reasonably be expected to have a company material adverse effect (as such term is defined below under “The Agreement and Plan of Merger—Material Adverse Effect”);

•	our currently pending rate case shall have been concluded and such approvals and other actions shall have become final orders;

•	the required consents do not contain any conditions, provision, liabilities or terms that would, individually or in the aggregate and together with any adverse effect as compared to the expected outcome at the level reasonably expected by NNEEC as of June 21, 2006, which we refer to in this proxy statement as the expected outcome, of the petition we filed with the VPSB on April 14, 2006, in which we requested an 11.95% increase in our rates, expected to be effective as of December 29, 2006, which we refer to in this proxy statement as our currently pending rate case, reasonably be expected to

•	have a company material adverse effect,

•	materially impair any of the expected benefits of the merger, or

•	impair, other than in an immaterial manner, the value to NNEEC of any material tax attributes arising out of or related to the merger or the financing of the merger or our operations after the merger;

•	our receipt of third-party consents under any material contract;

•	we shall not have suffered a company material adverse effect since December 31, 2005; and

•	holders of shares representing in excess of 10% of our outstanding shares shall not have exercised rights of dissent under Section 13.02 of the Vermont Business Corporation Act in connection with the merger.

•	Our obligation to complete the merger is subject to the following conditions:

•	the representations and warranties of NNEEC and Northstars Merger Sub shall be true and correct in all material respects, in each case as of the date of the agreement and plan of merger and as of the closing date as though made on and as of such date and time; and

•	the required consents from the VPSB shall not contain any term that is directed solely at holders of shares of our common stock and have the effect of reducing the merger price to be received by the shareholders in their capacity as such.

Termination of the Agreement and Plan of Merger. The agreement and plan of merger may be terminated at any time before the completion of the merger, whether before or after our shareholders have approved and adopted the merger proposal:

•	by mutual consent of NNEEC and Green Mountain Power;

•	by either NNEEC or us if:

•	any court or other governmental entity shall have issued, enacted, entered, promulgated or enforced any order restricting the consummation of the merger and such order shall have become a final order;

•	the effective time shall not have occurred on or before June 21, 2007, which date we will refer to as the termination date, provided that the termination date may be extended by NNEEC or us until December 21, 2007 if the required consents have not been obtained, but all other conditions to the closing have been satisfied or are capable of being satisfied, provided further that, the right to terminate the agreement and plan of merger pursuant to this bullet point is not available to any party whose material breach of any covenant, agreement or obligation under the agreement or plan of merger is the cause of, or results in, the failure of the agreement and plan of merger to be consummated by the termination date without regard to any extension; or

•	the requisite vote on the merger proposal is not obtained at a duly held special meeting or at any adjournment or postponement thereof;

•	by us if:

•	any of the representations and warranties of NNEEC and Northstars Merger Sub contained in the agreement and plan of merger fails to be true and correct in a manner that would result in the failure of the condition pertaining to NNEEC’s and Northstars Merger Sub’s representations and warranties,

•	there is a breach by NNEEC or Northstars Merger Sub of any covenant or agreement of NNEEC or Northstars Merger Sub that would result in the failure of the condition pertaining to NNEEC’s or Northstars Merger Sub’s covenants and obligations under the agreement and plan of merger, or

•	we enter into an acquisition agreement, merger agreement or other agreement to consummate a transaction that constitutes a superior proposal before the time that our shareholders vote on whether to approve the agreement and plan of merger and we simultaneously pay any fees due under the agreement and plan of merger;

•	by NNEEC if:

•	any of our representations and warranties shall fail to be true and correct in a manner that would result in the failure of the closing condition relating to the accuracy of representations and warranties;

•	we materially breach any covenant or agreement;

•	our board of directors withdraws, changes, modifies or qualifies or amends in a manner adverse to NNEEC its adoption or recommendation of the merger or the agreement and plan of merger, or our board of directors recommends an acquisition proposal;

•	the special meeting does not occur by the fifth business day before the termination date, or December 21, 2007 if the termination date is extended;

•	we willfully breach the non-solicitation provisions in any material respect; or

•	we or our subsidiaries suffer a company material adverse effect after December 31, 2005.

Termination Fees. We will pay an initial termination fee of $3,500,000 to NNEEC upon termination of the agreement and plan of merger in the event that:

•	an acquisition proposal has been made or proposed and thereafter the agreement and plan of merger is terminated by:

•	either NNEEC or us for failure to receive the required shareholder vote, or

•	NNEEC in the event our board of directors changes its recommendation in a manner adverse to NNEEC or recommends another acquisition proposal,

•	the agreement and plan of merger is terminated by NNEEC in the event we willfully breach the agreement and plan of merger’s non-solicitation provisions, or

•	the agreement and plan of merger is terminated by us because we accept a superior proposal.

The initial termination fee is not payable to NNEEC pursuant to the provision described in the first bullet above unless and until within 18 months of such termination we enter into an acquisition agreement, merger agreement or other agreement (other than a confidentiality or standstill agreement) with respect to, or shall have consummated or shall have adopted or recommended to our shareholders or otherwise not opposed, an acquisition proposal and, in the case of the clause noted in the first sub-bullet under the first bullet above, such acquisition proposal is from the same party that made an acquisition proposal prior to the termination of the agreement and plan of merger. We shall pay an additional fee of $3,500,000 to NNEEC prior to the consummation of a transaction resulting from an acquisition proposal if such transaction is consummated within 24 months after the payment of the initial termination fee, provided in the case of the clause noted in the first sub-bullet under the first bullet above, such acquisition proposal is from the same party that made an acquisition proposal prior to the termination of the agreement and plan of merger.

Gaz Métro Agreement. In connection with the execution of the agreement and plan of merger, Gaz Métro, the parent entity of NNEEC, entered into an agreement whereby Gaz Métro agreed to cause NNEEC to timely perform all of its obligations under the agreement and plan of merger.

Amendment to Rights Agreement. Also in connection with the agreement and plan of merger, on June 21, 2006, we executed an amendment to our rights agreement, dated as of June 17, 1998, between us and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), as rights agent. The amendment provided that the execution of, and the consummation of the transactions contemplated by, the agreement and plan of merger shall not cause (i) NNEEC, its affiliates or its associates to be deemed an acquiring person or (ii) a distribution date, shares acquisition date or triggering event to be deemed to have occurred.

You are Entitled to Dissenters’ Rights in the Merger (see page     )

Under the Vermont Business Corporation Act, shareholders who do not vote in favor of the merger proposal will be entitled to exercise dissenters’ rights in connection with the merger. Shareholders desiring to exercise such dissenters’ rights will have the rights and duties and must follow the procedures set forth in Chapter 13 of the Vermont Business Corporation Act, the full text of which is set forth in Annex C to this proxy statement. Shareholders who wish to exercise dissenters’ rights must carefully follow the procedures described in Chapter 13 of the Vermont Business Corporation Act and are urged to read Annex C in its entirety. See “The Merger—Dissenters’ Rights.”

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting of shareholders to be held for the purpose of voting on the merger proposal. These questions and answers do not address all questions that may be important to you as a Green Mountain Power shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the Annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q1.	What is the proposed transaction?

A1.	You are being asked to vote to approve the merger proposal. Pursuant to the merger, Northstars Merger Sub, a direct wholly-owned subsidiary of NNEEC, will merge with and into Green Mountain Power with Green Mountain Power being the surviving corporation and becoming a direct wholly-owned subsidiary of NNEEC.

Q2.	If the merger is completed, what will I receive for my shares of common stock?

A2.	After completion of the merger, you will receive $35.00 in cash, without interest, for each share of our common stock you own, following surrender of your shares of our common stock, regardless of whether you hold such shares in certificated or book-entry form. As a result of the merger, our common stock will cease to be quoted on the New York Stock Exchange, will not be publicly traded and will be deregistered under the Securities Exchange Act of 1934, as amended, which we refer to in this proxy statement as the Exchange Act.

Q3.	Why is the board of directors recommending the adoption of the merger proposal?

A3.	Upon careful consideration, our board of directors unanimously believes that the merger proposal is advisable, fair to, and in the best interests, of Green Mountain Power and our shareholders. To review the reasons of our board of directors for recommending approval of the merger proposal, see pages through .

Q4.	When is the merger expected to be completed?

A4.	We and NNEEC are working toward completing the merger as quickly as possible. We and NNEEC expect to complete the merger promptly after we receive approval by our shareholders at the special meeting and receive all necessary regulatory approvals. We currently anticipate that the merger will be completed within approximately months following the date of this proxy. See “The Agreement and Plan of Merger—Conditions to the Merger.”

Q5.	Who is entitled to vote at the special meeting?

A5.	Holders of record of our common stock as of the close of business on , 2006, are entitled to vote at the special meeting. Each of our shareholders is entitled to one vote for each share of our common stock owned by the shareholder.

Q6.	How many shares need to be represented at the meeting?

A6.	The holders of a majority of the outstanding shares entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. As of the record date, , 2006, there were shares of common stock outstanding. If you vote by proxy card or in person at the special meeting, you will be considered part of the quorum.

Q7.	What vote is required for our shareholders to approve the merger proposal?

A7.	An affirmative vote of the holders of a majority of all shares of our common stock entitled to vote thereon is required to approve the merger proposal.

Q8.	Do I need to attend the special meeting in person?

A8.	No. It is not necessary for you to attend the special meeting in order to vote your shares.

Q9.	What do I need to do now?

A9.	After carefully reading and considering the information contained in this proxy statement and the Annexes attached to this proxy statement, please vote your shares of our common stock as soon as possible. Please vote your shares by returning the enclosed proxy card or by telephone or through the Internet, even if you plan to attend the special meeting, to ensure that your shares are voted. Your proxy card includes detailed information on how to vote.

In order for your shares to be represented at the special meeting:

•	you can attend the special meeting in person;

•	you can vote by telephone by calling toll-free [ ] on any touch-tone telephone before noon on , 2006, or by following the instructions included on your proxy card;

•	you can vote through the Internet by accessing [https:// ] before noon on , 2006, or by following the instructions included on your proxy card; or

•	you can indicate on the enclosed proxy card how you would like to vote and return the proxy card in the accompanying pre-addressed postage paid envelope.

Your proxy card will instruct the persons named on the proxy card to vote your shares of our common stock at the special meeting as you direct. If you are a record holder of shares and you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the merger proposal. If you do not sign or send in your proxy card, or if you abstain, the effect will be a vote “AGAINST” the merger proposal. Your vote is very important, regardless of the number of shares that you own.

Q10.	If my shares are held for me by my broker, will my broker vote those shares for me with respect to the merger proposal?

A10.	Your broker will not have the power to vote your shares of our common stock with respect to the merger proposal unless you provide instructions to your broker on how to vote. You should instruct your broker on how to vote your shares with respect to the merger proposal, using the instructions provided by your broker. If you fail to instruct your broker on how to vote, it will have the effect of a vote “AGAINST” the merger proposal.

Q11.	May I vote in person?

A11.	Yes. If your shares are not held in “street name” through a broker or bank you may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card or voting by telephone or through the Internet. If your shares are held in “street name,” you must get a proxy card from your broker or bank in order to attend the special meeting and vote in person. Even if you plan to attend the special meeting in person you should still submit your proxy as soon as possible. You will still be able to vote in person if you choose to attend the special meeting.

Q12.	May I vote by telephone or through the Internet?

A12.

If you are a registered shareholder (that is, if you hold your stock in certificate form or own shares purchased through the dividend reinvestment stock purchase plan), you may vote by telephone at [            ],

or electronically through the Internet at [https://                    ], and by following the instructions included with your proxy card. The deadline for voting by telephone or electronically is noon, Colchester, Vermont time, on             , 2006. If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically.

Q13.	What happens if I abstain from voting or do not return my proxy card?

A13.	If you abstain from voting or do not vote (either in person or by proxy) it will have the same effect as a vote “AGAINST” the merger proposal. Brokers who hold shares of our common stock in “street name” for customers who are the beneficial owners of those shares may not give a proxy to vote those shares without specific instructions from their customers.

Q14.	Can I change my vote after I have mailed my proxy card?

A14.	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by notifying us in writing at Green Mountain Power Corporation, 163 Acorn Lane, Colchester, Vermont 05446, Attention: Corporate Secretary, or by submitting a new proxy, in each case, dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person. However, simply attending the special meeting without voting will not revoke your proxy. If you voted by telephone or through the Internet, you can also revoke your proxy and change your vote by any of these methods or you can revoke your proxy and change your vote by telephone or through the Internet. If you decide to vote by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you later decide to revoke your proxy and change your vote by telephone or through the Internet. If you have instructed a broker to vote your shares, you must follow the instructions received from your broker to change your vote. All properly submitted proxies received by us before the special meeting that are not revoked prior to being voted at the special meeting, will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, “FOR” the merger proposal and the proposal to permit the proxies to vote, in their discretion, on the postponement or adjournment of the special meeting, if necessary.

Q15.	What happens if I sell my shares of common stock before the special meeting?

A15.	The record date for the special meeting is earlier than the expected date of the merger. If you own shares of our common stock on the record date, but transfer your shares after the record date but before the merger, you will retain your right to vote at the special meeting, but the right to receive the merger consideration will pass to the person to whom you transferred your shares.

Q16.	Can I exercise dissenters’ rights in the merger?

A16.	Yes. Under the Vermont Business Corporation Act, shareholders who do not vote in favor of the merger proposal will be entitled to exercise dissenters’ rights in connection with the merger. Shareholders desiring to exercise such dissenters’ rights will have the rights and duties and must follow the procedures set forth in Chapter 13 of the Vermont Business Corporation Act, the full text of which is set forth in Annex C to this proxy statement. Shareholders who wish to exercise dissenters’ rights must carefully follow the procedures described in Chapter 13 of the Vermont Business Corporation Act and are urged to read Annex C in its entirety. See “The Merger—Dissenters’ Rights.”

Q17.	If I hold my shares in certificated form, should I send in my stock certificates now?

A17.

No. After the merger is completed, you will be sent detailed written instructions for exchanging your stock certificates. You must return your stock certificates as described in those instructions to receive the merger consideration. If you hold shares of our common stock in book-entry form, you will automatically receive the merger consideration in exchange for your shares following the completion of the merger and you will not receive instructions for exchanging your shares for the merger consideration.

Q18.	Should I send in my stock option agreements and/or deferred stock unit agreements now?

A18.	No. After the merger is completed, you will be sent detailed written instructions for exchanging your stock option agreements and/or deferred stock unit agreements for the merger consideration. You must return your stock option agreements and/or deferred stock unit agreements as described in those instructions to receive the merger consideration.

Q19.	What other matters will be voted on at the special meeting?

A19.	At the special meeting the shareholders may (1) grant to the proxy holders the authority to vote in their discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date for a reasonable business purpose, including to solicit additional proxies in favor of the merger proposal, if there are not sufficient votes for approval of the merger proposal at the special meeting and (2) consider and vote upon such other matters as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Q20.	Where can I find more information about Green Mountain Power?

A20.	Green Mountain Power files periodic reports and other information with the Securities and Exchange Commission. You may read and copy this information at the Securities and Exchange Commission’s public reference facilities. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for information about these facilities. This information is also available on the internet site maintained by the Securities and Exchange Commission at http://www.sec.gov. For a more detailed description of the information available, please refer to “Where You Can Find More Information” on page of this proxy statement.

Q21.	Who can help answer my questions?

A21.	If you would like additional copies, without charge, of this proxy statement or have questions about the merger after reading this proxy statement, including the procedures for voting your shares, please call our proxy solicitor, , toll-free at (800) - . You may also contact us at Attention: Ms. Dorothy Schnure, Manager, Corporate Communications, Green Mountain Power Corporation, 163 Acorn Lane, Colchester, Vermont 05446, Telephone: (802) 655-8418.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward looking statements about Green Mountain Power. The Securities and Exchange Commission, which we refer to in this proxy statement as the SEC, encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. These statements may be made directly in this proxy statement and they may also be made a part of this proxy statement by reference to other documents filed by us with the SEC, which is known as “incorporation by reference.”

Statements that are not historical or current facts, including statements about beliefs and expectations are forward looking statements. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook,” “objectives,” “strategies,” “goals” or similar expressions. These forward-looking statements cover, among other things, anticipated future plans and prospects of Green Mountain Power and words and terms of similar substance used in connection with any discussion of future operating or financial performance, or the acquisition of us by NNEEC. Our forward-looking statements are based on management’s current views about future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at which, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause our actual performance or results to differ materially from those expressed in the statements. Important factors that could cause such differences include, but are not limited to: whether we are able to complete the merger; effects of the announcement and pendency of the merger on our business; whether we are fully successful in implementing our financial and operational initiatives; industry conditions, performance and consolidation; legislative and/or regulatory developments; the effects of adverse general economic conditions, both within the United States and globally; energy supply and demand, outages and other power supply volume and price changes; customer concentration; customer service quality; benefit plan cost sensitivity to interest rates and health care cost inflation; changes in regional wholesale energy market and transmission rules; credit risks (including availability, terms and use of capital and counterparty credit quality); changes in technology; the outcome of claims and litigation; natural events such as severe weather, floods and earthquakes and other factors described in our filings with the SEC.

We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this proxy statement or the date of the document incorporated by reference in this proxy statement. Except as required by law, we are under no obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the filings and reports that we make with the SEC as described under “Where You Can Find More Information.”

THE COMPANIES

Green Mountain Power

Green Mountain Power is a public utility operating company that transmits, distributes and sells electricity and utility construction services in the State of Vermont in a service territory with approximately one quarter of Vermont’s population. We serve approximately 90,000 customers. We were incorporated under the laws of Vermont on April 7, 1893. Our headquarters are located at 163 Acorn Lane, Colchester, Vermont 05446 and our telephone number is (802) 864-5731.

NNEEC and Gaz Métro

NNEEC is an energy company based in Vermont. NNEEC is the parent company of Vermont Gas Systems, Inc. and PNGTS. Gaz Métro, the parent of NNEEC, is a leading Québec energy company and one of Canada’s largest natural gas distributors. Gaz Métro files periodic reports, statements and other information with the Canadian provincial securities administrators, which are available at the Canadian provincial securities administrators’ public reference rooms. Gaz Métro filings are also electronically available to the public from the Canadian System for Electronic Document Analysis and Retrieval (SEDAR), the Canadian equivalent of the SEC’s EDGAR system, at http://www.sedar.com. NNEEC’s headquarters are located at c/o Vermont Gas Systems, Inc., 85 Swift Street, P.O. Box 467, Burlington, VT 05402-0467 and its telephone number is (802) 863-4511. Gaz Métro’s headquarters are located at 1717 du Havre, Montreal, Québec, H2K 2X3 and its telephone number is (514) 598-3444.

Northstars Merger Sub

Northstars Merger Sub is a Vermont corporation formed for the purpose of merging with and into Green Mountain Power. Northstars Merger Sub is a direct wholly-owned subsidiary of NNEEC. The executive offices of Northstars Merger Sub are located at c/o Vermont Gas Systems, Inc., 85 Swift Street, P.O. Box 467, Burlington, VT 05402-0467 and its telephone number is (802) 863-4511.

THE SPECIAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors in connection with a special meeting of our shareholders, which we refer to in this proxy statement as the special meeting.

Date, Time and Place of the Special Meeting

The special meeting is scheduled to be held as follows:

Date:	, 2006
Time:	, Colchester, Vermont time
Place:	Green Mountain Power Corporation
163 Acorn Lane
Colchester, Vermont 05446

Proposal to be Considered at the Special Meeting

At the special meeting, you will consider and vote upon a proposal to approve the merger proposal.

Record Date

Our board of directors has fixed the close of business on                     , 2006, as the record date for the special meeting and only holders of record of our common stock on the record date are entitled to vote at the special meeting. On the record date, there were issued and outstanding and entitled to vote                      shares of our common stock.

As of the record date, our directors and senior executive officers beneficially owned and had the right to vote                      shares of our common stock entitling them to exercise approximately         % of the voting power of our common stock.

Voting Rights; Quorum; Vote Required for Approval

Each share of our common stock entitles its holder to one vote on all matters properly coming before the special meeting. The presence in person or representation by proxy of shareholders entitled to cast a majority of the votes of all shares entitled to vote on the merger proposal, considered together, constitutes a quorum for the purpose of considering the merger proposal. Shares of our common stock represented at the special meeting but not voted, including shares of our common stock for which proxies have been received but for which shareholders have abstained and “broker non-votes” (as defined below), will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

If you hold your shares in an account in “street name” with a broker or bank, you must instruct the broker or bank on how to vote your shares. If an executed proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have authority to vote on the merger proposal, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be voted on the merger proposal. This is called a “broker non-vote.” Your broker or bank will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank. If you hold shares of our common stock in “street name,” you must request a legal proxy from your broker or bank in order to vote in person at the special meeting.

Under our articles of incorporation, approval of the merger proposal requires the affirmative vote of the holders of a majority of all shares of our common stock entitled to vote on the merger proposal. Abstentions and “broker non-votes” will have the same effect as a vote “AGAINST” the merger proposal.

Voting and Revocation of Proxies

Shareholders of record may submit proxies by mail, by telephone or through the Internet. Shareholders who wish to submit a proxy by mail should mark, date, sign and return the proxy card in the envelope furnished. The enclosed proxy card includes detailed information on how to vote by telephone at [            ] or through the Internet at [https://                    ]. Shareholders who hold shares beneficially through a nominee (such as a bank or broker) may be able to submit a proxy by telephone or through the Internet if those services are offered by the nominee.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. Where no specification is indicated, the proxy will be voted “FOR” the merger proposal and the proposal to permit the proxies to vote, in their discretion, on the postponement or adjournment of the special meeting, if necessary. No proxy voted against the merger proposal will be voted in favor of any adjournment or postponement.

If you hold your shares in certificated form, please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration.

Until your proxy is exercised at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

•	by delivering written notification to us at our principal executive offices at 163 Acorn Lane, Colchester, Vermont 05446, Attention: Corporate Secretary;

•	by delivering a proxy of a later date in the manner described in this proxy statement; or

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting).

If you voted by telephone or through the Internet, you can also revoke your proxy and change your vote by any of these methods or you can revoke your proxy and change your vote by telephone by calling [            ] or through the Internet at [https://                    ]. If you decide to vote by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you later decide to revoke your proxy and change your vote by telephone or through the Internet. If you have instructed a broker or bank to vote your shares, you can revoke your proxy and change your vote by following the directions received from your broker or bank to change those instructions.

All properly submitted proxies received by us before the special meeting that are not revoked prior to being voted at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, “FOR” the merger proposal.

Postponements and Adjournments

The special meeting may be postponed or adjourned for the purpose of soliciting additional proxies or for other reasons as determined in the sole discretion of the chairman of the meeting. Any proposal to postpone or adjourn the special meeting may be made without prior notice, including by an announcement made at the special meeting, by the chairman of the special meeting in his sole discretion. If a proposal for postponement or adjournment is properly presented at the special meeting, or any postponement or adjournment thereof, the persons named as proxies will vote the shares represented thereby in their discretion with respect to such postponement or adjournment if such specification is indicated by the proxy or if no specification is provided in the proxy. If no specification is provided by the proxy, the persons named as proxies will not, however, have discretion to vote in favor of any postponement or adjournment as to any shares of our common stock that have been voted against the merger proposal.

Solicitation of Proxies

We will bear the expenses in connection with the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of our common stock held of record by those persons, and we may reimburse them for their reasonable transaction and clerical expenses. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person, or by telephone, facsimile, telegram or other means of communication, by our officers and regular employees. These people will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services. We have retained             , a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the special meeting at an anticipated cost not to exceed $        ,000, plus reimbursement of reasonable out-of-pocket expenses for such items as mailing, copying, phone calls, faxes and other related items. In addition, we will indemnify              against any losses arising out of that firm’s proxy soliciting services on our behalf.

Shareholder List

A list of our shareholders entitled to vote at the special meeting will be available for examination by any of our shareholders at the special meeting. From two business days after the date of this proxy statement, this shareholder list will be available for inspection by shareholders, subject to compliance with applicable provisions of Vermont law, during ordinary business hours at our corporate offices located at 163 Acorn Lane, Colchester, Vermont 05446.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor,                     , toll-free at (800)             -            .

THE MERGER

Background of the Merger

As part of our strategic planning and review over several years, we have considered from time to time the possibility of strategic transactions including both being acquired and acquiring other electric distribution utility properties.

On March 31, 2006, Robert Tessier, Gaz Métro’s chief executive officer, met with Christopher L. Dutton, our chief executive officer, to discuss the possibility of an indirect acquisition of us by Gaz Métro in a cash transaction. Mr. Dutton reported to our board of directors in executive session on April 3, 2006 that this discussion had occurred and received the board of directors’ approval to pursue discussions with Mr. Tessier.

On April 3, 2006, following our board of directors meeting on that date, Mr. Dutton contacted Mr. Tessier and suggested a transaction in which the outstanding shares of our common stock would be acquired for a cash price of the higher of $35.00 per share or a premium of 25% over the market price of our shares. Mr. Tessier said that Gaz Métro would consider a transaction that would pay our shareholders up to a maximum price of $35.00 per share, subject to due diligence and negotiation of a mutually satisfactory acquisition agreement. Messrs. Dutton and Tessier agreed to consult with their respective boards of directors regarding the possibility of such a transaction.

On April 25, 2006, our representatives and representatives of Gaz Métro met to discuss potential terms of the acquisition and the process for further discussions. On May 4, 2006, our representatives and representatives of Gaz Métro met again and executed a mutual confidentiality agreement and an exclusivity agreement with Gaz Métro for the period ending July 1, 2006.

On May 5, 2006, Mr. Dutton and our management discussed with our board of directors the status of the discussions with Gaz Métro. At this meeting, Mr. Dutton received the board of directors’ approval to continue further discussions with Gaz Métro. On May 11, 2006, we contacted Banc of America Securities to discuss possibly retaining Banc of America Securities as our sole financial advisor in connection with this potential transaction. Based on Banc of America Securities’ expertise and experience in the industry, reputation, ability to meet the board of directors’ requirements and timelines, and the board’s prior experience with Banc of America Securities, we retained Banc of America Securities as our sole financial advisor in connection with the transaction.

On May 12, 2006, Gaz Métro delivered to us a confidential, preliminary, non-binding expression of interest to acquire all of the outstanding shares of our common stock for $35.00 per share, subject to a number of conditions, the undertaking and completion of detailed due diligence, approval of Gaz Métro’s board of directors and negotiation of a definitive agreement governing the transaction.

Thereafter Gaz Métro commenced a detailed due diligence review of our business based upon non-public information and the parties began to negotiate the terms of an agreement and plan of merger. In addition, we commenced our due diligence focusing on Gaz Métro’s ability to consummate a transaction, its relationship with regulatory authorities and its business reputation.

At a meeting held on May 22, 2006, our board of directors heard reports from management on the status of discussions with Gaz Métro and discussed the proposed transaction.

On May 23, 2006, our representatives made due diligence management presentations to representatives of Gaz Métro and NNEEC and their financial and legal advisors.

On June 7, 2006, our board of directors met and discussed with management the status of our discussions with Gaz Métro. At this meeting, our board of directors was advised by internal legal counsel and our outside legal counsel, Hunton & Williams LLP, regarding the board of directors’ fiduciary and legal duties in connection with the potential transaction with Gaz Métro. Management reported to the board of directors regarding its review of the character, integrity and business philosophy of Gaz Métro, the projected social, legal and economic effects of the proposed merger on us, our employees, suppliers, customers and others in similar relationships with us, and upon the communities in which we do business. The board of directors also discussed with our financial advisor, Banc of America Securities, the current market environment for mergers and acquisitions in the electric utility industry generally and the financial terms of the proposed transaction with Gaz Métro. The board of directors also received a summary of a draft agreement and plan of merger, based on the parties’ discussions as of the date of the meeting. Mr. Dutton received the board of directors’ authority to proceed with due diligence and further negotiations of a definitive agreement governing the transaction.

On June 9, 2006, our representatives and Hunton & Williams LLP, our outside legal counsel, and representatives of Gaz Métro and Sullivan & Cromwell LLP, outside legal counsel to Gaz Métro and NNEEC, met to discuss terms and conditions of a proposed agreement and plan of merger, focusing primarily on the provisions relating to material adverse effect and the potential effect under an agreement and plan of merger of conditions imposed by regulatory authorities from which approval would be required to consummate the merger. The parties also discussed proposals regarding our ability to solicit, consider or approve alternative proposals to the merger after execution of an agreement and plan of merger and the amount and timing of termination fees associated with termination of the agreement and plan of merger, our acceptance of an alternative proposal and our consummation of an alternative proposal. Negotiation of the agreement and plan of merger continued until shortly before such agreement was executed on June 21, 2006.

On June 14, 2006, Mr. Dutton and Mr. Tessier met and discussed the progress of negotiations of an agreement and plan of merger. At this meeting Mr. Dutton and Mr. Tessier discussed our expectation that Gaz Métro undertake to cause NNEEC to perform its obligations under the agreement and plan of merger and expressed the mutual desire to complete negotiations quickly.

On June 15, 2006, our board of directors met and discussed with management the status of due diligence and the parties’ negotiations and negotiations between management and Gaz Métro regarding employment agreements with our current officers to become effective upon consummation of the proposed merger. Management also discussed with our board of directors the additional due diligence review of Gaz Métro’s business reputation. Our financial advisor, Banc of America Securities, reviewed with our board of directors its preliminary financial analysis of the merger consideration. Our internal legal counsel and a representative of Hunton & Williams LLP advised the board of directors regarding Vermont and federal regulatory approvals that would be necessary to complete the merger and reported to the board of directors regarding a revised draft of the proposed agreement and plan of merger and the issues under discussion between the parties relating to the agreement and plan of merger.

On June 21, 2006, following the close of the trading day on the New York Stock Exchange, our board of directors met and reviewed with management and Hunton & Williams LLP a summary of the negotiations of the proposed agreement and plan of merger, the terms and conditions of the proposed agreement and plan of merger, and the interests of officers and certain directors in the proposed merger. In addition, internal legal counsel and representatives of Hunton & Williams LLP and Sheehey Furlong & Behm P.C. reviewed with the board of directors their fiduciary duties in considering and acting on the proposed agreement and plan of merger. At this meeting of our board of directors, Banc of America Securities reviewed with the board of directors its financial analysis of the merger consideration and delivered to the board of directors an oral opinion which was confirmed by delivery of a written opinion dated June 21, 2006, to the effect that, as of that date and based upon and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by the holders of our common stock in the merger was fair, from a financial point of view, to such holders. The board of directors unanimously approved and adopted the merger proposal and unanimously recommended that shareholders vote to approve the merger proposal.

Also on June 21, 2006, the compensation committee of our board of directors met to discuss proposed employment agreements between Northstars Merger Sub and our officers, which would provide such officers with three-year employment agreements beginning at the time of consummation of the merger and pursuant to which the officers would waive their rights to exercise the terms of existing change of control agreements between the officers and us. The compensation committee also discussed waivers to be obtained from our officers and directors of their rights to surrender their option agreements and deferred stock unit agreements pursuant to certain provisions under our stock plans and of certain change in control provisions under our supplemental retirement plans that would apply as a result of the approval of the merger proposal and the completion of the merger. At that meeting, the compensation committee unanimously approved these waivers.

Following the June 21, 2006 board of directors meeting, we, NNEEC and Northstars Merger Sub executed and delivered to each other the agreement and plan of merger and Gaz Métro executed and delivered to us its letter agreement to cause NNEEC to perform its obligations under the agreement and plan of merger. In addition, our officers and directors delivered employment agreements and the waivers described above.

On June 22, 2006, prior to the opening of trading on the New York Stock Exchange, we and Gaz Métro issued separate press releases announcing the execution of the agreement and plan of merger.

Recommendation of Our Board of Directors

After careful consideration, at a meeting held on June 21, 2006, our board of directors unanimously:

•	determined that the merger proposal is advisable, fair to, and in the best interests of, Green Mountain Power and our shareholders;

•	approved and adopted the merger proposal; and

•	recommends that our shareholders vote to approve the merger proposal.

Our board of directors recommends that you vote “FOR” the merger proposal at the special meeting.

Reasons for the Merger

In unanimously determining that the merger proposal is advisable, fair to, and in the best interests of, Green Mountain Power and our shareholders, our board of directors relied on its knowledge of our business and information provided by our officers, as well as the advice of our financial advisors and legal counsel. In making its recommendation and in approving and adopting the merger proposal the board of directors considered a number of reasons, including, but not limited to, the reasons described below.

Financial Considerations. The board of directors also considered the following financial reasons:

•	Banc of America Securities’ financial presentation, including its opinion, dated June 21, 2006, to our board of directors as to the fairness from a financial point of view and as of the date of the opinion of the merger consideration to be received by the holders of our common stock in the proposed merger, as more fully described below under the caption “The Merger—Opinion of Our Financial Advisor”;

•	the recent trading prices of our common stock and that the $35.00 per share to be paid under the merger proposal represents a premium of approximately 25%, or $7.01, over the closing sale price of $27.99 for our common stock on the New York Stock Exchange on June 21, 2006 (the last trading day before the public announcement that Green Mountain Power and NNEEC had entered into the agreement and plan of merger) and a premium of approximately 21.9% and 18.4% over the respective 30-day and one-year average closing prices for our common stock before June 21, 2006;

•	the relatively high recent stock trading prices for publicly-traded energy companies in general compared to historical valuation parameters, and the possibility that a downturn in market prices in the energy industry could occur in the near future; and

•	the form of consideration to be paid to our shareholders under the merger proposal is cash and the certainty of value of cash consideration.

Business Considerations. The board of directors considered the following business reasons:

•	our prospects if we were to remain independent and the risks inherent in remaining independent, including competitive risks;

•	the current status of the energy industry in which we compete and the technological and financial resources available to our competitors;

•	the board of directors’ view of our financial condition, future business prospects and future value as an independent corporation, including our need, over the next several years, to replace approximately 80 percent of our power supply resources as existing long-term power supply contracts are scheduled to expire over the coming several years and the board of directors’ view that our financial strength as an affiliate of Gaz Métro will improve our position in dealing with the challenges of securing replacements for such expiring power supply resources on terms favorable to us and our customers;

•	the views expressed by our management regarding, among other things:

•	our financial condition, results of operations, cash flows, business and prospects, including the prospects of, and uncertainties facing, us if we were to remain independent;

•	the likelihood of achieving maximum long-term value on a stand-alone basis;

•	the strategic alternatives available to us and the associated advantages and disadvantages; and

•	the recommendation by our management to approve the merger proposal;

•	Gaz Métro’s anticipated continuing ability to generate cash flows from operations sufficient to cover distributions to its investors, its capital expenditures and our capital expenditures after consummation of the merger;

•	the projected social, legal and economic effects of the proposed acquisition on our employees, suppliers, customers and others in similar relationships with us and upon the communities in which we do business; and

•	the general desirability of our continuance as a stand-alone operating entity;

Other Transaction Considerations. The board of directors also considered certain transaction-related reasons:

•	discussions with and among our senior management, including views and advice provided by our senior management and representatives of Hunton & Williams and Sheehey Furlong & Behm P.C., Vermont outside counsel, regarding the merger proposal;

•	the board of directors’ judgment, after consultation with management, that an alternative transaction that would provide a greater value to our shareholders was unlikely to be available, while the terms and conditions of the agreement and plan of merger would permit the board of directors to consider an alternative transaction;

•	the terms and conditions of the agreement and plan of merger, including the parties’ representations, warranties and covenants, the conditions to their respective obligations, the specified ability of the parties to terminate the agreement and plan of merger and the provision for payment of all cash to our shareholders for their shares, with no financing condition;

•

provisions in the agreement and plan of merger permitting us under certain circumstances, to provide non-public information to, and engage in discussions with, any third-party that proposes an alternative transaction and to terminate the agreement and plan of merger to accept a superior proposal and the provisions in the agreement and plan of merger permitting our board of directors, in the exercise of its fiduciary duties to us and our shareholders under applicable Vermont law, to terminate the agreement and plan of merger in favor of a superior proposal, provided, that following such termination, we must pay NNEEC a fee of $3,500,000 (representing less than 1.8% of the total value of the consideration to be paid to shareholders under the agreement and plan of merger) and an additional $3,500,000 fee (representing in the aggregate with the initial termination fee a fee of less than 3.6% of the total value of the consideration) if we consummate a transaction resulting from an acquisition proposal within 24 months after the initial termination payment;

•	the board of directors’ judgment that, as a percentage of the merger consideration, the potential of a $7,000,000 termination fee was in the reasonable range of termination fees provided for in similar acquisition transactions and that only $3,500,000 of it would generally be payable if no alternative transaction was consummated;

•	the consideration by the board of directors, after consultation with counsel, of the likelihood that the merger would be approved by the requisite regulatory authorities, without the imposition of material conditions that would prevent or materially delay the merger or cause either party to exercise its right to terminate the agreement and plan of merger and of the required efforts of the parties to obtain such approvals;

•	the expressed intention of NNEEC and Gaz Métro to utilize the services of our management and employees following the merger and our proposed management arrangements after closing of the merger under which each of our senior executive officers will remain in his or her position as a senior officer of the surviving corporation for at least three years following completion of the merger;

•	the board of directors’ view of the character, integrity and business philosophy of Gaz Métro and the management of NNEEC and its parent Gaz Métro, including NNEEC’s and Gaz Métro’s historical relations with regulatory authorities in Québec and Vermont and NNEEC’s history of positive regulatory relationships with Vermont regulatory authorities over almost two decades through its ownership of Vermont Gas Systems, Inc.;

•	the business and financial conditions and earnings prospects of NNEEC and Gaz Métro, including debt service and other existing or likely financial obligations of NNEEC and Gaz Métro, and the fact that NNEEC will have the ability to finance the acquisition without further encumbering our assets;

•	NNEEC’s commitment to continue our historic levels of charitable contributions and community activities; and

•	NNEEC’s commitment to maintain our headquarters in northwestern Vermont.

In its deliberations, our board of directors also recognized the following considerations associated with the merger:

•	the difficulties and challenges inherent in completing the merger and obtaining all regulatory and other approvals necessary to consummate the merger without terms or conditions that would prevent or materially delay the merger or cause either party to exercise its right to terminate the agreement and plan of merger or not consummate the merger;

•	that the merger ultimately may not be completed as a result of conditions imposed by regulatory authorities or otherwise;

•	that certain provisions of the merger agreement may have the effect of discouraging proposals for alternative transactions with us, including:

•	the restriction on our ability to solicit proposals for alternative transactions; and

•	the requirement that we provide NNEEC the right to obtain information with respect to proposals for alternative transactions and to a five-day negotiating period after receipt by us of a superior proposal before the board of directors may terminate the agreement and plan of merger and accept the superior proposal, withdraw its recommendation of the merger or recommend the superior proposal;

•	the fact that the agreement and plan of merger prohibits us from soliciting other proposals and obligates us to pay to NNEEC up to a $7 million termination fee if we terminate the agreement and plan of merger to accept and ultimately consummate a superior proposal, which may deter others from proposing an alternative transaction that may be more advantageous to our shareholders;

•	that we will no longer exist as an independent company and our shareholders will no longer participate in our growth or the pursuit of our stand-alone business plan;

•	the fact that gains from an all-cash transaction would be taxable to our shareholders for U.S. federal income tax purposes;

•	the circumstances under which NNEEC may have the right not to consummate the agreement and plan of merger or to terminate the agreement and plan of merger, including the occurrence of a material adverse event on our results of operations, business, or financial condition, taken as a whole and treating us for this purpose as if the rates and other requests included in our currently pending rate case before the VPSB had been granted at least at the level of the expected outcome, or imposition of any regulatory condition of approval of the merger containing any conditions, provisions or terms that would materially impair any of the expected benefits of the merger or impair, other than in an immaterial manner, the value to NNEEC of any material tax attributes arising out of or related to the merger or the financing of the merger or our operations after the merger;

•	the fact that, pursuant to the agreement and plan of merger, we must generally conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to the completion of the merger or termination of the agreement and plan of merger; and

•	the potential for diversion of management and employee attention and for employee attrition during the period prior to the completion of the merger and the potential effect on our business and relations with customers, service providers and other stakeholders.

During its consideration of the transaction with NNEEC described above, our board of directors was also aware that some of our directors and senior executive officers may have interests in the merger that are different than or in addition to those of our shareholders generally, described under “The Merger—Interests of Directors and Executive Officers in the Merger.”

This discussion of the information and reasons considered and given weight by our board of directors is not intended to be exhaustive, but is believed to address the material information and reasons considered by our board of directors. In view of the number and variety of these reasons, our board of directors did not find it practicable to make specific assessments of, or otherwise assign relative weights to, the specific reasons and analyses considered in reaching its determination. The determination to adopt the merger proposal was made after consideration of all of the reasons and analyses as a whole. In addition, individual members of our board of directors may have given different weights to different reasons.

Opinion of Our Financial Advisor

We retained Banc of America Securities as our financial advisor in connection with the proposed merger. Banc of America Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connections with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We selected Banc of America Securities on the basis of Banc of America Securities’ experience in transactions similar to the merger, its reputation in the utilities industry and investment community and its familiarity with Green Mountain Power and its business.

On June 21, 2006, at a meeting of our board of directors held to evaluate the merger, Banc of America Securities delivered to the board an oral opinion, which was confirmed by delivery of a written opinion, dated

June 21, 2006, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of our common stock in the proposed merger was fair, from a financial point of view, to such holders.

The full text of Banc of America Securities’ written opinion, dated June 21, 2006, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Banc of America Securities in connection with its opinion, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety into this proxy statement. The following summary of Banc of America Securities’ opinion is qualified in its entirety by reference to the full text of the opinion. Banc of America Securities’ opinion was provided to our board of directors in its evaluation of the merger consideration to be received by holders of our common stock. Banc of America Securities’ opinion does not address any other aspect of the merger and does not constitute a recommendation as to how our shareholders should vote or act in connection with the merger. We urge you to read the opinion carefully and in its entirety.

For purposes of its opinion, Banc of America Securities:

•	reviewed certain publicly available financial statements and other business and financial information of Green Mountain Power;

•	reviewed certain internal financial statements and other financial and operating data concerning Green Mountain Power;

•	reviewed certain financial forecasts relating to Green Mountain Power prepared by the management of Green Mountain Power;

•	discussed the past and current operations, financial condition and prospects of Green Mountain Power with senior executives of Green Mountain Power;

•	reviewed the reported prices and trading activity for Green Mountain Power’s common stock;

•	compared the financial performance and equity market capitalization of Green Mountain Power and the prices and trading activity of Green Mountain Power’s common stock with that of certain other publicly traded companies Banc of America Securities deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of certain other business combination transactions Banc of America Securities deemed relevant;

•	reviewed the agreement and plan of merger; and

•	performed such other analyses and considered such other factors as Banc of America Securities deemed appropriate.

Banc of America Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by it for the purposes of its opinion. With respect to the financial forecasts, Banc of America Securities assumed, at the direction of Green Mountain Power, that they had been reasonably prepared on bases reflecting the best then available estimates and good faith judgments of the management of Green Mountain Power as to the future financial performance of Green Mountain Power. Banc of America Securities did not make any independent valuation or appraisal of the assets or liabilities of Green Mountain Power, nor was Banc of America Securities furnished with any such valuations or appraisals. Banc of America Securities assumed, with Green Mountain Power’s consent, that the merger would be consummated as provided in the agreement and plan of merger, with full satisfaction of all covenants and conditions set forth in the agreement and plan of merger and without any waivers thereof. Banc of America Securities also assumed, with Green Mountain Power’s consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on Green Mountain Power or the merger.

Banc of America Securities expressed no view or opinion as to any terms or aspects of the merger (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger or the consideration payable to any security holders of Green Mountain Power other than the merger consideration payable to the holders of Green Mountain Power’s common stock. Banc of America Securities was not requested to, and did not, solicit expressions of interest from third parties regarding the acquisition of Green Mountain Power. Banc of America Securities expressed no view or opinion as to the relative merits of the merger in comparison to other transactions available to Green Mountain Power or in which Green Mountain Power might engage or as to whether any transaction might be more favorable to Green Mountain Power as an alternative to the merger, nor did Banc of America Securities express any opinion as to the underlying business decision of the Green Mountain Power’s board of directors to proceed with or effect the merger.

Banc of America Securities’ opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Banc of America Securities as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, Banc of America Securities did not assume any obligation to update, revise or reaffirm its opinion.

The following represents a summary of the material financial analyses presented by Banc of America Securities to Green Mountain Power’s board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Banc of America Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Banc of America Securities. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Banc of America Securities.

Selected Publicly Traded Company Analysis. Banc of America Securities reviewed certain publicly available financial information relating to selected publicly traded companies that focus primarily on the electric utility transmission and distribution sector and compared such information to the corresponding information for Green Mountain Power. The companies included in this analysis were:

•	Consolidated Edison, Inc.

•	Energy East Corporation

•	Northeast Utilities

•	NSTAR

•	UIL Holdings Corporation

•	CH Energy Group, Inc.

•	Central Vermont Public Service Corporation

Using publicly available information and market data, Banc of America Securities reviewed, among other things, the price per share of each of the selected companies listed above as a multiple of its estimated net income, for fiscal years 2006 and 2007, and enterprise value as a multiple of its estimated earnings before interest, taxes, depreciation and amortization or EBITDA, for fiscal years 2006 and 2007. Banc of America Securities defined “enterprise value” to mean: the sum of equity value (defined as the product of the number of fully diluted shares of common stock outstanding for the relevant company multiplied by the market value for such shares), plus total debt, preferred stock and minority interests, less cash and cash equivalents. Estimated data for the selected companies were obtained from First Call consensus and recent publicly available research analysts’ estimates. Banc of America Securities then applied selected 2006 and 2007 net income and EBITDA multiples derived from the selected companies to corresponding data of Green Mountain Power. Estimated financial data for Green Mountain Power were based on internal estimates prepared by the management of Green Mountain Power. This analysis indicated the following implied per share equity reference ranges for Green Mountain Power, as compared to the per share value of the merger consideration:

Implied Per Share Equity Reference Range for the Company Stock				Per Share Merger Consideration
2006E EBITDA	2006E Net Income	2007E EBITDA	2007E Net Income
$25.55 – $38.65	$29.15 – $36.70	$26.40 – $38.30	$31.35 – $36.15	$35.00

No company used in this analysis is identical to Green Mountain Power or its business. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Green Mountain Power was compared.

Selected Precedent Transactions Analysis. Banc of America Securities reviewed publicly available financial information relating to the following six selected transactions in the transmission and distribution sector:

Completion Date	Acquirer	Target
August 1, 2002	Potomac Electric Power Company	Conectiv
June 28, 2002	Energy East Corporation	RGS Energy Group, Inc.
January 31, 2002	National Grid Group plc	Niagara Mohawk Holdings, Inc.
June 1, 2000	Energy East Corporation	CMP Group, Inc.
April 19, 2000	New England Electric Systems	Eastern Utilities Associates
July 10, 1999	Consolidated Edison, Inc.	Orange and Rockland Utilities, Inc.

Using publicly available information, Banc of America Securities calculated equity values per share as a multiple of net income for such target company for the LTM (last twelve months) preceding the announcement of the transaction as well as enterprise value as a multiple of EBITDA for such target company for the LTM preceding the announcement of the transaction. Banc of America Securities then applied the range of selected net income and EBITDA multiples derived from the selected transactions to corresponding data of Green Mountain Power. Estimated financial data for Green Mountain Power was based on internal estimates prepared by the management of Green Mountain Power. LTM net income and EBITDA for the target companies in the selected transactions were based on public filings and other publicly available information as of the respective announcement date for such transaction. This analysis indicated the following implied per share equity reference ranges for Green Mountain Power, as compared to the per share value of the merger consideration:

Implied Per Share Equity Reference Range for the Company Stock		Per Share Merger Consideration
LTM EBITDA	LTM Net Income
$36.60 – $44.35	$32.25 – $36.55	$35.00

No company used in this analysis is identical to Green Mountain Power or its business. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Green Mountain Power was compared.

Discounted Cash Flow Analysis. Banc of America Securities performed a discounted cash flow analysis in which it calculated the estimated present value of the projected unlevered free cash flows, representing tax-effected earnings before interest expense and taxes, plus depreciation and amortization, plus deferred taxes, less changes in net working capital and capital expenditure requirements, that Green Mountain Power is expected to generate during fiscal years 2006 through 2010, based on internal estimates of the management of Green Mountain Power, and Green Mountain Power’s terminal value. Banc of America Securities calculated the terminal value of Green Mountain Power by applying a terminal EBITDA multiple of 5.75x to 7.50x. The projected unlevered free cash flows were discounted to present value using discount rates ranging from 6.50% to 8.50%. This analysis indicated the following implied per share equity reference range for Green Mountain Power, as compared to the per share merger consideration:

Implied Per Share Equity Reference Range for the Company Stock	Per Share Merger Consideration
$26.30 – $37.80	$35.00

Miscellaneous. As noted above, the discussion set forth above is merely a summary of the material financial analysis presented by Banc of America Securities to Green Mountain Power’s board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by Banc of America Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Banc of America Securities believes that its analyses and the summary above must be considered as a whole. Banc of America Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Banc of America Securities’ analyses and opinion. Banc of America Securities did not assign any specific weight to any of the analyses described above. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

In performing its analyses, Banc of America Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Green Mountain Power. The estimates of the future performance of Green Mountain Power provided by the management of Green Mountain Power in or underlying Banc of America Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Banc of America Securities’ analyses. These analyses were prepared solely as part of Banc of America Securities’ analysis of the financial fairness of the merger consideration to be received by holders of Green Mountain Power’s common stock in the merger and were provided to Green Mountain Power’s board of directors in connection with the delivery of the opinion of Banc of America Securities. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Banc of America Securities’ view of the actual value of Green Mountain Power.

The type and amount of consideration to be received by holders of Green Mountain Power’s common stock in the merger were determined through negotiations between Green Mountain Power and NNEEC, rather than by any financial advisor, and were approved by Green Mountain Power’s board of directors. Green Mountain Power’s decision to enter into the agreement and plan of merger was solely that of Green Mountain Power’s board of directors. As described above, Banc of America Securities’ opinion and analyses were only one of many factors considered by Green Mountain Power’s board of directors in making its determination to approve the agreement and plan of merger and should not be viewed as determinative of the views of Green Mountain Power’s board of directors or management with respect to the merger or the merger consideration.

Banc of America Securities has acted as sole financial advisor to Green Mountain Power’s board of directors in connection with the merger, for which services Banc of America Securities has received or will receive fees in the aggregate of $2,750,000, a portion of which was payable upon the rendering of the opinion and a significant portion of which is contingent upon the consummation of the merger. Green Mountain Power has also agreed to reimburse Banc of America Securities for all reasonable expenses, including reasonable fees and disbursements of Banc of America Securities’ counsel, incurred in connection with the Banc of America Securities engagement, and to indemnify Banc of America Securities, any controlling person of Banc of America Securities and each of their respective directors, officers, employees, agents, affiliates and representatives against specified liabilities, including liabilities under the federal securities laws.

Banc of America Securities or its affiliates have provided, and in the future may provide, financial advisory and financing services to Green Mountain Power and NNEEC, and Banc of America Securities or its affiliates have received, or in the future may receive, fees for the rendering of these services, including having acted as a lender for a previously existing line of credit of Green Mountain Power and having acted as an agent and lender for certain retired credit facilities of Green Mountain Power. In addition, in the ordinary course of their businesses, Banc of America Securities and its affiliates may actively trade the debt and equity securities or loans of Green Mountain Power and NNEEC for its own account or for the accounts of customers, and accordingly, Banc of America Securities or its affiliates may at any time hold long or short positions in such securities or loans.

Merger Consideration

As of the effective time of the merger, all shares of our common stock, excluding shares held by us or any of our wholly-owned subsidiaries or by NNEEC or Northstars Merger Sub or any direct or indirect wholly-owned subsidiary of NNEEC, and shares for which the holder has perfected its right to dissent pursuant to the provisions of Chapter 13 of the Vermont Business Corporation Act, will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of a certificate representing any shares of our common stock at the time of the completion of the merger will cease to have any rights as a shareholder, except the right to receive $35.00 in cash per share, without interest. Shares held by us or any of our wholly-owned subsidiaries or by NNEEC or Northstars Merger Sub or any direct or indirect wholly-owned subsidiary of NNEEC will be canceled at the effective time of the merger.

Effect of the Merger on Awards Outstanding under Our Stock Plans

Each outstanding deferred stock unit granted under our stock plans will be vested on the date of the special meeting if the merger proposal is approved by our shareholders and entitle the holder to an amount in cash equal to $35.00, without interest and less any applicable withholding tax. Holders of deferred stock units that are outstanding at the effective time of the merger will receive the merger consideration after the cancellation of their deferred stock unit agreements in accordance with the terms of our stock plans shortly after the completion of the merger.

Our stock plans provide that each holder of deferred stock units may surrender their deferred stock unit agreements for cancellation in exchange for a cash payment after the date that our shareholders approve the merger proposal and before the effective time of the merger. The amount of cash payable upon the surrender of the deferred stock unit agreements is equal to the “change in control price,” which our stock plans define to mean the highest trading price of our common stock on the New York Stock Exchange during the sixty day period immediately before the surrender of the deferred stock unit agreements. The amount payable upon surrender of the deferred stock unit agreements will be paid within thirty days after the surrender. Our officers and directors have waived their rights to surrender their deferred stock unit agreements pursuant to these provisions of our stock plans.

Each outstanding stock option will automatically accelerate so that each such stock option shall become fully exercisable on the date of the special meeting if the merger proposal is approved by our shareholders. All stock options not exercised prior to the effective time of the merger will be canceled in the merger, with the holder of each stock option becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the excess of $35.00 per share over the exercise price per share of our common stock subject to such option, multiplied by the number of shares of our common stock subject to such stock option, less any withholding taxes. Holders of stock options will receive all amounts payable, without interest, as soon as practicable following the effective time of the merger, after the cancellation of their stock option agreements in accordance with the terms of our stock plans, shortly after completion of the merger.

Our stock plans provide that each holder of a stock option may surrender their stock option agreements for cancellation in exchange for a cash payment after the date that our shareholders approve the merger proposal and before the effective time of the merger. The amount of cash payable upon surrender of the stock option agreements is equal to the excess of the “change in control price” (described above) per share over the exercise price per share of our common stock subject to such option, multiplied by the number of shares of our common stock subject to such stock option, less any withholding taxes. The amount payable upon surrender of the stock option agreements will be paid within thirty days after the surrender of the stock option agreements. Our officers and directors have waived their rights to surrender their stock option agreements pursuant to these provisions of our stock plans.

Interests of Directors and Executive Officers in the Merger

Members of our board of directors and our senior executive officers have various interests in the merger described in this section that may be in addition to, or different from, the interests of our shareholders generally. You should keep this in mind when considering the recommendation of our board of directors for the approval of the merger proposal. The members of our board of directors were aware of these interests and considered them at the time they approved the merger proposal.

The following table sets forth the cash proceeds that each of our directors and Messrs. Dutton, Griffin, Oakes, Rendall, Rogan and Terry and Ms. Powell and Ms. Bugbee, who we refer to in this proxy statement as our senior executive officers, could receive at the closing of the merger based on his or her beneficial ownership as of July 31, 2006:

Interested Party	Shares (#)		Stock Options (#)		Deferred Stock Units (#)		Total Cash Proceeds Consideration ($)
Elizabeth A. Bankowski	1,350.0000		2,000		3,238		$230,580.00
Nordahl L. Brue	16,127.5052		4,000		925		736,837.68
William H. Bruett	9,200.0000		2,000		925		424,375.00
Dawn D. Bugbee	0		0		4,385		153,475.00
Merrill O. Burns	6,963.8145		2,000		2,062		385,903.51
David R. Coates	9,200.0000		4,000		2,102		535,570.00
Christopher L. Dutton	21,679.9732		45,500		25,619		3,247,964.06
Robert J. Griffin	16,474.9045		1,000		4,453		767,476.66
Kathleen C. Hoyt	2,700.0000		0		925		126,875.00
Euclid A. Irving	2,758.4661		4,000		925		268,921.31
Walter S. Oakes	4,351.4031		17,000		3,030		853,349.11
Mary G. Powell	10,266.9872		3,000		13,850		949,094.55
Donald J. Rendall	7,199.8379		3,000		5,750		558,244.33
Robert R. Rogan	0		0		3,333		116,655.00
Stephen C. Terry(4)	6,055.4195		13,000		1,950		735,189.68
Marc A. VanderHeyden	3,200.0000		0		925		144,375.00

Total	117,528.3112	(1)	100,500	(2)	74,397	(3)	$10,234,885.89

(1)	117,528.3112 shares worth approximately $4,113,490.89, which represents the total value of our shares held by our directors and senior executive officers based on the value of $35.00 per share. On June 21, 2006, the last full trading day prior to the public announcement of the merger, the total value of these shares was $3,289,617.43, based on $27.99, the closing price for our common stock on that date.
(2)

100,500 shares worth approximately $3,517,500.00, which represents the excess of $35.00 per share over the option price per share under options held by our directors and senior executive officers multiplied by the number of shares covered by the options. On June 21, 2006, the last full trading day prior to the public announcement of the merger, the total amount by which $27.99, the closing price of our common stock on that date, exceeded the option price per share for these options was $2,812,995.00.

(3)	74,397 shares worth approximately $2,603,895.00, which represents the total value of (a) outstanding deferred stock units awarded under our stock plans and (b) the value of stock units deferred by our directors and senior executive officers under our deferred compensation plans that have not yet been paid under the deferral agreements. On June 21, 2006, the last full trading day prior to the public announcement of the merger, the total value of these units and deferrals was $2,082,372.03, based on $27.99, the closing price for our common stock on that date.
(4)	Mr. Terry retired from Green Mountain Power on January 6, 2006.

New Employment Agreements. On June 21, 2006, Messrs. Dutton, Griffin, Rogan, Rendall, and Oakes and Ms. Powell and Ms. Bugbee, entered into new employment agreements with Northstars Merger Sub waiving the change of control protections of the existing change of control agreements with us and providing for certain terms of employment with Northstars Merger Sub commencing at the effective time of the merger and continuing in effect for a period of three years from the effective time of the merger, subject, upon the third anniversary of the effective time of the merger and each subsequent one year anniversary, to automatic renewals for additional one year periods unless notice is provided to the senior executive officer. Upon the effective time of the merger these employment agreements will become agreements of the surviving corporation. Under these new employment agreements, these senior executive officers will be entitled to the following benefits instead of the benefits under the change of control agreements and certain other benefits:

•	the following base salaries and bonus opportunities:

Name	Salary	Target Bonus (% of salary)	Long-Term Compensation (% of salary)
Christopher L. Dutton	$411,000	50%	90%
Mary G. Powell	$300,000	50%	60%
Dawn D. Bugbee	$210,000	30%	40%
Donald J. Rendall, Jr.	$215,000	30%	30%
Robert J. Griffin	$210,000	30%	30%
Robert R. Rogan	$190,000	30%	30%
Walter S. Oakes	$170,000	30%	30%

and;

•	other employee benefits that, in the aggregate, are no less favorable than those provided to the senior executive officers by us immediately prior to the effective time of the merger.

Under the employment agreements, if within three years following a change of control of the surviving corporation, the officer’s employment is involuntarily terminated without cause or is voluntarily terminated by the officer with good reason, the agreements provide affected individuals with the following benefits:

•	For Mr. Dutton, Ms. Powell, Mr. Griffin, Mr. Rendall and Mr. Oakes, payments of 2.99 times, and for Mr. Rogan and Ms. Bugbee, payments of 2.0 times, the individual’s base salary plus the target short-term incentive bonus (or if there is no target short-term incentive bonus payable for such year, the actual amount of the individual’s most recent short-term incentive bonus) that would be payable for such year;

•	Continuation of health, medical and other insurance programs for 36 months;

•	Payment of an amount equal to the actuarial value of up to 36 months of additional credited service under the Retirement Plan;

•	Receipt of all benefits payable under our Retirement Plan, Savings and Thrift Plan, Supplemental Retirement Plan and any other plan or agreement relating to retirement benefits;

•	In the case of Mr. Dutton, Ms. Powell, Mr. Oakes, Mr. Griffin and Mr. Rendall, indemnification, up to a maximum dollar amount, for any excise tax imposed on the officer’s “excess parachute payments.” The amount of the indemnification caps for the respective officers are as follows: Mr. Dutton, $903,000; Ms. Powell, $359,000; Mr. Oakes, $343,000; Mr. Griffin, $251,000; and Mr. Rendall, $251,000; and

•	Outplacement services for a reasonable period of time and at a reasonable cost.

These benefits will be provided only if the officer complies with a non-compete covenant for a period of 12 months.

As defined in the agreements, a “change of control” of the surviving corporation will have occurred when:

•	A person secures ownership of 20% or more of the voting power of the surviving corporation’s outstanding common stock;

•	A change occurs in the majority of the board of directors for two consecutive years, which has not been approved by the directors in office at the beginning of the period; or

•	Shareholders approve a merger or consolidation of us with another company where our outstanding voting stock does not continue to represent at least 80% of the combined voting power of the surviving corporation or the surviving corporation after such merger or consolidation.

Individuals may terminate employment following a change of control “with good reason” if:

•	The individual is assigned duties inconsistent with his duties before the change of control;

•	The failure to maintain offices in the northwest portion of Vermont;

•	Compensation or benefits are reduced or adversely affected other than as part of an overall adjustment of executive compensation or benefits;

•	The surviving corporation fails to obtain an agreement from its successor that it will perform under the change of control agreements;

•	The surviving corporation fails to offer the individual any compensation plan provided to other executives of similar responsibility; or

•	The surviving corporation eliminates or materially reduces or jeopardizes its ability to fulfill its obligations under certain executive benefits plans.

Supplemental Retirement Plans. We have entered into supplemental retirement plan agreements with seven members of management, including each of our senior executive officers. The agreements provide a benefit at age 65 equal to ten times 33% (or 44% in the case of Mr. Dutton) of the participant’s salary during the twelve months preceding retirement. The benefit is pro rated if the participant has completed less than 20 years of service.

The supplemental retirement plan agreements also provide a benefit if the participant’s employment terminates, for a reason other than cause, prior to attainment of age 65 but after satisfying the applicable vesting requirement. In that case, the benefit is determined under the formula described above, but is also actuarially reduced for early commencement if the participant has not completed at least 10 years of service and attained age 59.

The supplemental retirement plan agreements provide additional benefits or assurances in the event of a change of control. In that event, the benefit is calculated as if the participant had completed an additional three years of service (or an additional two years of service in the case of participants who are not senior executive officers). The supplemental retirement plan agreements also provide that the benefit payable to our senior executive officers will not be less than a stated percentage of the benefit that would have been payable under prior versions of the supplemental retirement plan agreements. The percentage is 90% if a change of control occurs before July 31, 2006; 80% if the change of control occurs after July 31, 2006 and before July 31, 2007; and 70% if the change of control occurs after July 31, 2007 and before July 31, 2008. The benefits payable on account of a change of control are not actuarially reduced for early commencement.

Each member of management who is subject to a supplemental retirement plan agreement, including all of our senior executive officers, have agreed to waive the change of control provisions described above as they would apply as a result of the approval of the merger proposal and the completion of the merger.

Stock Options. For more information regarding the terms of our stock options, see “The Merger—Effect of the Merger on Awards Outstanding under Our Stock Plans.”

Deferred Stock Unit Awards. For more information regarding the terms of our deferred stock unit awards, see “The Merger—Effect of the Merger on Awards Outstanding under Our Stock Plans.”

Indemnification and Insurance. Under the agreement and plan of merger, NNEEC agreed that the existing rights to indemnification of all of our and our subsidiaries’ present and former directors or officers under our or their respective articles of incorporation or bylaws, or under any other indemnification agreement of ours in effect on the date of the agreement and plan of merger, shall continue in full force and effect and shall not be amended, repealed or otherwise modified for a period of six years.

Our existing directors’ and officers’ liability insurance policy has an aggregate liability limit of $35 million and the 2006 premium was $335,724. We and NNEEC agree that, NNEEC shall purchase for the benefit of the surviving corporation a “tail” policy covering a period of six years after the effective time of the merger with respect to acts or omissions prior to the effective time as provided in our directors’ and officers’ liability insurance policies and our fiduciary and employee benefit policies, providing substantially the same benefits and levels of coverage as the insurance policies currently in effect and covering the same individuals who are covered on the date of the agreement and plan of merger by such policies. NNEEC’s and the surviving corporation’s obligation to provide this insurance coverage is subject to a cap of $1,500,000. If NNEEC cannot obtain such insurance coverage without exceeding the $1,500,000 cap, NNEEC is required to use its reasonable best efforts to obtain as much comparable insurance as is reasonably available at a cost of not more than $1,500,000.

Positions with Surviving Corporation and Affiliates. Upon completion of the merger, our current senior executive officers are expected to be the officers of the surviving corporation until their successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the surviving corporation and the new employment agreements.

In addition, NNEEC has agreed that it will cause five members of our board of directors and our chief executive officer to be elected to the board of directors of the surviving corporation at the effective time, and that it will not remove any such director, except for cause, until at least the second anniversary of the effective time of the merger. NNEEC has also agreed to offer three additional members of our board positions as members of the board of directors of NNEEC or one of its subsidiaries.

Financing of the Merger

The merger is not conditioned upon any financing arrangements. NNEEC estimates that the total amount of funds required to complete the merger will be approximately $190,150,000. NNEEC currently intends to provide such funds from the sale of debt securities, other borrowings, and equity from its parent company, Gaz Métro. Gaz Métro intends to fund any equity it provides NNEEC from its working capital, the sale of debt and/or equity securities, and other borrowings. As of March 31, 2006, Gaz Métro had Cdn.$2,792,000,000 in total assets and Cdn.$1,033,000,000 in partner’s equity. Neither NNEEC nor Gaz Métro has made any decisions concerning which of these sources it will utilize to finance the merger. Such decisions will depend upon a number of factors including prevailing interest rates, financial, economic, and market conditions, and such other factors as NNEEC and Gaz Métro deem advisable and appropriate.

Effects of the Merger

Subject to the terms and conditions of the agreement and plan of merger and in accordance with Vermont law, at the effective time of the merger, Northstars Merger Sub, a direct wholly-owned subsidiary of NNEEC formed for purposes of the merger, will be merged with and into Green Mountain Power, and Green Mountain Power will survive the merger as a subsidiary of NNEEC and will continue its corporate existence under Vermont law.

Regulatory Approvals

Antitrust Approvals. Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be completed until we and Gaz Métro file a notification and report form under the HSR Act and the applicable waiting period has expired or been terminated. We and Gaz Métro intend to file notification and report forms under the HSR Act with the FTC and the Antitrust Division of the Department of Justice during the third quarter of 2006. At any time before or after completion of the merger, notwithstanding the expiration or early termination of the waiting period under the HSR Act, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of Green Mountain Power or Gaz Métro. At any time before or after the completion of the merger, and notwithstanding the expiration or early termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of Green Mountain Power or Gaz Métro. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

While there can be no assurance that the merger will not be challenged by a governmental authority or private party on antitrust grounds, we and NNEEC believe that the merger can be effected in compliance with federal and state antitrust laws. Under the terms of the agreement and plan of merger, however, NNEEC is not required to agree or consent to any condition, provision, liability or terms, and together with any adverse effect as compared to the expected outcome, would reasonably be expected to have a material adverse effect on us, materially impact NNEEC’s expected benefits of the merger or impair, other than in an immaterial manner, the value to NNEEC of any material tax attributes arising out of the merger or the financing of the merger or the operations of the surviving corporation after the merger. See “The Agreement and Plan of Merger—Efforts to Complete the Merger.”

The Exon–Florio Amendment to the Defense Production Act of 1950. The Exon-Florio Amendment to the Defense Production Act of 1950, or Exon-Florio provision, provides the President of the United States with the authority to investigate and, where necessary, suspend or prohibit any foreign acquisition, merger or takeover of companies engaged in U.S. interstate commerce, determined to threaten U.S. national security:

•	if there is credible evidence that leads the President to believe that the foreign interest exercising control might take action that threatens to impair the national security; and

•	if provisions of law, other than the Exon-Florio provision and the International Emergency Economic Powers Act, do not in the President’s judgment provide adequate and appropriate authority for the President to protect the national security in the matter before the President.

By executive order, the President has delegated his investigatory powers under the Exon–Florio provision to the CFIUS, an interagency committee chaired by the U.S. Treasury Department. We and NNEEC intend to file a voluntary notification of the proposed merger with the CFIUS during the third quarter of 2006, seeking confirmation that the transactions contemplated by the agreement and plan of merger do not threaten national security. The CFIUS has 30 days from the date of that filing in which to determine whether to seek a further investigation of the merger. We cannot assure you whether or not the CFIUS will decide to seek such investigation, or what action, if any, the President may decide to take with respect to the transaction. Among other actions, the President could block or otherwise require conditions on the proposed merger.

FERC Approval. Section 203 of the Federal Power Act provides that no public utility may sell or otherwise dispose of its jurisdictional facilities with a value in excess of $10 million, directly or indirectly merge or consolidate its jurisdictional facilities with those of any other person or acquire any security of any other public utility with a value in excess of $10 million without first having obtained authorization from the FERC. Because we own “jurisdictional facilities” under the Federal Power Act with a value in excess of $10 million, the approval of the FERC under Section 203 is required before we and NNEEC may consummate the merger.

Section 203, as recently amended by the Energy Policy Act of 2005, provides that the FERC is required to grant its approval if the merger is found to be “consistent with the public interest” and will not result in cross-subsidization of a non-utility associate company, unless the FERC determines that the cross-subsidization, pledge or encumbrance will be consistent with the public interest. The FERC stated in its 1996 Merger Policy Statement that, in analyzing whether a merger is consistent with the public interest under Section 203, it will evaluate the following criteria:

•	the effect of the merger on competition in electric power markets;

•	the effect of the merger on the applicant’s wholesale and transmission rates; and

•	the effect of the merger on state and federal regulation of the applicants.

If the FERC finds that the merger would adversely affect competition, wholesale rates or regulation or will result in cross-subsidies, it may, pursuant to the Federal Power Act, deny approval of the merger or impose remedial conditions intended to mitigate such effects; we and NNEEC then could review whether to accept such remedial conditions.

We intend to file our application under Section 203 in August 2006.

VPSB Approval. We are subject to the jurisdiction of the VPSB. In addition, NNEEC’s subsidiary, Vermont Gas Systems, Inc., is subject to the jurisdiction of the VPSB. Under 30 V.S.A. §§ 104, 107, 109 and 311, the approval of the VPSB is required in connection with the amendment to the articles of incorporation of, and with the acquisition of a controlling interest in, or merger involving any company under its jurisdiction. In considering the merger, the VPSB is required to determine that it will promote the general good of the state and will not result in obstructing or preventing competition with respect to any product or service sold, purchased or manufactured by us and NNEEC (including its affiliates, such as Vermont Gas Systems, Inc.). We filed our application for VPSB approval on August 7, 2006.

MPUC Approval. In connection with the merger, NNEEC intends to file an application with the MPUC pursuant to 35-A MRSA § 708 to obtain any necessary approvals.

Material U.S. Federal Income Tax Consequences of the Merger to Our Shareholders

The following is a summary of U.S. federal income tax consequences of the merger to U.S. shareholders whose shares of our common stock are converted into the right to receive cash in the merger. The discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our shareholders. The discussion is based on current law, which is subject to change, possibly with retroactive effect. The discussion applies only to shareholders who hold shares of our common stock as capital assets, and may not apply to shares of our common stock received in connection with the exercise of employee stock options or otherwise as compensation, or to certain types of shareholders (such as insurance companies, banks, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules. This discussion does not address the tax consequences to any shareholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any aspect of state, local or foreign tax laws.

The exchange of cash for shares of our common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a shareholder whose shares of our common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between $35.00 per share and the shareholder’s adjusted tax basis in each of the shares of our common stock surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss if a shareholder’s holding period for such shares is more than 12 months at the time of the consummation of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup withholding will apply to all cash payments to which a shareholder is entitled under the merger proposal, unless the shareholder provides a taxpayer identification number (social security number, in the case of individuals, or employer identification number, in the case of other shareholders), certifies that such number is correct, and otherwise complies with the backup withholding tax rules. Each of our shareholders should complete and sign the Substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a shareholder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

The U.S. federal income tax consequences set forth above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each shareholder should consult the shareholder’s tax advisor regarding the applicability of the rules discussed above to the shareholder and the particular tax effects to the shareholder of the merger, including the application of state, local and foreign tax laws.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will be delisted from the New York Stock Exchange and will be deregistered under the Exchange Act.

Dissenters’ Rights

The holders of shares of our common stock at the effective time of the merger will have certain rights pursuant to the provisions of Chapter 13 of the Vermont Business Corporation Act (Title 11A, V.S.A. Section 13.01 et seq.), which we refer to in this proxy statement as Chapter 13, to dissent from the merger and obtain payment of fair value for their shares of our common stock. The fair value is initially determined by Green Mountain Power. Under Chapter 13, dissenting shareholders who comply with the applicable statutory procedures will be entitled to receive a judicial appraisal of the fair value of their shares of our common stock (exclusive of any appreciation or depreciation in anticipation of the merger unless such exclusion would be inequitable) and to receive payment of such fair value in cash, together with interest from the effective date of the merger until the date of payment. Any such judicial determination of the fair value of shares of our common stock could be based upon factors other than, or in addition to, the price per share to be paid in the merger or the market value of the shares of our common stock. The judicially determined value could be more or less than the price per share to be paid in the merger. The foregoing summary of Chapter 13 does not purport to be complete and is qualified in its entirety by reference to Chapter 13. Failure to follow the steps required by Chapter 13 for perfecting dissenters’ rights may result in the loss of such rights.

Pursuant to Chapter 13, any holder of shares of our common stock who objects to the merger is entitled to dissent from the merger and to have the fair value of such shares of our common stock, which we refer to in this proxy statement as dissenting stock, as determined by us or, if necessary, judicially determined, paid to that holder, by complying with the provisions of Chapter 13. Failure to take any steps set forth in Chapter 13 in connection with the exercise of such rights may result in termination or waiver thereof.

The following is a summary of the statutory procedures required to be followed by a holder of dissenting stock, whom we refer to in this proxy statement as a dissenting shareholder, in order to exercise that holder’s rights under Vermont law. This summary is qualified in its entirety by reference to Chapter 13, the text of which is attached as Annex C to this proxy statement.

If a shareholder elects to exercise dissenters’ rights with respect to the merger, such shareholder must (i) deliver to us prior to the vote on the approval of the agreement and plan of merger at the special meeting a written notice of intention to demand payment for the holder’s shares of our common stock if the merger is effectuated and (ii) not vote in favor of approval of the agreement and plan of merger. The written notice required to be delivered to us by a dissenting shareholder is in addition to and separate from any proxy or vote against the merger proposal. Neither voting against nor failing to vote for the merger will constitute the written notice required to be filed by a dissenting shareholder. Failure to vote against the merger proposal, however, will not constitute a waiver of rights under Chapter 13, provided that a written objection has been properly filed and the shareholder does not vote in favor of the merger proposal. A signed proxy that is returned but which does not contain any instructions as to how it should be voted will be voted in favor of approval of the merger proposal and will be deemed a waiver of dissenters’ rights. See “The Special Meeting—Voting and Revocation of Proxies” on page      of this proxy statement.

A beneficial shareholder may assert dissenters’ rights as to shares of our common stock held on that shareholder’s behalf only if (i) such shareholder submits to us the record shareholder’s written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters’ rights and (ii) such shareholder does so with respect to all shares of our common stock of which that shareholder is the beneficial owner or over which that shareholder has the power to direct the vote. A record holder of shares of our common stock may dissent on behalf of any beneficial owner with respect to all, but not less than all, of the shares of common stock of such owner if the record holder notifies us in writing of the name and address of each such person on whose behalf such record holder asserts dissenters’ rights. All notices of intention to demand payment should be addressed to: Green Mountain Power Corporation, 163 Acorn Lane, Colchester, Vermont, 05446, Attention: General Counsel.

If the agreement and plan of merger is approved, we are obligated to give written notice of the approval to each dissenting shareholder who timely filed a notice of intention to demand payment and who did not vote in favor of approval of the agreement and plan of merger no later than 10 days after the date that the merger becomes effective. The notice must be accompanied by a copy of Chapter 13 and must

•	state where a demand for payment must be sent and where and when certificates representing dissenting stock must be deposited in order to obtain payment,

•	inform holders of uncertificated shares of our common stock to what extent transfer of the shares of our common stock will be restricted after the payment demand is received,

•	be accompanied by a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed merger (June 22, 2006) and requires that the person asserting dissenters’ rights certify whether or not he or she acquired beneficial ownership of the dissenting stock before that date and

•	set a date by which we must receive the payment demand, which date shall not be less than 30 days nor more than 60 days after the date the notice is delivered.

A dissenting shareholder who fails to demand payment or to deposit certificates for dissenting stock as required shall have no right under Chapter 13 to receive payment for the dissenting stock.

Unless the merger has been effected within 60 days after the date for demanding payment and depositing certificates for dissenting stock, which 60 day period we refer to in this proxy statement as the demand period, we will return any certificates for dissenting stock so deposited and release any transfer restrictions imposed on uncertificated shares of our common stock. If certificates for such dissenting stock have been returned and such transfer restrictions have been released by us, we must at a later time send a new notice conforming to the requirements herein described if the merger is effected after the demand period.

Upon consummation of the merger, our obligations under Chapter 13 will be assumed by the surviving corporation.

As soon as the merger has been consummated, or upon receipt of demand for payment if the merger has already been consummated, except as set forth in the immediately following sentence, we will remit to each dissenting shareholder who has made proper demand and deposited that shareholder’s certificates with us the amount which we deem to be the fair value of that shareholder’s dissenting stock, with accrued interest, if any, accompanied by

•	our balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment,

•	an income statement and a statement of changes in shareholders’ equity for such fiscal year,

•	our latest available interim financial statements, if any,

•	a statement of our estimate of the fair value of the dissenting stock and how such estimate was calculated,

•	an explanation of how interest (if any) was calculated and

•	a statement of the dissenting shareholders’ right to demand payment pursuant to Section 13.28 of Chapter 13, together with a copy of Chapter 13.

To the extent that a dissenting shareholder acquired dissenting shares after June 22, 2006, shares which we refer to in this proxy statement as after acquired shares, we may offer to pay our estimate of the fair value of after acquired shares, plus accrued interest, to each dissenting shareholder who agrees to accept it in full satisfaction of that shareholder’s demand instead of immediately paying such amount. “Fair value” of dissenting stock means the value of such stock immediately before the effective time of the merger, excluding any change in value in anticipation of the merger unless such exclusion would be inequitable (which fair value may be more, less, or the same as the merger consideration).

If

•	we fail to remit such fair value to a dissenting shareholder or offer to pay fair value to a dissenting shareholder with respect to after acquired shares within 60 days after the date set for demanding payment,

•	a dissenting shareholder believes that the amount remitted or offered is less than the fair value of such holder’s dissenting stock (or that the interest, if any, is not correct), or

•	we do not complete the merger and fail to return any deposited certificates for dissenting stock or release any transfer restrictions imposed on uncertificated shares of our common stock,

the affected dissenting shareholder may reject our offer and send us such shareholder’s own estimate of fair value (and interest, if any) and demand payment of the deficiency. If the dissenting shareholder does not file the estimate within 30 days of when we make or offer payment for the dissenting stock, such shareholder shall be entitled to no more than the amount remitted or offered.

If a dissenting shareholder holds dissenting shares at the time that the merger shall be deemed effective, and this dissenting shareholder withdraws the demand for payment for dissenting shares or otherwise loses the right to payment for shares, pursuant to the Vermont Business Corporation Act, the dissenting shares shall be deemed to be converted into, as of the effective date of the merger, the right to receive payment of the merger price for the shares.

Within 60 days after a demand for payment of a deficiency, if the demand remains unsettled, we will commence a proceeding in the Chittenden, Vermont Superior Court and petition the Court to determine the fair value of the dissenting stock and accrued interest. We will make all dissenting shareholders whose demands have not been settled parties to such action, and all parties shall be served a copy of the complaint. The Court will determine the fair value of the dissenting stock and each dissenting shareholder will be entitled to judgment for the amount, if any, by which the amount previously remitted by us is exceeded by the Court’s determination of fair value, plus interest, or for judgment equal to the value of the after acquired shares, plus interest. If we do not file a petition within 60 days, each dissenting shareholder who has made demand and who has not settled his or her claim shall be entitled to receive the amount demanded with interest.

There are no specific valuation methods prescribed under Vermont law to which the Court would be bound in determining fair value. The Court would consider the evidence that it deemed relevant and material and render its decision based on that evidence.

The Company may elect to withhold remittances to any dissenting shareholder who did not own his or her shares of our common stock before June 22, 2006, the day the merger was announced. With respect to these shares of common stock, upon consummation of the merger, we will give our fair value estimate and explain the basis thereof and offer to pay the amount plus accrued interest to such holders who agree to accept it in full satisfaction of their demands. If the dissenting shareholder disagrees, that shareholder may within 30 days mail to us his or her estimate and demand payment. If the dissenting shareholder fails to mail such a response, that shareholder is entitled only to our offer. If demand is made and remains unsettled, further proceedings will follow the procedures for judicial appraisal of shares of our common stock set forth above.

Costs of an appraisal proceeding, including costs and expenses of appraisers appointed by the Court, will be determined by the Court and assessed against us, except that the Court may assess any part of such costs and expenses to all or some of the dissenting shareholders who are parties and whose action the Court finds to be arbitrary, vexatious, or not in good faith in demanding payment under Section 13.28 of Chapter 13. Fees and expenses of counsel and experts for the respective parties may be assessed against us if the Court finds that we failed to comply substantially with the requirements of Chapter 13 or may be assessed against us or all or some of the dissenting shareholders if such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Chapter 13. If the Court finds that the services of counsel for any dissenting shareholder are of substantial benefit to other dissenting shareholders similarly situated and that the fees for those services should not be assessed against us, the Court may award to those counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited.

The merger is conditioned on the event that shareholders representing over 10% of the outstanding shares of Green Mountain Power do not exercise dissenters’ rights under Section 13.02 of the Vermont Business Corporation Act in connection with the merger. Any withdrawals of the exercise of dissenters’ rights are not included in this 10% amount.

Any shareholder wishing to exercise dissenters’ rights is urged to consult legal counsel before attempting to exercise dissenters’ rights. Failure to follow the steps required by Chapter 13 of the Vermont Business Corporation Act may result in the loss of a shareholder’s dissenters’ rights.

THE AGREEMENT AND PLAN OF MERGER

This section of the proxy statement describes the material provisions of the agreement and plan of merger but does not purport to describe all of the terms of the agreement and plan of merger. The following summary is qualified in its entirety by reference to the complete text of the agreement and plan of merger, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the agreement and plan of merger in its entirety because it is the primary legal document that governs the merger.

The Merger

The agreement and plan of merger provides for the merger of Northstars Merger Sub with and into Green Mountain Power upon the terms, and subject to the conditions, of the agreement and plan of merger. As the surviving corporation, we will survive the merger and continue to survive as a direct wholly-owned subsidiary of NNEEC. The separate corporate existence of Northstars Merger Sub will terminate as of the effective time of the merger. The merger will be effective upon the acceptance by the Secretary of State of the State of Vermont of the articles of merger, or at such later time reflected in the articles of merger as agreed to by NNEEC and us. We expect to complete the merger as promptly as practicable after our shareholders approve the agreement and plan of merger and we receive the required regulatory approvals for the merger.

NNEEC or we may terminate the agreement and plan of merger before the completion of the merger in certain circumstances, whether before or after the approval of the merger proposal by shareholders. Additional details on termination of the agreement and plan of merger are described in “—Termination of the Agreement and Plan of Merger.”

Merger Consideration

Each share of our common stock issued and outstanding immediately before the merger, other than shares owned by NNEEC, Northstars Merger Sub or any direct or indirect wholly-owned subsidiary of NNEEC, shares owned by us and dissenting stock, will be automatically canceled and converted into the right to receive $35.00 in cash per share, without interest. After the merger is effective, each holder of a certificate representing any of these shares of our common stock at the time of the completion of the merger, will no longer have any rights with respect to the shares, except for the right to receive the merger consideration. Shares held by us or any of our wholly-owned subsidiaries or by NNEEC or Northstars Merger Sub or any direct or indirect wholly-owned subsidiary of NNEEC will be canceled at the effective time of the merger.

Effect of the Merger on Green Mountain Power Stock Award Plans

Each outstanding deferred stock unit granted under our stock plans will be vested on the date of the special meeting if the merger proposal is approved by our shareholders and entitle the holder to an amount in cash equal to $35.00, without interest and less any applicable withholding tax. Holders of deferred stock units that are outstanding at the effective time of the merger will receive the merger consideration after the cancellation of their deferred stock unit agreements in accordance with the terms of our stock plans shortly after the completion of the merger.

Our stock plans provide that each holder of deferred stock units may surrender their deferred stock unit agreements for cancellation in exchange for a cash payment after the date that our shareholders approve the merger proposal and before the effective time of the merger. The amount of cash payable upon the surrender of the deferred stock unit agreements is equal to the “change in control price,” which our stock plans define to mean the highest trading price of our common stock on the New York Stock Exchange during the sixty-day period immediately before the surrender of the deferred stock unit agreements. The amount payable upon surrender of the deferred stock unit agreements will be paid within 30 days after the surrender. Our officers and directors have waived their rights to surrender their deferred stock unit agreements pursuant to these provisions of our stock plans.

Each outstanding stock option will automatically accelerate so that each such stock option shall become fully exercisable on the date of the special meeting if the merger proposal is approved by our shareholders. All stock options not exercised prior to the effective time of the merger will be canceled in the merger, with the holder of each stock option becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the excess of $35.00 per share over the exercise price per share of our common stock subject to such option, multiplied by the number of shares of our common stock subject to such stock option, less any withholding taxes. Holders of stock options will receive all amounts payable, without interest, as soon as practicable following the effective time of the merger, after the cancellation of their stock option agreements in accordance with the terms of our stock plans, shortly after completion of the merger.

Our stock plans provide that each holder of a stock option may surrender their stock option agreements for cancellation in exchange for a cash payment after the date that our shareholders approve the merger proposal and before the effective time of the merger. The amount of cash payable upon surrender of the stock option agreements is equal to the excess of the “change in control price” per share over the exercise price per share of our common stock subject to such option, multiplied by the number of shares of our common stock subject to such stock option, less any withholding taxes. The amount payable upon surrender of the stock option agreements will be paid within 30 days after the surrender of the stock option agreements. Our officers and directors have waived their rights to surrender their stock option agreements pursuant to these provisions of our stock plans.

Dissenters Rights

Under the Vermont Business Corporation Act, shareholders who do not vote in favor of the merger proposal will be entitled to exercise dissenters’ rights in connection with the merger. Shareholders desiring to exercise such dissenters’ rights will have the rights and duties and must follow the procedures set forth in Chapter 13 of the Vermont Business Corporation Act, the full text of which is set forth in Annex C to this proxy statement. Shareholders who wish to exercise dissenters’ rights must carefully follow the procedures described in Chapter 13 of the Vermont Business Corporation Act and are urged to read Annex C in its entirety.

Directors and Officers

Upon completion of the merger, the directors of Northstars Merger Sub will be the initial directors of the surviving corporation while our officers immediately before the effective time will be the officers of the surviving corporation and will hold the same positions as they previously did with Green Mountain Power. The surviving corporation will cause five members of our board of directors and our chief executive officer to be elected to its board of directors at the effective time. In addition, NNEEC will not remove any person elected to the board of directors of the surviving corporation who was previously a member of our board of directors, except for cause, until at least the second anniversary of the effective time and until his or her successor is duly qualified and elected and will offer three additional members of our board of directors positions as members of the board of directors of NNEEC or one of its subsidiaries.

Payment for the Shares

Before the completion of the merger, NNEEC will designate (after consultation with us) a paying agent to make payment of the merger consideration as contemplated by the agreement and plan of merger and will deposit in trust with the paying agent the funds appropriate to pay the merger consideration to the shareholders.

As of the effective time our stock ledger with respect to our common stock shall be closed and after that time there will be no transfer of our common stock on the stock transfer books of the surviving corporation.

If you hold your shares of common stock in certificated form, as soon as reasonably practicable after the completion of the merger, the paying agent will send you a letter of transmittal and instructions advising you of the procedure to surrender your certificates in exchange for the merger consideration. The paying agent will pay you your merger consideration after you have (1) surrendered your certificates to the paying agent and (2) provided to the paying agent your signed and completed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. The surviving corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes. If you hold shares in certificated form, you should not forward your stock certificates to the paying agent without a letter of transmittal, and you should not return your stock certificates with the enclosed proxy. If you hold shares registered in our stock transfer books, but for which no certificates have been issued, you will automatically receive the merger consideration in exchange for your shares following the completion of the merger, and you will not receive a letter of transmittal.

If the paying agent is to pay some or all of your merger consideration to a person other than you, you must have your certificates properly endorsed or accompanied by appropriate stock powers or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer to the paying agent or establish to the paying agent’s satisfaction that the taxes have been paid or are not required to be paid.

The transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by NNEEC or the surviving corporation, post a bond in an amount that NNEEC or the surviving corporation, as the case may be, reasonably directs as indemnity against any claim that may be made against them in respect of the certificate.

Representations and Warranties

In the agreement and plan of merger, we, NNEEC, and Northstars Merger Sub each made representations and warranties relating to, among other things:

•	corporate organization and existence;

•	corporate power and authority to enter into and perform obligations under, and enforceability of, the agreement and plan of merger;

•	required regulatory filings and consents and approvals of governmental entities;

•	the absence of conflicts with or defaults under organizational documents, debt instruments, other contracts and applicable laws and judgments;

•	broker’s fees;

•	absence of material litigation; and

•	information supplied for inclusion in this proxy statement.

In the agreement and plan of merger, NNEEC and Northstars Merger Sub also made representations and warranties relating to NNEEC’s ownership of Northstars Merger Sub’s common stock and access to cash on hand sufficient to enable NNEEC and Northstars Merger Sub to timely perform their obligations under the agreement and plan of merger.

We also made representations and warranties relating to, among other things:

•	capital structure;

•	subsidiaries;

•	documents filed with the SEC, the accuracy of certain documents filed with the SEC since December 31, 2003, disclosure controls and procedures and internal control over financial reporting, and that our financial statements fairly present our consolidated financial position and the absence of undisclosed liabilities;

•	material compliance with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange;

•	absence of certain material adverse changes or events since December 31, 2005;

•	compliance with applicable laws, including environmental laws and regulations;

•	compliance with the Employee Retirement Income Securities Act of 1974, as amended, and other employee benefit matters;

•	opinion of our financial advisor;

•	employee benefit plans;

•	labor relations;

•	tax matters;

•	intellectual property matters;

•	contracts and arrangements;

•	inapplicability of state takeover statutes;

•	takeover provisions;

•	the board of directors’ authorization of the agreement and plan of merger;

•	real property matters;

•	insurance matters;

•	regulation as a utility; and

•	the condition of our assets.

Conduct of Business Pending the Merger

We have agreed in the agreement and plan of merger that unless contemplated, permitted or required by the agreement and plan of merger or set forth in the company disclosure letter, we will, and will cause our subsidiaries to, operate our business in the ordinary course and in a manner consistent with past practice. In particular, we have agreed, as to ourselves and our subsidiaries that we will use commercially reasonable efforts to preserve intact our business organizations, to keep available the services of our current key officers and employees as a group, maintain our assets and properties in good working order and condition, maintain satisfactory relationships with governmental entities and material suppliers and maintain satisfactory levels of customer service quality and reliability.

In addition, we have agreed that, until the effective time of the merger and subject to certain exceptions set forth in the agreement and plan of merger or set forth in the company disclosure letter, neither we, nor any of our subsidiaries, will:

•	amend our articles of incorporation or bylaws;

•	merge or consolidate with any other entity, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on our assets, operations or businesses;

•	amend the organizational documents of any subsidiary in a way that that would reasonably be likely to delay or impede our ability to consummate the merger or in any way that would have any adverse effect on NNEEC or Northstars Merger Sub following the merger;

•	issue or sell, pledge, dispose of, grant, transfer, encumber or authorize to issue or sell, pledge, dispose of, grant, transfer or encumber any shares of our capital stock;

•	issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of our capital stock or any other ownership interests, except for grants of shares or deferred stock units to employees and directors in 2006 at times and in amounts consistent with our past practice, not to exceed 18,800 shares;

•	reclassify, split, combine or subdivide any of our capital stock;

•	redeem or purchase or otherwise acquire any shares of our capital stock;

•	declare, pay or set aside any dividend or other distribution or payment with respect to our capital stock, except quarterly cash dividends on our capital stock at the current quarterly dividend rate of $0.28 per share;

•	create or incur any material lien;

•	make or incur capital expenditures in excess of 110% of the amount calculated that may be spent in fiscal year 2006 or in excess of 110% of the amount calculated that may be spent per calendar quarter in each fiscal year after 2006 or other than in the ordinary course of business consistent with past practice;

•	make any loans or advances to any other person or entity;

•	transfer, sell, lease, license mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of or grant rights to any of our properties or assets, except in the ordinary course of business and except for properties or assets with a fair market value not exceeding $1 million in the aggregate;

•	terminate or amend or waive any provision of any material contract with the exception of secured indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such indebtedness;

•	with certain exceptions, enter into any material contract;

•	incur any indebtedness or guaranty any such indebtedness of another person other than certain specified exceptions;

•	issue or sell any debt securities or warrants or other rights to acquire any debt security of Green Mountain Power or any of our subsidiaries, subject to certain exceptions;

•	settle any litigation or other proceedings before a governmental entity for an amount in excess of $500,000 individually or $1 million in the aggregate, or otherwise on terms involving an injunction, restraining order, declaratory relief or other non-monetary relief that would be reasonably likely to have an adverse effect on other litigations, proceedings, obligations or liabilities we or our subsidiaries are involved in;

•	grant or agree to grant any of our employees, officers, directors or consultants increased wages or bonuses, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, subject to certain exceptions;

•	establish any new compensation or benefit plans or arrangements, subject to certain exceptions;

•	amend or agree to amend or terminate any existing employee benefit plans, subject to certain exceptions;

•	make any material tax election not required by law or settle or compromise any material tax liability, if the effect of such election, settlement or compromise will increase the present value of any material tax liability;

•	other than in the ordinary course of business, consistent with our past practice, waive any rights of substantial value or cancel or forgive any indebtedness for borrowed money owed to us or any of our subsidiaries;

•	change our accounting policies;

•	take any action that violates any order or regulation of any governmental entity governing us or any of our subsidiaries; or

•	enter into any agreement that materially restrains, limits or impedes our, or our subsidiaries’, ability to compete with or conduct any business or line of business.

Efforts to Complete the Merger

In the agreement and plan of merger, we have agreed to a number of additional agreements, including agreements relating to:

•	recommending, through our board of directors, that our shareholders approve the merger proposal;

•	preparing and filing this proxy statement and mailing it to our shareholders;

•	calling a meeting of our shareholders to vote on the approval of the merger proposal;

•	providing NNEEC and its representatives with reasonable access to information concerning our properties and records;

•	obtaining NNEEC’s written consent before initiating any general rate case, to consult with NNEEC before making any material changes in our, or our subsidiaries’, rates or charges, standards of service or accounting, and to further consult with NNEEC before initiating any proceeding or effecting any agreement, commitment, arrangement or consent with respect thereto;

•	not amending or agreeing to any material change or modification of our currently pending rate case without consulting and taking good faith consideration of the recommendation of the regulatory approvals committee;

•	granting such approvals and taking such actions as are necessary so that the transactions contemplated by the agreement and plan of merger may be consummated as promptly as practicable should any fair price, moratorium, control share acquisition or other similar anti-takeover statute or regulation be or become applicable to the merger;

•	no later than the effective time, terminating and not permitting additional investments in our dividend reinvestment and stock purchase plans and our employee savings and investment plan; and

•	unless we obtain a valid waiver that the merger will not be deemed an event of default from Chittenden Bank under a promissory note between us and Chittenden Bank, we will before the closing prepay in full any amounts due under the promissory note and not borrow any further funds under the promissory note.

The agreement and plan of merger also contains a number of mutual additional agreements by NNEEC and Green Mountain Power, including agreements relating to:

•	cooperating and using commercially reasonable efforts to take, or cause to be taken, all appropriate action to consummate the merger and associated transactions;

•	establishing a joint regulatory approvals committee, developing a regulatory approvals plan, and causing ourselves and our subsidiaries to cooperate and use commercially reasonable efforts to effectuate all necessary consents, waivers, approvals, authorizations, orders, decrees, licenses or permit of, or registration or filing with or notification to any governmental entity or other third-party in connection with the merger;

•	furnishing notice to each other of any material actions, suits, claims or proceedings in connection with the transactions contemplated by the agreement and plan of merger commenced or threatened or the occurrence or non-occurrence of any fact or event that would cause the representations and warranties in the agreement and plan of merger not to be satisfied; and

•	cooperating with respect to public statements concerning the transactions contemplated by the agreement and plan of merger.

Additionally, the agreement and plan of merger also contains a number of additional agreements by NNEEC, including agreements relating to:

•	taking all action necessary to cause Northstars Merger Sub to perform its obligations under the agreement and plan of merger and to consummate the merger on the terms and conditions set forth in the agreement and plan of merger;

•	causing the surviving corporation to make annual charitable contributions to the communities we serve consistent with the level of charitable contributions made by us as of the date of the agreement and plan of merger and to otherwise maintain a level of involvement in community activities in the State of Vermont consistent with the level of community involvement and related activities that we carried on as of the date of the agreement and plan of merger;

•	causing the surviving corporation to act as an owner of the Vermont Electric Power Company, Inc. in accordance with the regulatory orders and other agreements in effect with respect to the Vermont Electric Power Company, Inc. and among the owners of Vermont Electric Power Company, Inc. at the time of the agreement and plan of merger;

•	not removing any person elected to the board of directors of the surviving corporation who was previously a member of our board of directors, except for cause, until at least the second anniversary of the effective time and until his or her successor is duly qualified and elected;

•	offering three additional members of our board of directors positions as members of the board of directors of NNEEC or one its subsidiaries;

•	for a period of one year following the effective time of the merger, agreeing to provide affected employees with compensation (base salary and bonus opportunities but excluding equity based compensation) and benefits that are substantially comparable in the aggregate to the compensation and benefits that are provided to those employees immediately prior to the effective time of the merger;

•	agreeing to give affected employees full credit for prior service with us for purposes of eligibility, vesting and benefit accrual (but not for purposes of benefit accrual under defined benefit pension plans or qualifying for subsidized early-retirement benefits) under the NNEEC employee benefit plans except to the extent it would result in a duplication of benefits; and

•	agreeing to honor all employee benefit obligations to our current and former employees under our employee benefit plans existing on the date of the agreement and plan of merger and all employment agreements existing prior to the date of the agreement and plan of merger.

Conditions to the Merger

The parties’ obligations to complete the merger are subject to the following conditions:

•	the approval of the merger proposal by the requisite shareholder vote at the special meeting;

•	no order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any governmental entity shall have been issued preventing the consummation of the merger;

•	no statute, rule or regulation enacted, promulgated or deemed applicable to the merger by any governmental entity making the merger illegal or preventing its consummation;

•	the termination or expiration, or obtainment of, any applicable waiting period, filings or approvals required under antitrust or similar laws to consummate the merger; and

•	obtaining required consents.

NNEEC’s and Northstars Merger Sub’s obligations to complete the merger are subject to the following conditions:

•	our performance in all material respects of our covenants and obligations under the agreement and plan of merger required to be performed before the closing date;

•

that our representations and warranties contained in the agreement and plan of merger that are qualified by reference to company material adverse effect (as such term is defined below under “—Material Adverse Effect”) (with the exception of representations and warranties regarding our capitalization which must be true and correct in all respects) are true and correct as of the date of the agreement and plan of merger and as of the closing date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except for inaccuracies that, individually or in the aggregate, would not reasonably be expected to have a company material adverse effect;

•	that required consents shall have been obtained and our currently pending rate case shall have been concluded and such approvals and other actions shall have become final orders;

•	that the required consents do not contain any conditions, provision, liabilities or terms that would, individually or in the aggregate and together with any adverse effect as compared to the expected outcome, reasonably be expected to

•	have a company material adverse effect,

•	materially impair any of the expected benefits of the merger, or

•	impair, other than in an immaterial manner, the value to NNEEC of any material tax attributes arising out of or related to the merger or the financing of the merger or our operations after the merger;

•	our receipt of all third-party consents under any material contract;

•	no threatened, instituted or pending suit, action or proceeding in which a governmental entity of a competent jurisdiction is seeking an order restricting the consummation of the merger;

•	that we shall not have suffered a company material adverse effect since December 31, 2005; and

•	that holders of shares representing in excess of 10% of our outstanding shares shall not have exercised rights of dissent under Section 13.02 of the Vermont Business Corporations Act in connection with the merger.

Our obligation to complete the merger is subject to the following conditions:

•	NNEEC and Northstars Merger Sub shall have performed in all material respects their covenants and obligations under the agreement and plan of merger required to be performed before the closing date;

•	the representations and warranties of NNEEC and Northstars Merger Sub shall be true and correct in all material respects, in each case as of the date of the agreement and plan of merger and as of the closing date as though made on and as of such date and time; and

•	that the required consents from the VPSB shall not contain any term that is directed solely at holders of shares of our common stock and have the effect of reducing the merger price to be received by the shareholders in their capacity as such.

Indemnification and Insurance

NNEEC agrees that the existing rights to indemnification of all of our, and our subsidiaries’, present and former directors, officers, employees or agents or individuals who at our, or one of our subsidiaries’, request served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, shall survive the merger for a period of six years and shall not be amended, repealed or otherwise modified.

At or before the effective time, NNEEC will purchase for the surviving corporation a tail policy covering a period of six years after the effective time with respect to acts or omissions before the effective time as provided by our directors’ and officers’ liability insurance policies and our fiduciary and employee benefit policies providing, in each case, substantially the same benefits and levels of coverage as our insurance policies in effect at the time of the agreement and plan of merger and covering those persons covered on the date of the agreement and plan of merger by our policies. NNEEC is not required to spend more than $1,500,000 to purchase such insurance coverage, however, if the cost of such coverage exceeds that amount, NNEEC will use its reasonable best efforts to obtain as much comparable insurance as is reasonably available at a cost of not more than $1,500,000.

After the effective time, NNEEC and Northstars Merger Sub, jointly and severally, shall indemnify all of our, and our subsidiaries’, present and former directors, officers, employees or agents or individuals who at our, or one of our subsidiaries’, request served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise to the extent permitted by Vermont law, with respect to all acts and omissions arising out of any such individuals’ services as our, or our subsidiaries’, officers, directors or employees or as trustees or fiduciaries of any plan for our, or our subsidiaries’, employees occurring before the effective time, including the execution of, and the transactions contemplated by, the agreement and plan of merger.

No Solicitation of Other Offers

We have agreed, before the merger becoming effective, to certain limitations on our ability to take action with respect to other acquisition proposals. Notwithstanding these limitations, we may respond to certain superior proposals. Under the agreement and plan of merger:

•	the term “acquisition proposal” means any offer or proposal from any person:

•	to acquire, in a single transaction or series of transactions by one or more persons, by merger, share exchange, tender offer, stock acquisition, asset acquisition, consolidation, liquidation, business combination or otherwise:

•	at least 20% of any class of our, or one or more of our subsidiaries’, equity securities which in the aggregate constitute 20% or more of our, and/or our subsidiaries’, net revenues, net income or assets taken as a whole, or

•	our, and/or one or more of our subsidiaries’, assets which in the aggregate account for 20% or more of our, and our subsidiaries’, net revenues, net income or assets taken as a whole, or

•	contemplating a merger, share exchange, tender offer, stock acquisition, consolidation, business combination or other transaction involving us following which our shareholders immediately before such transaction cease to constitute (without regard to any overlapping ownership) at least 80% of the shareholders of the successor issuer (which may be us) other than, in each case, the transactions contemplated by the agreement and plan of merger; and

•	the term “superior proposal” means any acquisition proposal (substituting for the purposes of the definition of superior proposal 80% for each instance of 20% and 20% for each instance of 80% in the definition of acquisition proposal) on terms which our board of directors, after consultation with its independent financial advisors, determines in good faith to be more favorable to our shareholders (in their capacity as such) from a financial point of view than the transactions contemplated by the agreement and plan of merger (taking into account all legal and financial aspects of such acquisition proposal and the factors set forth in our amended and restated articles of incorporation) and as a result of which our board of directors determines, after consultation with its outside legal counsel, that it is reasonably expected that its fiduciary duties require it to recommend that our shareholders approve or accept such acquisition proposal.

We have agreed:

•	to cease, cause our subsidiaries to cease, and use our best efforts to cause our officers, directors and employees and direct our representatives, financial advisors, attorneys, accountants, agents, and other representatives to cease any existing activities, discussions or negotiations with any parties conducted before the date of the agreement and plan of merger with respect to any acquisition proposal; and

•

not to take, cause our subsidiaries not to take, and use our best efforts to cause our officers, directors and employees and direct our representatives, financial advisors, agents and other advisors or representatives not to take any action to solicit or knowingly encourage or facilitate the making or submission of any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal or to initiate, solicit or encourage, or participate in any discussions or negotiations with, or furnish or disclose any non-public information to, any person in connection with any acquisition proposal or any proposal or offer that would reasonably be expected to lead to any acquisition proposal.

At any time before our shareholders have voted on the approval of the merger proposal at the special meeting, our board of directors may furnish or disclose any information to, and participate in discussions or negotiations with, any person that makes an acquisition proposal that is unsolicited or that did not otherwise result in a violation of the restrictions set forth in the immediately preceding bullet points if:

•	the board of directors receives an executed confidentiality agreement from the person requesting such information;

•	reasonably determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that failure to take such action, in light of the acquisition proposal, would be a violation of its fiduciary duties; and

•	in the case of our participation in discussions or negotiations:

•	such acquisition proposal would reasonably be expected to result in a superior proposal, and

•	we shall have provided prompt notice to NNEEC of our intent to take such action, the identity of the person making the acquisition proposal and the material terms and conditions of the acquisition proposal.

The agreement and plan of merger provides that neither our board of directors nor any committee thereof shall adopt or recommend or propose to adopt or recommend any acquisition proposal.

Notwithstanding the foregoing, our board of directors may recommend to our shareholders an acquisition proposal or withdraw, change, modify, qualify or amend its recommendation to the shareholders regarding the agreement and plan of merger in a manner adverse to NNEEC and, simultaneously with the termination of the agreement and plan of merger, enter into a contract to consummate a transaction constituting a superior proposal if the board of directors has received an acquisition proposal that it determines in good faith, after consultation with its outside legal counsel and independent financial advisors, is a superior proposal and we notify NNEEC in writing of the terms of the superior proposal and our intent to take such action, and has taken into account any revised proposal made by NNEEC within five business days after delivery to NNEEC of such notice and again has determined in good faith, after consultation with its outside legal counsel and independent financial advisors, that such acquisition proposal remains a superior proposal.

Termination of the Agreement and Plan of Merger

The parties can terminate the agreement and plan of merger under certain circumstances, including:

•	by mutual consent of NNEEC and Green Mountain Power;

•	by either NNEEC or us, if:

•	any court or other governmental entity shall have issued, enacted, entered, promulgated or enforced any order restricting the consummation of the merger and such order shall have become a final order;

•	the effective time shall not have occurred on or before the termination date, provided that the termination date may be extended by NNEEC or us until December 21, 2007, if the required consents have not been obtained, but all other conditions to the closing have been satisfied or are capable of being satisfied, provided further that, the right to terminate the agreement and plan of merger pursuant to this bullet point is not available to any party whose material breach of any covenant, agreement or obligation under the agreement or plan of merger is the cause of, or results in, the failure of the agreement and plan of merger to be consummated by the termination date without regard to any extension; or

•	the requisite vote on the merger proposal is not obtained at a duly held special meeting or at any adjournment or postponement thereof;

•	by us if:

•	any of the representations and warranties of NNEEC and Northstars Merger Sub contained in the agreement and plan of merger fails to be true and correct in a manner that would result in the failure of the conditions pertaining to NNEEC’s and Northstars Merger Sub’s representations and warranties;

•	there is a breach by NNEEC or Northstars Merger Sub of any covenant or agreement of NNEEC or Northstars Merger Sub that would result in the failure of the conditions pertaining to NNEEC’s or Northstars Merger Sub’s covenants and obligations under the agreement and plan of merger; or

•	we enter into an acquisition agreement, merger agreement or other agreement to consummate a transaction that constitutes a superior proposal before the time that our shareholders vote on whether to approve the agreement and plan of merger and we simultaneously pay any fees due under the agreement and plan of merger;

•	by NNEEC if:

•	any of our representations and warranties shall fail to be true and correct in a manner that would result in the failure of the closing condition relating to our representations and warranties;

•	we materially breach any covenant or agreement;

•	our board of directors withdraws, changes, modifies or qualifies or amends in a manner adverse to NNEEC its approval, adoption or recommendation of the merger or the agreement and plan of merger, or our board of directors recommends an acquisition proposal;

•	the special meeting does not occur by the fifth business day before the termination date, or December 21, 2007 if the termination date is extended;

•	we willfully breach the non-solicitation provisions in any material respect; or

•	we or our subsidiaries suffer a company material adverse effect after December 31, 2005.

Termination Fees

We will pay an initial termination fee of $3,500,000 to NNEEC upon termination of the agreement and plan of merger in the event that:

•	an acquisition proposal has been made or proposed and thereafter the agreement and plan of merger is terminated by:

•	either NNEEC or us for failure to receive the required shareholder vote, or

•	NNEEC in the event our board of directors changes its recommendation in a manner adverse to NNEEC or recommends another acquisition proposal,

•	the agreement and plan of merger is terminated by NNEEC in the event we willfully breach the agreement and plan of merger’s non-solicitation provisions, or

•	the agreement and plan of merger is terminated by us because we accept a superior proposal.

The initial termination fee is not payable to NNEEC pursuant to the provision described in the first bullet above unless and until within 18 months of such termination we enter into an acquisition agreement, merger agreement or other agreement (other than a confidentiality or standstill agreement) with respect to, or consummate or adopt or recommend to our shareholders or otherwise not oppose, an acquisition proposal and, in the case of the clause noted in the first sub-bullet under the first bullet above, such acquisition proposal is from the same party that made an acquisition proposal prior to the termination of the agreement and plan of merger. We will pay an additional fee of $3,500,000 to NNEEC prior to the consummation of a transaction resulting from an acquisition proposal if such transaction is consummated within 24 months after the payment of the initial termination fee, provided in the case of the clause noted in the first sub-bullet under the first bullet above, such acquisition proposal is from the same party that made an acquisition proposal prior to the termination of the agreement and plan of merger.

Amendment, Modification, Extension and Waiver

The agreement and plan of merger may be amended by us, NNEEC, and Northstars Merger Sub at any time before or after any approval of the agreement by our shareholders. The agreement and plan of merger may not be amended except by a written instrument executed by all parties.

Subject to the express limitations contained in the agreement and plan of merger, we, NNEEC and Northstars Merger Sub may, before the effective time,

•	extend the time for the performance of any obligations or other acts of the other parties,

•	waive any inaccuracies in the representations and warranties contained in the agreement and plan of merger by any other applicable party or in any document, certificate or writing delivered pursuant to the agreement and plan of merger by any other applicable party, or

•	waive compliance with any of the agreements or conditions contained in the agreement and plan of merger.

Material Adverse Effect

The representations and warranties in the agreement and plan of merger are qualified by reference to whether the item in question is reasonably likely to have a “company material adverse effect” on us or a “parent material adverse effect” on NNEEC. The agreement and plan of merger defines:

•	company material adverse effect as any change or effect having a material adverse effect on the results of our, and our subsidiaries’, taken as a whole, operations, business, assets, liabilities, regulatory position or condition (financial or otherwise) for this purpose as if the rates and other requests included as of the date of the agreement and plan of merger in our currently pending rate case had been granted at least at the level of the expected outcome, provided that any change in the market price or trading volume of our shares of common stock, in generally accepted accounting principles or the interpretation thereof after the date of the agreement and plan of merger or in general economic or capital markets conditions shall not themselves be deemed to constitute a company material adverse effect or be considered in determining whether a company material adverse effect has occurred; and

•	parent material adverse effect as any change or effect having a material adverse effect on the ability of NNEEC and/or Northstars Merger Sub to perform their respective obligations under the agreement and plan of merger or to consummate the transactions contemplated by the agreement and plan of merger.

Gaz Métro Agreement

In connection with the execution of the agreement and plan of merger, Gaz Métro, the parent entity of NNEEC, entered into an agreement whereby Gaz Métro agreed to cause NNEEC to timely perform all of its obligations under the agreement and plan of merger.

Amendment to Rights Agreement

Also in connection with the agreement and plan of merger, on June 21, 2006, we executed an amendment to our rights agreement, dated as of June 17, 1998, between us and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), as rights agent. The amendment provided that the execution of, and the consummation of the transactions contemplated by, the agreement and plan of merger shall not cause (i) NNEEC, its affiliates or its associates to be deemed an acquiring person or (ii) a distribution date, shares acquisition date or triggering event to be deemed to have occurred.

MARKET PRICE AND DIVIDEND DATA

Our common stock is quoted on the New York Stock Exchange under the symbol “GMP.” As of [            ], 2006, the latest practicable trading day before the printing of this proxy statement, there were approximately [            ] shareholders of record of our common stock. The following table sets forth the high and low bid quotations of our common stock for the period indicated as reported on the New York Stock Exchange and the dividend declared per share during such period:

Quarter Ended	High	Low	Dividend
2004
First Quarter	$26.29	$22.60	$0.22
Second Quarter	26.10	24.40	0.22
Third Quarter	26.82	25.08	0.22
Fourth Quarter	29.15	24.80	0.22

2005
First Quarter	30.88	27.87	0.25
Second Quarter	30.00	28.85	0.25
Third Quarter	33.03	28.75	0.25
Fourth Quarter	33.09	26.62	0.25

2006
First Quarter	30.50	27.10	0.28
Second Quarter	34.00	27.74	0.28
Third Quarter (through August 7, 2006)	34.00	33.30	—

The following table sets forth the closing per share sales price of our common stock, as reported on the New York Stock Exchange on June 21, 2006, the last full trading day before the public announcement of the merger, and on [            ], 2006, the latest practicable trading day before the printing of this proxy statement:

Date	Closing per Share Sales Price for common stock
June 21, 2006		$27.99
[ ], 2006	$	[ .	]

Following the merger, there will be no further market for our common stock and our stock will be delisted from the New York Stock Exchange and deregistered under the Exchange Act.

We paid a regular quarterly dividend on our common stock during 2005 at a rate of $0.25 per share ($1.00 per share on an annual basis) and intend to continue to pay a regular quarterly dividend on our common stock during 2006 at a rate of $0.28 per share ($1.12 per share on an annual basis). The declaration and amount of dividends is subject to the discretion of our board of directors and the limitations set forth in the agreement and plan of merger, and will depend upon various factors, including our net income, financial condition, cash requirements, future prospects and other factors deemed relevant by our board of directors.

STOCK OWNERSHIP

Principal Shareholders

The following table lists any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who, to our knowledge, was the beneficial owner, as of December 31, 2005, of more than 5% of Green Mountain Power’s outstanding voting shares. Under the rules of the SEC, a person is the “beneficial owner” of securities if he, she, or it has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right, the conversion of a security, or otherwise.

Name and Address of Beneficial Owners	Number of Shares		Percent of Class
Dalton, Greiner, Hartman & Maher Co LLC 565 Fifth Avenue, Suite 2101 New York, NY 10017	373,310	(1)	7.15	%(2)

(1)	Based solely on the disclosures made in the report on Schedules 13G filed with the SEC by Dalton, Greiner, Hartman & Maher Co LLC on February 14, 2006.
(2)	Based on the number of shares outstanding as of December 31, 2005.

Directors and Executive Officers

The following table lists, as of July 31, 2006, information relating to the ownership of the Company’s Common Stock by each director and each senior executive officer and by all directors and senior executive officers as a group, as determined based on the rules of the SEC regarding “beneficial owners” discussed above. Each individual exercises sole voting and investment power over all of the shares of Common Stock beneficially owned, except as noted below. The address of each person named below is 163 Acorn Lane, Colchester, Vermont 05446.

Ownership of Common Stock by Directors and Officers of the Company Name	Amount and Nature of Beneficial Ownership (1)		Percent of Common Stock
Elizabeth A. Bankowski (Director)	5,663		*
Nordahl L. Brue (Chair of the Board)	20,128		*
William H. Bruett (Director)	11,200		*
Merrill O. Burns (Director)	10,101		*
Dawn D. Bugbee (Vice President and Chief Financial Officer)	0		*
David R. Coates (Director)	14,377		*
Christopher L. Dutton (President, Chief Executive Officer and Director)	67,180	(2)	1.27%
Robert J. Griffin (Vice President, Power Supply & Risk Management)	17,475	(3)	*
Kathleen C. Hoyt (Director)	2,700		*
Euclid A. Irving (Director)	6,758		*
Walter S. Oakes (Vice President, Field Operations)	21,351		*
Mary G. Powell (Senior Vice President and Chief Operating Officer)	13,267		*
Donald J. Rendall, Jr. (Vice President, General Counsel and Secretary)	10,200		*
Robert R. Rogan (Vice President, Public Affairs)	0		*
Stephen C. Terry (Senior Vice President, Corporate and Legal Affairs) (4)	19,065	(5)	*
Marc A. vanderHeyden (Director)	3,200		*

All Directors and Senior Executive Officers as a Group	222,665		4.20%

(1)	Includes shares that may be acquired within 60 days under the Company’s 2000 Stock Incentive Plan and 2004 Stock Incentive Plan upon exercise of vested stock options as follows: Directors Brue, Coates and Irving 4,000 shares each; Directors Bankowski, Bruett and Burns 2,000 shares each; Mr. Dutton 45,500 shares; Mr. Griffin 1,000 shares; Mr. Oakes 17,000 shares; Ms. Powell 3,000 shares; Mr. Rendall 3,000 shares; and Mr. Terry 13,000 shares. Total: 100,500 shares.

Also includes stock units awarded under the Company’s 2000 Stock Incentive Plan that have been deferred and not yet received pursuant to deferral agreements with the Company as follows: Ms. Bankowski 2,200 shares; Mr. Burns and Mr. Coates 1,100 shares each.
(2)	Mr. Dutton owns 21,680 of these shares directly or in his 401(k) plan. Of the remaining shares, 125 are owned by Mr. Dutton’s children for whom Mr. Dutton’s wife serves as custodian; Mr. Dutton disclaims any beneficial interest in the 125 shares owned by his children.
(3)	Mr. Griffin owns 16,962 of these shares directly or in his 401(k) plan. Of the remaining shares, 513 are owned by Mr. Griffin’s children; Mr. Griffin disclaims any beneficial interest in the 513 shares owned by his children.
(4)	Mr. Terry owns 6,065 of these shares directly. His wife owns 10 of these shares; Mr. Terry disclaims any beneficial interest in the 10 shares owned by his wife.
(5)	Mr. Terry retired from Green Mountain Power Corporation on January 6, 2006.
*	Less than 1%.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

When considering a motion to adjourn or postpone the special meeting to a later date for a reasonable business purpose (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy and acting by the authority in the proxy generally will have discretion to vote on any adjournments or postponements using their best judgment. However, the persons named in the proxies will not use their discretionary authority to use proxies voting against the merger proposal to vote in favor of adjournments or postponements of the special meeting.

SHAREHOLDER PROPOSALS

If the merger is completed, we do not expect to hold a 2007 annual meeting of shareholders. If the merger is not completed, you will continue to be entitled to attend and participate in our shareholder meetings. Under the regulations of the SEC, any shareholder desiring to make a proposal to be acted upon at our 2007 annual meeting of shareholders currently scheduled to be held on May 21, 2007, must present such proposal to our company’s corporate secretary at our principal executive offices at 163 Acorn Lane, Colchester, Vermont 05446 not later than December 19, 2006, in order for the proposal to be considered for inclusion in our proxy statement.

Our bylaws provide that a shareholder entitled to vote for the election of directors may nominate persons for election to our board of directors by delivering written notice to our corporate secretary. With respect to an election to be held at an annual meeting of shareholders, such notice ordinarily must be received not less than 120 nor more than 150 days before the first anniversary of the date of our proxy statement in connection with the last annual meeting, i.e., between November 19, 2006 and December 19, 2006 for the 2007 annual meeting. In the event that the date of an annual meeting has been changed by more than 30 days from the preceding year’s annual meeting, a shareholder must deliver such notice not less than 60 days before the date of the applicable annual meeting.

The shareholder’s notice must include:

•	as to the shareholder giving the notice:

•	the name and address of such shareholder, as they appear on our stock transfer books;

•	a representation that such shareholder is a shareholder of record and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice;

•	the class, series and number of shares of our stock beneficially owned by such shareholder; and

•	a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder; and

•	as to each person whom the shareholder proposes to nominate for election as a director:

•	the name, age, business address and, if known, residence address of such person;

•	the principal occupation or employment of such person;

•	the class and number of shares of our common stock of that are beneficially owned by such person;

•	any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC promulgated under the Exchange Act; and

•	the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company within the time limits described above. Such notice must include:

•	the applicable information described above with respect to the shareholder proposing such business;

•	a brief description of the business desired to be brought before the annual meeting, including the complete text of any resolutions to be presented at the annual meeting, and the reasons for conducting such business at the annual meeting; and

•	any material interest of such shareholder in such business.

The requirements found in our bylaws are separate from and in addition to the requirements of the SEC that a shareholder must meet to have a proposal included in our proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this proxy statement and before the date of the special meeting:

Green Mountain Power Filings:	Periods:
Annual Report on Form 10-K	Year ended December 31, 2005
Quarterly Report on Form 10-Q	Quarter ended March 31, 2006
Definitive Proxy Statement	Filed April 18, 2006
Current Reports on Form 8-K	Filed January 4, 2006, March 1, 2006 (only the report providing information set forth in Item 8.01), March 7, 2006, April 5, 2006, May 25, 2006, June 19, 2006, June 22, 2006, July 26, 2006 and August 7, 2006

You may request a copy of the documents incorporated by reference into this proxy statement by writing to or telephoning us. Requests for documents should be directed to:

163 Acorn Lane
Colchester, Vermont 05446
Attention: Dorothy Schnure
Manager, Corporate Communications
Telephone: (802) 655-8418

If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [                        ], 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders does not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

NORTHERN NEW ENGLAND ENERGY CORPORATION,

NORTHSTARS MERGER SUBSIDIARY CORPORATION

AND

GREEN MOUNTAIN POWER CORPORATION

Dated as of June 21, 2006

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is dated as of June 21, 2006 (this “Agreement”), by and among NORTHERN NEW ENGLAND ENERGY CORPORATION, a corporation organized under the Laws of Vermont (“Parent”), NORTHSTARS MERGER SUBSIDIARY CORPORATION, a corporation organized under the Laws of Vermont and a wholly-owned subsidiary of Parent (“Sub”), and GREEN MOUNTAIN POWER CORPORATION, a corporation organized under the Laws of Vermont (the “Company”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have adopted this Agreement, which contemplates the merger of Sub with and into the Company, as set forth below (the “Merger”), in accordance with the Vermont Business Corporation Act, 11A V.S.A. § 1.01 et seq. (the “VBCA”) and 30 V.S.A. § 107, and upon the terms and subject to the conditions set forth in this Agreement, and respectively declared the Agreement and the Merger to be in the best interests of Parent, Sub and the Company;

WHEREAS, upon the consummation of the Merger, each share of common stock, $3.33 1/3 par value per share, of the Company (together with each associated Company Right, each a “Share” and, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Sub or any direct or indirect wholly-owned subsidiary of Parent, Shares owned by the Company and Dissenting Shares) will be converted into the right to receive $35.00 per Share in cash (without interest) (the “Merger Price”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company (the “Board”) has approved, and has recommended and as set forth herein will recommend that the Company’s shareholders approve, this Agreement and the Merger;

WHEREAS, in connection with the contemplated transaction hereby, Sub has entered into letter agreements with each of Christopher L. Dutton, Mary G. Powell, Robert E. Rogan, Robert J. Griffin, Dawn D. Bugbee, Walter S. Oakes and Donald J. Rendall, Jr., with respect to their employment with the Company following the Closing; and

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. When used in this Agreement, the following terms shall have the respective meanings specified therefor below.

“Acquisition Proposal” shall mean any offer or proposal from any Person (i) to acquire, in a single transaction or series of transactions by one or more Persons, by merger, share exchange, tender offer, stock acquisition, asset acquisition, consolidation, liquidation, business combination or otherwise (x) at least 20% of any class of equity securities of the Company or one or more of its Subsidiaries which in the aggregate constitute 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (y) assets of the Company and/or one or more of its Subsidiaries which in the aggregate account for 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (ii) contemplating a merger, share exchange, tender offer, stock acquisition, consolidation, business combination or other transaction involving the Company following which the shareholders of the Company immediately prior to such transaction cease to constitute (without regard to any overlapping ownership) at least 80% of the shareholders of the successor issuer (which may be the Company) other than, in each case, the transactions contemplated by this Agreement.

“Additional Termination Fee” shall have the meaning set forth in Section 8.1(b).

“Affiliate” of any Person shall mean any Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and a Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Antitrust Authorities” shall mean the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

“Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Articles of Merger” shall have the meaning set forth in Section 1.2(a).

“Board” shall have the meaning set forth in the third recital hereto.

“Business Day” shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in Montpelier, Vermont or New York, New York.

“Cash Payment” shall have the meaning set forth in Section 2.10(a).

“Certificates” shall have the meaning set forth in Section 2.6(a).

“Chosen Courts” shall have the meaning set forth in Section 8.10.

“Closing” shall have the meaning set forth in Section 2.12.

“Closing Date” shall have the meaning set forth in Section 2.12.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.

“Commission” shall mean the Securities and Exchange Commission.

“Commission Filings” shall have the meaning set forth in Section 3.5(a).

“Company” shall have the meaning set forth in the preamble hereto.

“Company Board Recommendation” shall have the meaning set forth in Section 5.4(a).

“Company Disclosure Letter” shall have the meaning set forth in Article III.

“Company Material Adverse Effect” shall mean any change or effect having a material adverse effect on the results of operations, business, assets, liabilities, regulatory position or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole and treating the Company, for this purpose, as if the rates and other requests included, as of the date hereof, in its Rate Case had been granted at least at the level reasonably expected by Parent as likely on the date hereof (the “Expected Outcome”); provided, however, that any change (A) in the market price or trading volume of the Shares, (B) in generally accepted accounting principles or the interpretation thereof after the date of this Agreement or (C) in general economic or capital markets conditions shall not itself be deemed to constitute a “Company Material Adverse Effect” or be considered in determining whether a “Company Material Adverse Effect” has occurred.

“Company Property” shall have the meaning set forth in Section 3.16(b).

“Company Requisite Vote” shall mean the approval of this Agreement by a majority of the votes entitled to be cast by the holders of Shares.

“Company Right” shall mean the share purchase rights under the Rights Agreement, dated as of June 17, 1998 (the “Company Rights Agreement”), between the Company and Mellon Investor Services LLC (f/k/a ChaseMellon Shareholder Services, L.L.C.) as Rights Agent.

“Company Rights Agreement” shall have the meaning set forth in the definition of Company Right.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.2.

“Consent” shall have the meaning set forth in Section 5.7(c).

“Contract” shall have the meaning set forth in Section 3.2.

“Covered Proposal” shall have the meaning set forth in Section 8.1(b).

“Dissenting Shares” shall have the meaning set forth in Section 2.9.

“DSU” shall have the meaning set forth in Section 5.3(b)(iii).

“Effective Time” shall have the meaning set forth in Section 2.1(a).

“Employee Benefit Plans” shall have the meaning set forth in Section 3.9(a).

“Employees” shall have the meaning set forth in Section 3.9(a).

“Encumbrance” shall have the meaning set forth in Section 3.20(d).

“Environmental Law” shall have the meaning set forth in Section 3.16(b).

“ERISA” shall have the meaning set forth in Section 3.9(a).

“ERISA Affiliate” shall have the meaning set forth in Section 3.9(c).

“ERISA Plan” shall have the meaning set forth in Section 3.9(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expected Outcome” shall have the meaning set forth in the definition of Company Material Adverse Effect.

“FERC” shall have the meaning set forth in Section 3.4.

“Final Order” shall mean an action or decision that has been granted as to which (i) no request for a stay or any similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such a request that may be designated by statute or regulation has passed, (ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (iii) no Governmental Entity has undertaken to reconsider the action on its own motion and the time within which it may effect such reconsideration has passed and (iv) no appeal is pending (including other administrative or judicial review) or in effect and any deadline for filing any such appeal that may be specified by statute or rule has passed, which in any such case (i), (ii), (iii) or (iv) may result in vacating, reversing, setting aside, annulling, suspending or modifying such action or decision.

“GAAP” shall mean generally accepted accounting principles of the United States of America consistently applied, as in effect from time to time.

“Governmental Entity” shall mean any domestic or foreign court, arbitral tribunal, administrative agency, political subdivision or commission or other governmental or regulatory agency or authority, securities exchange, self-regulatory organization, including those related to state and local governments.

“Hazardous Substance” shall have the meaning set forth in Section 3.16(b).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IBM” shall have the meaning set forth in Section 3.15(c).

“Indemnified Parties” shall have the meaning set forth in Section 5.10(a).

“Initial Termination Fee” shall have the meaning set forth in Section 8.1(b).

“Intellectual Property” shall mean all (i) trademarks, service marks, certification marks, collective marks, Internet domain names, logos, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, renewals, extensions and reissues, (iii) confidential information (to the extent belonging to the Company or authorized for use by the Company), trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, customer lists and supplier lists (collectively, “Trade Secrets”), (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation compilations), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, and (v) all other intellectual property or proprietary rights.

“IRS” shall have the meaning set forth in Section 3.9(a).

“IT Assets” shall mean the Company’s and its Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment and all associated documentation.

“Joint Venture” of a Person shall mean any Person that is not a Subsidiary of such first Person, in which such first Person or one or more of its Subsidiaries own directly or indirectly an equity interest, other than equity interests held for passive investment purposes that are less than 5% of each class of the outstanding voting securities or equity interests of such second Person.

“Law” shall mean any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

“Leased Real Property” shall have the meaning set forth in Section 3.20(b).

“Lien” shall mean any lien, charge, pledge, security interest, claim or other encumbrance.

“Material Contracts” shall have the meaning set forth in Section 3.15(a).

“Merger” shall have the meaning set forth in the first recital hereto.

“Merger Price” shall have the meaning set forth in the second recital hereto.

“Multiemployer Plan” shall have the meaning set forth in Section 3.9(a).

“Note” shall have the meaning set forth in Section 5.16.

“Options” shall have the meaning set forth in Section 2.10(a).

“Order” shall have the meaning set forth in Section 6.1(b).

“Other Filings” shall have the meaning set forth in Section 3.13.

“Owned Real Property” shall have the meaning set forth in Section 3.20(a).

“Parent” shall have the meaning set forth in the preamble hereto.

“Parent Disclosure Letter” shall have the meaning set forth in Section 1.4.

“Parent Material Adverse Effect” shall mean any change or effect having a material adverse effect on the ability of Parent and/or Sub to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby.

“Paying Agent” shall have the meaning set forth in Section 2.6(a).

“Payment Fund” shall have the meaning set forth in Section 2.7.

“PBGC” shall have the meaning set forth in Section 3.9(c).

“Pension Plan” shall have the meaning set forth in Section 3.9(b).

“Permits” shall have the meaning set forth in Section 3.7(b).

“Permitted Investments” shall have the meaning set forth in Section 2.7.

“Person” shall mean and include an individual, a partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, a group and a Governmental Entity.

“Power Transactions” shall mean transactions relating to the purchase, sale, swap, hedge, trade, option, replacement, scheduling, offset, claim, settlement or other agreement for the acquisition or disposition of electric capacity or energy or other products or services related thereto, including, without limitation, the transporting, delivery or transmission thereof and any collateral, credit support, margin agreements or similar arrangements.

“Proxy Statement” shall have the meaning set forth in Section 5.4(a).

“Preferred Stock” shall have the meaning set forth in Section 3.3(a).

“Rate Case” shall mean the petition filed by the Company with the VPSB on April 14, 2006 entitled Tariff filing of North Stars Corporation requesting an 11.95% increase in its rates, effective May 29, 2006, VPSB Docket No. 7175.

“Regulated Subsidiary” shall mean a subsidiary of the Company which is subject to the regulatory authority of the Vermont Public Service Board or any successor regulatory commission or agency to either and any other subsidiary that is subject to federal or state regulation as a public utility company.

“Regulatory Approvals Committee” shall have the meaning set forth in Section 5.7(a).

“Required Consents” shall mean, collectively, the Consent of or to, or waiver by, each of the Governmental Entities (other than any Governmental Entities that are Antitrust Authorities) specifically set forth in Section 3.4 of this Agreement, Section 3.4 of the Company Disclosure Letter and Section 4.3 of this Agreement and any other Consent or waiver from a Governmental Entity required in connection with the transactions contemplated by this Agreement, if the failure to make or obtain such Consent or waiver could reasonably be likely, individually or in the aggregate, to have a Company Material Adverse Effect.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” shall have the meaning set forth in the second recital hereto.

“Significant Subsidiary” shall mean any Regulated Subsidiary and any “significant subsidiary” of the Company, as such term is defined in Rule 405 under the Securities Act.

“Special Meeting” shall have the meaning set forth in Section 5.4(c).

“Stock Plans” shall have the meaning set forth in Section 2.10(a).

“Sub” shall have the meaning set forth in the preamble hereto.

“Subsidiary” shall mean, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries or by such Person and any one or more of its respective Subsidiaries or any other Person of which such Person is the general partner.

“Superior Proposal” shall mean an Acquisition Proposal (substituting for the purposes of this definition of Superior Proposal 80% for each instance of 20% and 20% for each instance of 80% in the definition of Acquisition Proposal) on terms which the Board, after consultation with its independent financial advisors, determines in good faith to be more favorable to the shareholders of the Company (in their capacity as such) from a financial point of view than the transactions contemplated hereby (taking into account all legal and financial aspects of such Acquisition Proposal and the factors set forth in Section 7.07 of the Company’s Amended and Restated Articles of Incorporation) and as a result of which the Board determines, after consultation with its outside legal counsel, that its fiduciary duties require it to recommend that the shareholders of the Company approve or accept such Acquisition Proposal.

“Surviving Corporation” shall have the meaning set forth in Section 2.1(b).

“Tax Returns” shall mean all reports and returns including elections, declarations, disclosures, schedules, estimates and information returns required to be filed on or before the Closing Date with respect to the Taxes of the Company and its Subsidiaries including, without limitation, consolidated federal income tax returns of the Company and its Subsidiaries.

“Taxes” shall mean all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of the Company and its Subsidiaries, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Termination Date” shall have the meaning set forth in Section 7.1(b)(ii).

“Termination Fee” shall have the meaning set forth in Section 8.1(b).

“Trade Secrets” shall have the meaning set forth in the definition of “Intellectual Property.”

“Uncertificated Shares” shall have the meaning set forth in Section 2.6(d).

“VBCA” shall have the meaning set forth in the first recital hereto.

“VELCO” shall mean Vermont Electric Power Company, Inc.

“VPSB” shall have the meaning set forth in Section 3.4.

Section 1.2. Construction. In this Agreement, unless the context otherwise requires:

(a) any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication;

(b) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(c) references to Articles, Sections, Exhibits, Schedules, the preamble and recitals are references to articles, sections, exhibits, schedules, the preamble and recitals of this Agreement;

(d) reference to “day” or “days” are to calendar days;

(e) this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented; and

(f) “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import.

Section 1.3. Schedules and Exhibits. The Schedules and Exhibits to this Agreement are incorporated into and form an integral part of this Agreement and shall be deemed a part of this Agreement.

Section 1.4. Knowledge. When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of the Company” or words of similar import, it shall mean the current, actual knowledge of the individuals set forth in Section 1.4 of the Company Disclosure Letter. When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of Parent and/or Sub” or words of similar import, it shall mean the current, actual knowledge of the individuals set forth in Section 1.4 of the disclosure letter delivered by the Parent and Sub to the Company upon entering into this Agreement (the “Parent Disclosure Letter”).

ARTICLE II

THE MERGER

Section 2.1. The Merger. (a) Upon the terms and subject to the conditions of this Agreement, immediately following the Closing, articles of merger (the “Articles of Merger”) complying with Section 11.05 of the VBCA shall be delivered to the Secretary of State of the State of Vermont for filing. The Merger shall become effective upon acceptance by the Secretary of State of the Articles of Merger (or at such later time reflected in such Articles of Merger as shall be agreed to by Parent and the Company). The date and time when the Merger shall become effective is hereinafter referred to as the “Effective Time.”

(b) On the terms and subject to the conditions set forth in this Agreement and in accordance with the VBCA, at the Effective Time, Sub shall be merged with and into the Company, and the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation under the Laws of the State of Vermont (the “Surviving Corporation”).

(c) From and after the Effective Time, the Merger shall have the effects set forth in Section 11.06 of the VBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges and powers of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become debts, liabilities and duties of the Surviving Corporation.

Section 2.2. Articles of Incorporation of the Surviving Corporation. Effective as of the Effective Time, Parent shall cause the Articles of Incorporation of the Surviving Corporation to be amended in their entirety to read as set forth in Exhibit A hereto, until thereafter amended as provided therein or by applicable Law.

Section 2.3. Bylaws of the Surviving Corporation. The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation immediately after the Effective Time.

Section 2.4. Directors and Officers of the Surviving Corporation. The parties shall take all actions necessary so that at the Effective Time, (i) the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Articles of Incorporation and Bylaws of the Surviving Corporation, until their respective successors shall be duly elected or appointed and qualified and (ii) the officers of the Company immediately prior to the Effective Time shall, subject to the applicable provisions of the Articles of Incorporation and Bylaws of the Surviving Corporation, be the officers of, and hold the same positions with, the Surviving Corporation until their respective successors shall be duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Bylaws of the Surviving Corporation. The Surviving Corporation shall cause five members of the Board designated by the Company who are members of the Board as of the Closing and the chief executive officer of the Surviving Corporation to be elected to the Board of Directors of the Surviving Corporation as of the Effective Time.

Section 2.5. Conversion of Stock. At the Effective Time, as a result of the Merger and without any action on the part of any holder of capital stock of the Company:

(a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares which are held by any wholly-owned Subsidiary of the Company or in the treasury of the Company, or which are held by Parent or Sub, or any direct or indirect wholly-owned Subsidiary of Parent, all of which shall cease to be outstanding and be canceled and none of which shall receive any payment with respect thereto, and Dissenting Shares, which shall be subject to the provisions of Section 2.9 hereof) and all rights in respect thereof shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive an amount in cash, without interest, equal to the Merger Price; and

(b) Each share of common stock, par value $0.01 per share, of Sub, then issued and outstanding, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one fully paid and nonassessable share of common stock, par value $3.33 1/3 per share, of the Surviving Corporation.

Section 2.6. Paying Agent; Surrender of Certificates. (a) Prior to the Effective Time, Parent shall (after consultation with the Company) designate a bank or trust company located in the United States to act as paying agent (the “Paying Agent”) to receive funds in trust in order to make the payments contemplated by Section 2.5(a). Prior to the Effective Time, Parent shall enter into a paying agent agreement with the Paying Agent in form and substance reasonably acceptable to the Company. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail and/or make available to each holder of a certificate which, prior to the Effective Time, represented Shares or any portion of a Share (the “Certificates”) (other than those which are held by any wholly-owned Subsidiary of the Company or in the treasury of the Company, or which are held by Parent or Sub or any direct or indirect wholly-owned Subsidiary of Parent) a notice and letter of transmittal advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Paying Agent such Certificate or Certificates in exchange for the aggregate Merger Price deliverable in respect thereof pursuant to this Article II. Upon the surrender for cancellation to the Paying Agent of such Certificates, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereon, and any other items specified by the letter of transmittal, the Paying Agent shall promptly pay to the Person entitled thereto the product of the Merger Price and the number of Shares and any portion of a Share represented by such Certificates. Until so surrendered, each Certificate shall be deemed, for all corporate purposes, to evidence only the right to receive upon such surrender the aggregate Merger Price deliverable in respect thereof to which such Person is entitled pursuant to this Article II. No interest shall be paid or accrued in respect of such cash payments.

(b) If the aggregate Merger Price (or any portion thereof) is to be delivered to a Person other than the Person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of such Merger Price that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, and that the Person requesting such transfer pay to the Paying Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Paying Agent that such taxes have been paid or are not required to be paid.

(c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent or the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to the alleged loss, theft or destruction of such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the aggregate Merger Price deliverable in respect thereof as determined in accordance with this Article II.

(d) Uncertificated Shares. Parent shall cause the Paying Agent to pay promptly following the Effective Time, to each holder of Shares registered in the stock transfer books of the Company, but for which no certificates have been issued (“Uncertificated Shares”) an amount in cash equal to the Merger Price multiplied by the number of Uncertificated Shares held by such holder.

Section 2.7. Payment. Prior to the Effective Time, Parent shall deposit or cause to be deposited in trust with the Paying Agent cash in United States dollars in an aggregate amount equal to the product of (a) the number of Shares reasonably expected to be outstanding immediately prior to the Effective Time (other than Shares which are held by any wholly-owned Subsidiary of the Company or in the treasury of the Company, or which are held directly or indirectly by Parent, Sub or any direct or indirect Subsidiary of Parent, or Dissenting Shares) and (b) the Merger Price (such amount, together with any funds thereafter added being hereinafter referred to as the “Payment Fund”). The Payment Fund shall be invested by the Paying Agent as directed by Sub (i) in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper of an issuer organized under the laws of a state of the United States rated of the highest quality by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Group, or certificates of deposit, bank repurchase agreements or bankers’ acceptances of a United States commercial bank having at least $1,000,000,000 in assets (collectively, “Permitted Investments”) or (ii) in money market funds which are invested in Permitted Investments, and any net earnings with respect thereto shall be paid to Sub as and when requested by Sub. The Paying Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 2.5(a) out of the Payment Fund. The Payment Fund shall not be used for any other purpose. Promptly following the date which is one year after the Effective Time, the Paying Agent shall return to the Surviving Corporation all cash, certificates and other instruments in its possession that constitute any portion of the Payment Fund, and the Paying Agent’s duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar Laws) receive in exchange therefor the aggregate Merger Price deliverable in respect thereof pursuant to this Article II, without interest, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under applicable Law. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of Certificates for any Merger Price with respect to such Certificates delivered to a public official pursuant to applicable abandoned property, escheat and similar Laws.

Section 2.8. No Further Rights of Transfers. At and after the Effective Time, each holder of Shares shall cease to have any rights as a shareholder of the Company, except as otherwise required by applicable Law and except for, in the case of a holder of a Certificate (other than Shares to be canceled pursuant to Section 2.5(a)), the right to surrender his or her Certificate in exchange for payment in accordance with this Article II, and no transfer of Shares shall be made on the stock transfer books of the Surviving Corporation. Certificates presented to the Surviving Corporation after the Effective Time shall be canceled and exchanged for cash as provided in this Article II. As of the Effective Time the stock ledger of the Company with respect to the Shares shall be closed.

Section 2.9. Dissenting Shares. Each Share the holder of which has perfected its right to dissent under Section 13.01 et seq. of the VBCA and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive any payment under this Article II, and the holder thereof shall be entitled only to such rights as are granted by the VBCA; provided, however, that any Dissenting Share held by a Person at the Effective Time who shall, after the Effective Time, withdraw the demand for payment for shares or lose the right to payment for shares, in either case pursuant to the VBCA, shall be deemed to be converted into, as of the Effective Time, the right to receive payment pursuant to this Article II. The Company shall give Parent (i) prompt notice upon receipt by the Company of any such written demands for payment of the fair value of such Shares and of withdrawals of such notice and any other instruments provided pursuant to applicable Law and (ii) the opportunity to direct all negotiations and proceedings with respect to the demand for payment of fair value for such Shares under the VBCA. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation. The Company shall not, prior to the Effective Time, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for payment of fair value, offer to settle or settle any such demands without the written consent of Parent.

Section 2.10. Stock Options and Deferred Stock Units. (a) Immediately prior to the Effective Time, each outstanding stock option and other right to purchase Shares (each, an “Option” and, collectively, the “Options”) heretofore granted under any stock option or stock-based compensation plan of the Company or otherwise (the “Stock Plans”), whether or not then vested or exercisable shall no longer be exercisable for the purchase of Shares, but shall entitle each holder thereof, in cancellation and settlement therefor, to payments in cash (the “Cash Payment”), at the Effective Time, equal to the product of (i) the total number of Shares subject to such Option, whether or not then vested or exercisable and (ii) the amount, if any, by which the Merger Price exceeds the exercise price per Share subject to such Option; each such Cash Payment to be paid to each holder of an outstanding vested Option promptly following the Effective Time, and such Option shall at such time be cancelled. The Company shall terminate, as of the Effective Time, the Stock Plans and amend, as of the Effective

Time, the provisions of any other Employee Benefit Plans providing for the issuance, transfer or grant of any capital stock of the Company, or any interest in respect of any capital stock of the Company, to provide no continuing rights to acquire, hold, transfer or grant any capital stock of the Company or any interest in the capital stock of the Company.

(b) Deferred Stock Units. Each DSU granted under a Stock Plan and outstanding immediately prior to the Effective Time, whether or not then vested, shall be cancelled as of the Effective Time and the holder thereof shall be entitled to receive an amount in cash in lieu of such cancelled DSU equal to product of (i) the number of Shares subject to such deferred stock units and (ii) the Merger Price.

Section 2.11. Section 16 Matters. Prior to the Effective Time, the Company may take all such reasonable steps as may be permitted through resolutions of the Board to cause the transactions contemplated by this Agreement, including any dispositions of equity securities (including derivative securities) of the Company by each individual who is at the Effective Time subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 2.12. Closing. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Article VII, and subject to the satisfaction or waiver of all of the conditions set forth in Article VI, the closing of the Merger (the “Closing”) shall take place at 10:00 A.M. at the offices of Downs Rachlin Martin PLLC, Courthouse Plaza, 199 Main Street, Burlington, Vermont 05402, as soon as practicable, but in any event within five Business Days after the last of the conditions set forth in Article VI is satisfied or waived, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, or at such other date, time or place as the parties hereto shall agree in writing. Such date is herein referred to as the “Closing Date.”

Section 2.13. Withholding Rights. The Company, the Surviving Corporation, Parent, Sub and the Paying Agent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from any payment made pursuant to this Article II, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of applicable state, local or foreign tax Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made.

Section 2.14. Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Merger Price shall be equitably adjusted.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Sub, except as set forth in the correspondingly numbered section of the disclosure letter delivered by the Company to Parent and Sub immediately prior to entering into this Agreement (the “Company Disclosure Letter”) as of the date hereof and as of the Closing Date, as follows:

Section 3.1. Due Organization, Good Standing and Corporate Power. Each of the Company and its Significant Subsidiaries is a corporation duly incorporated (or, if not a corporation, duly organized), validly existing and in good standing under the Laws of the jurisdiction of its incorporation (or, if not a corporation, organization) and each such Person has all requisite power (corporate or otherwise) and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its

Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. The Company has provided to Parent prior to the date of this Agreement complete and correct copies of the Company’s Articles of Association and the Company’s Bylaws and the comparable governing documents of each of its Subsidiaries and Joint Ventures.

Section 3.2. Authorization; Noncontravention. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and (subject to the approval of this Agreement by the Company Requisite Vote) to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by the Board, the Board has adopted this Agreement, and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby (other than, in each case, as required by the VBCA, the approval of this Agreement by the Company Requisite Vote and the filing of Articles of Merger with the Secretary of State of the State of Vermont). This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement will not, (a) conflict with any of the provisions of the Articles of Association or Bylaws of the Company or with any of the provisions of the Articles of Incorporation or Bylaws or other equivalent governing documents, as applicable, of any of its Subsidiaries, (b) with or without notice, lapse of time or both, constitute or result in a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease license, contract, note, mortgage, indenture, arrangement or other obligation whether oral or written (each a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets are bound or subject, or any change in the rights or obligations of any party under any such Contract or (c) subject to the consents, approvals, authorizations, declarations, filings and notices referred to in Section 3.4 hereof, contravene any domestic or foreign Law, rule or regulation or any order, writ, judgment, injunction, decree, determination or award currently in effect, applicable to the Company or its Subsidiaries except, in the case of clauses (b) and (c) above, for any such breach, violation, termination, default, creation, acceleration or change that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

Section 3.3. Capitalization. (a) The authorized capital stock of the Company consists of (i) 10,000,000 Shares, $3.33 1/3 par value per Share and (ii) 442,430 shares of preferred stock, $100 par value per share, (iii) 50,000 shares of preference stock, $100 par value per share (the shares of preferred and preference stock referred to in clauses (ii) and (iii) being the “Preferred Stock”). At the close of business on June 20, 2006, (i) (A) 5,267,783 Shares were issued and outstanding, (B) 138,300 Shares were subject to issuance upon exercise of outstanding Options granted under the Stock Plans, and no Options have been issued since December 31, 2003, (C) as of any particular date, the number of additional Shares issuable pursuant to Section 11(a)(ii) of the Company Rights Agreement, as applied at of such date, might be subject to issuance upon exercise of Company Rights in accordance therewith and (D) 66,968 Shares were subject to issuance pursuant to DSUs, and no DSUs have been issued since May 23, 2006; and (ii) no shares of Preferred Stock were outstanding. All issued and outstanding shares of capital stock of the Company and each of its Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, and are not subject to any preemptive rights. Except as set forth in this Section 3.3, no shares of capital stock or other equity securities of the Company were issued, reserved for issuance or outstanding. Since the close of business on June 20, 2006 through the date hereof, no shares of capital stock or other equity securities of the Company have been issued or reserved for issuance or become outstanding, other than Shares described in clauses (i) (B) and (D) of the second sentence of this Section 3.3 that have been issued upon the exercise of outstanding Options granted under the Stock Plans. Except as described in this Section 3.3, there are no outstanding rights, options, warrants, appreciation rights, conversion rights, stock redemption rights, repurchase rights, subscription or other rights of any kind (including any preemptive rights), agreements or commitments that (x) obligate the Company or any of its Subsidiaries to issue, sell or transfer, or repurchase, redeem or otherwise acquire, any shares of the capital stock of the Company or any of its Subsidiaries, (y) restrict the direct or indirect transfer of any shares of capital stock of the Company or any of its Subsidiaries or (z) to the Knowledge of the Company, relate to the voting of any shares of capital stock of the Company or any of its Subsidiaries. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(b) Section 3.3(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, with respect to all of the Company’s Subsidiaries and Joint Ventures, the name of each such entity and jurisdiction of organization of each such entity. All of the shares of capital stock of the Company’s Subsidiaries are owned by the Company or its Subsidiaries, and all of the shares of capital stock of the Company’s Subsidiaries and the shares of capital stock or other equity interests of the Company’s Joint Ventures that are owned by the Company or its Subsidiaries, are owned by the Company or such Subsidiaries free and clear of all Liens. The Company has no unfunded capital commitments to any Subsidiary or Joint Venture.

Section 3.4. Consents and Approvals. No Consent of or to, or waiver by, any Governmental Entity or any other third party, which has not been received or made, is necessary or required with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (a) expiration or termination of the waiting period under the HSR Act, (b) the Consent of each of the Vermont Public Service Board (the “VPSB”) and the Federal Energy Regulatory Commission (“FERC”), (c) compliance with any applicable requirements of the Exchange Act and any applicable state securities, blue sky or takeover Laws, (d) the Company Requisite Vote and the filing of the Articles of Merger, (e) if applicable, the notification of the transactions contemplated by this Agreement to the Committee on Foreign Investment in the United States under Section 721 of Title VII of the Defense Production Act of 1950, as amended by the Omnibus Trade and Competitiveness Act of 1988 and (f) any other Consents which, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

Section 3.5. Company Reports and Financial Statements. (a) Since December 31, 2003, the Company has filed on a timely basis all forms, reports, schedules, statements, certifications and other documents with the Commission relating to periods commencing on or after such date required to be filed by it pursuant to Law and the Commission rules and regulations under the United States federal securities Laws (such forms, reports, schedules, statements, certifications and other documents, in each case, as amended, being hereinafter referred to as the “Commission Filings”), and, as of their respective dates, the Commission Filings complied or, if not yet filed or furnished, will, at the time filed or furnished, comply in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be. As of their respective dates, the Commission Filings did not, and any Commission Filings filed or furnished subsequent to the date hereof will not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(c) The Company has designed disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. As of the date of the most recent evaluation included in the Company’s most recent Quarterly Report on Form 10-Q filed before the date hereof, such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the Commission and other public disclosure documents. The Company has designed internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). As of the date of the most recent evaluation included in the Company’s most recent Annual Report on Form 10-K filed before the date hereof, such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company has disclosed, based on the most recent evaluation of internal control over financial reporting by its chief executive officer and its chief financial officer (or, as the case may be, acting chief financial officer) prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board (A) any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since December 31, 2004, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Employees regarding questionable accounting or auditing matters, have been received by the Company.

(d) Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Commission Filings (including the related notes and schedules) has been prepared in accordance with GAAP (except (i) in the case of Commission Filings made prior to the date of this Agreement, as may be indicated therein or in the notes or schedules thereto and (ii) in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the Commission) and fairly presents or, in the case of Commission Filings filed after the date of this Agreement, will fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, comprehensive income, cash flows and changes in shareholders equity included in or incorporated by reference into the Commission Filings fairly presents, or in the case of Commission Filings filed after the date hereof, will fairly present the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustment that will not be material in amount or effect).

(e) Except as reflected, reserved against or otherwise disclosed in the balance sheets, the notes to the financial statements or management’s discussion and analysis of financial condition and results of operations of the Company included in the Commission Filings most recently filed and publicly available prior to the date of this Agreement and other than liabilities incurred in the ordinary course of business since December 31, 2005, neither the Company nor any of its Subsidiaries has any liabilities or obligations (absolute, accrued, fixed, contingent or otherwise) other than liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or liabilities contemplated by this Agreement to be incurred pursuant to this Agreement or the Merger.

Section 3.6. Absence of Certain Changes. From December 31, 2005 until the date of this Agreement, the businesses of the Company and each of its Subsidiaries have been conducted in the ordinary course, and the Company and its Subsidiaries have not:

(i) suffered any change in the financial condition, properties, assets, liabilities, business, prospects or results of operation or any circumstance, occurrence or development which, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect;

(ii) created or incurred any Lien material to the Company or any of its Subsidiaries on any assets of the Company or any of its Subsidiaries;

(iii) acquired, made any investment in, or made any loans or capital contributions to, or acquired, other than in the ordinary course of business, any assets from any Person;

(iv) transferred, sold, leased, licensed, mortgaged, pledged, surrendered, encumbered, divested, canceled, abandoned or allowed to lapse or expire or otherwise disposed of or granted rights to any of its properties or assets, except in the ordinary course of business;

(v) (A) incurred any indebtedness for borrowed money or guaranteed any such indebtedness of another Person, or issued or sold any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, other than borrowings under existing credit facilities or (B) made any loans or advances to any other person or entity;

(vi) settled (A) any material litigation or other proceedings before a Governmental Entity, or (B) any obligation or liability of the Company, for an amount in excess of $1 million in the case of this clause (B);

(vii) made any material tax election not required by Law or settled or compromised any material tax liability other than in the ordinary course of business;

(viii) other than in the ordinary course of business, (A) waived any rights of substantial value or (B) canceled or forgiven any indebtedness for borrowed money owed to the Company or any of its Subsidiaries;

(ix) suffered any material damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance;

(x) made any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries;

(xi) declared any dividend or distribution on any of its capital stock other than (A) the quarterly dividend of $0.28 per Share paid on March 31, 2006 and (B) the quarterly dividend of $0.28 per Share declared on April 3, 2006; and

(xii) made any agreement to do any of the foregoing.

Section 3.7. Compliance with Laws. (a) The operations of the Company and its Subsidiaries are not being conducted in violation of any Law, rule, regulation or order of any Governmental Entity, applicable to the Company or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or effected, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated hereby.

(b) The Company and its Subsidiaries hold all federal, state, local and foreign permits, approvals, licenses, franchises, authorizations, certificates, rights, exemptions and orders from Governmental Entities (the “Permits”) that are necessary for the operation of the business of the Company and/or its Subsidiaries as conducted as of the date hereof, except to the extent that any such failure to hold Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated hereby. The Company and its Subsidiaries are in compliance with all Permits, and with all other permits, approvals, licenses, authorizations, certificates, rights, exemptions, and orders that they hold, except to the extent that any such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated hereby. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries, the existence of which has been disclosed to the Company, is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same. To the Knowledge of the Company, no material change is required in the Company’s or any of its Subsidiaries’ processes, properties or procedures in connection with any such Laws, and the Company and its Subsidiaries have not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof.

Section 3.8. Litigation. There is no civil, criminal or administrative action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before any Governmental Entity, pending, or, to the Knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries, or any of their respective properties or rights which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which, individually or in the aggregate, has resulted, or would reasonably be expected to result in a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

Section 3.9. Employee Benefit Plans. (a) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the “Employees”) and current or former directors of the Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Employee Benefit Plans”) are listed on Section 3.9 of the Company Disclosure Letter; provided, however, that any such benefit or compensation plan, contract, policy or arrangement covering former employees or former directors of the Company and its Subsidiaries shall only be deemed to be an Employee Benefit Plan and shall only be listed on Section 3.9 of the Company Disclosure Letter to the extent such plan, contract, policy or arrangement is material. Each Employee Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service (“IRS”), including any master or prototype plan, has been separately identified on Section 3.9 of the Company Disclosure Letter.

(b) All Employee Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), are in substantial compliance with ERISA, the Code and other applicable Laws. Each Employee Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS covering all tax Law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company does not have Knowledge of any circumstances likely to result in the loss of the qualification of any such Plan under Section 401(a) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement, could subject the Company or any Subsidiary of it to a tax or penalty imposed by either Section 4975 or Section 4980 of the Code or Section 502(i) or Section 4071 of ERISA in an amount which would be material.

(c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). The Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation (“PBGC”) Reg. Section 4043.33 or 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transaction contemplated by this Agreement. No notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code (including Section 412(m)).

(d) All contributions required to be made under each Employee Benefit Plan, as of the date of this Agreement, have been timely made and all obligations in respect of each Employee Benefit Plan have been properly accrued and reflected in the Company’s financial statements referred to in Section 3.5 Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. It is not reasonably anticipated that required minimum contributions to any Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(e) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition, whether or not as a result of a change in the funding method, of such Pension Plan since the last day of the most recent plan year.

(f) As of the date of this Agreement, there is no pending or threatened litigation relating to the Employee Benefit Plans (other than Multiemployer Plans). Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement. The Company or its Subsidiaries may amend or terminate any retiree health and life benefits plans at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(g) There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Employee Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (w) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (x) accelerate the time of payment or vesting (except as required by the Code or ERISA) or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Employee Benefit Plans, (y) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Employee Benefit Plans or (z) result in payments under any of the Employee Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(h) The actions contemplated in Section 2.10(a) of this Agreement are permissible pursuant to the terms and conditions of the Options, Stock Plans, Deferred Compensation Plan for Officers and Directors and Employee Benefit Plans, without the necessity for consents or waivers from any Option holders or plan participants.

Section 3.10. Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding that asserts that the Company or any of its Subsidiaries has committed an unfair labor practice or that seeks to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Company, threatened, nor has there been since December 31, 2001, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. The Company and its Subsidiaries have complied in all material respects with the reporting requirements of the Labor Management Reporting and Disclosure Act. No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority.

Section 3.11. Taxes.

(a) All material Tax Returns that are required to be filed (taking into account extensions of the time for filing) on or before the Closing by or with respect to the Company and its Subsidiaries, have been or will be timely filed on or before the Closing, and all such Tax Returns are or, at the time filed, will be, true, correct and complete in all material respects.

(b) All material Taxes whether or not shown to be due on a Tax Return have been or, if not yet due, but due before Closing, will have been timely paid in full on or before the Closing. Other than Taxes incurred in the ordinary course of business, the Company and its Subsidiaries have no material liability for unpaid Taxes accruing after the date of the Company’s and the Subsidiary’s (respectively) latest Tax Returns.

(c) All Tax deficiencies asserted or assessments made by a Taxing authority have been paid in full or are adequately provided for in the Company’s most recent consolidated balance sheet in the Commission Filings.

(d) No issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (a) are currently pending.

(e) No currently effective waivers of statutes of limitation have been given by or requested with respect to any Taxes of the Company and its Subsidiaries.

(f) The Company and its Subsidiaries will not be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Closing, to include any material adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign Law) in taxable income for any Tax period beginning on or after the Closing Date, or (B) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law), to include any material item of income in or exclude any material item of deduction from any Tax period beginning on or after the Closing.

(g) The Company and its Subsidiaries have never been members of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than a group of which the Company and its Subsidiaries (including any former Subsidiaries) were all the members.

(h) No currently effective closing agreements, private letter rulings, technical advance memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company and its Subsidiaries.

(i) None of the Company, its Subsidiaries, and any predecessor to the Company and its Subsidiaries, has made with respect to the Company or its Subsidiaries, or any predecessor of the Company or its Subsidiaries, any currently effective consent under former Section 341(f) of the Code.

(j) The Company and its Subsidiaries have not participated in any “reportable transactions” within the meaning of (but not reported in compliance with) Treasury Regulations Section 1.6011-4, and the Company and its Subsidiaries have not been a “material advisor” to any such transactions within the meaning of Section 6111 of the Code.

(k) The Company and its Subsidiaries have withheld all material amounts of Taxes (and timely paid to the appropriate Governmental Entity) from the employees, customers and any other applicable payees related to the Company and its Subsidiaries for all periods in compliance with all tax withholding provisions of applicable federal, state, local and foreign Laws (including income, social security and employment tax withholding for all types of compensation, back-up withholding and withholding on payments to non-United States persons).

Section 3.12. Intellectual Property. (a) To the Knowledge of the Company, the Company or its Subsidiaries own or have the right to use, free and clear of all Liens, all Intellectual Property necessary to conduct the businesses of the Company and its Subsidiaries substantially as presently conducted except where the failure to so own or have such right, or the presence of such Liens, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Since December 31, 2003, the Company has not received written notice and, to the Knowledge of the Company, no claim has been threatened by any person, challenging the use or ownership by the Company or its Subsidiaries of any Intellectual Property, except for claims that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries in connection with their respective businesses, and operate in a manner sufficient for the continued conduct of the Company’s and its Subsidiaries’ business in substantially the same manner as presently conducted. To the Knowledge of the Company, the IT Assets do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults or other devices or effects that (i) enable or assist any person to access without authorization of the IT Assets, or (ii) otherwise significantly adversely affect the functionality of the IT Assets, except as disclosed in its documentation. To the Knowledge of the Company, no person has gained unauthorized access to the IT Assets. The Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.

Section 3.13. Information. None of the information included or incorporated by reference in (i) the Proxy Statement or (ii) any document filed or to be filed with or furnished to the Commission by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement (the “Other Filings”) will, at the respective times filed with or furnished to the Commission and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement thereto is mailed to shareholders of the Company, and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, provided that no representation is made by the Company with respect to information furnished by Parent or Sub specifically for inclusion therein. The Proxy Statement and the Other Filings made by the Company will, at the respective times filed with or furnished to the Commission, comply as to form with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Sub specifically for inclusion in the Other Filings.

Section 3.14. Broker’s or Finder’s Fee. Except for the fees of Banc of America Securities LLC, no agent, broker, Person or firm acting on behalf of the Company is, or shall be, entitled to any broker’s fees, finder’s fees or commissions from the Company in connection with this Agreement or any of the transactions contemplated hereby from any of the parties hereto. The Company has previously provided to Parent all Contracts between the Company and any of its Subsidiaries and Banc of America Securities LLC requiring the payment of a broker’s fee, finder’s fee or commission in connection with this Agreement.

Section 3.15. Certain Contracts and Arrangements. (a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract of the following nature (collectively, together with Contracts that are required to be described in or filed as an exhibit to a Commission Filing, the “Material Contracts”):

(i) any Contract that is reasonably likely to require either (x) annual payments to or from the Company and its Subsidiaries of more than $1 million or (y) aggregate payments to or from the Company and its Subsidiaries of more than $10 million;

(ii) other than with respect to any partnership that is wholly-owned by the Company or any wholly-owned Subsidiary of the Company, any Contract with respect to a Joint Venture;

(iii) any Contract (other than among direct or indirect wholly-owned Subsidiaries of the Company) relating to indebtedness for borrowed money or the deferred purchase price of property, in each case, of more than $500,000 in the aggregate;

(iv) any non-competition Contract or other Contract that (A) purports to limit in any material respect either the type of business in which the Company or its affiliates (or, after the Effective Time, Parent or its affiliates) may engage or the manner or locations in which any of them may so engage in any business, (B) could require the disposition of any material assets of the Company or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries or (C) prohibits or limits the right of the Company or any of its Subsidiaries to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property rights;

(v) any Contract to which the Company or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of the other party or any of its affiliates;

(vi) any Contract providing for indemnification by the Company or any of its Subsidiaries of any Person, except for any such Contract that is (A) not material to the Company or any of its Subsidiaries and (B) entered into in the ordinary course of business;

(vii) any Power Transaction involving or reasonably likely to involve annual payments in excess of $1 million; or

(viii) any other Contract or group of related Contracts that, if terminated or subject to a default by any party thereto, would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect;

(b) Each Material Contract is a valid and binding agreement of the Company and/or its Subsidiaries, as the case may be, and is in full force and effect, and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in default or breach in any respect under the terms of any such Material Contract; and

(c) To the Knowledge of the Company, there is no plan by International Business Machines Corporation (“IBM”) to reduce production at, or shut down, its Essex Junction, Vermont facility, or of any attempt by IBM to amend the terms of its economic development agreement with the Company.

Section 3.16. Environmental Laws and Regulations. (a) Except as would not reasonably be likely, individually or in the aggregate, to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are and have at all times been in compliance with all applicable Environmental Laws and have obtained and are in compliance with all Permits required of them under such Environmental Laws, (ii) no Company Property (including soils, groundwater, surface water, buildings or other structures) has been contaminated with any Hazardous Substance, (iii) no property formerly owned or operated by the Company or any of its Subsidiaries or predecessors was contaminated with any Hazardous Substance during or prior to such period of ownership or operation, (iv) neither the Company nor any of its Subsidiaries is subject to any liability for Hazardous Substance disposal or contamination on any third party property, (v) neither the Company nor any of its Subsidiaries is subject to liability for any release or threat of release of any Hazardous Substance, (vi) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability or obligations under any Environmental Law, (vii) there are no claims pending, or threatened against the Company or its Subsidiaries or any Company Property under any Environmental Law and (viii) there are no facts, circumstances or conditions relating to the past or present business or operations of the Company or its Subsidiaries or to any Company Property, that would reasonably be expected to give rise to any claim, cost or liability under any Environmental Law.

(b) For purposes of this Agreement, the following terms shall have the following meanings: (i) ”Company Property” shall mean any real property and improvements currently owned, leased or operated by the Company or its Subsidiaries or Joint Ventures, (ii) ”Environmental Law” shall mean any Law, order or other requirement of Law, including any principle of common law, relating to the protection of human health and safety or the environment, or the manufacture, use, transport, treatment, storage, disposal, release or threatened release of petroleum products, asbestos, coal products or byproducts polychlorinated biphenyls or any other substance listed, classified or regulated as hazardous or toxic under such Law, order or other requirement of Law and (iii) ”Hazardous Substance” means any substance that is listed, classified or regulated pursuant to any Environmental Law including without limitation any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, fly ash, coal gasification or processing byproduct or waste, polychlorinated biphenyls, radioactive materials and radon.

Section 3.17. Opinion of Financial Advisor. The Board has received the opinion of Banc of America Securities LLC to the effect that, as of the date of this Agreement, the Merger Price to be received by the holders of Shares in the Merger is fair, from a financial point of view, to such holders.

Section 3.18. Board Adoption. The Board, at a meeting duly called and held, has (a) duly and validly adopted and taken all corporate action required to be taken by the Board to authorize this Agreement and the consummation of the transactions contemplated hereby (taking into account all the factors set forth in Section 7.07 of the Articles of Incorporation of the Company) and (b) subject to the other terms and conditions of this Agreement, resolved to submit this Agreement to the shareholders of the Company for their approval and to recommend that the shareholders of the Company approve this Agreement, and none of the aforesaid actions by the Board has been amended, rescinded or modified.

Section 3.19. Takeover Provisions. No “moratorium,” “control share acquisition,” “fair price” or other anti-takeover Laws and regulations or anti-takeover provision of the Company’s Articles of Association or Bylaws is applicable to the Agreement, the Shares, the Merger or the other transactions contemplated by this Agreement. The Company has (i) duly entered into an appropriate amendment to the Company Rights Agreement which amendment has been provided to Parent and (ii) taken all other action necessary or appropriate so that the entering into of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) do not and will not result in the ability of any person to exercise any Company Rights under the Company Rights Agreement or enable or require the Company Rights to separate from the Shares to which they are attached or to be triggered or become exercisable, and the Company Rights Agreement will expire immediately prior to the Effective Time, and the Company Rights Agreement, as so amended, has not been further amended or modified except in accordance herewith.

Section 3.20. Real Property. (a) Except in any such case that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to the real property owned by the Company or its Subsidiaries (the “Owned Real Property”), (i) the Company or one of its Subsidiaries, as applicable, has good and marketable title to the Owned Real Property, free and clear of any Encumbrance and (ii) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein.

(b) With respect to the real property leased or subleased to the Company or its Subsidiaries (the “Leased Real Property”), the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its Subsidiaries is in breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations or repudiations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Section 3.20(c) of the Company Disclosure Letter contains a true and complete list of all material Owned Real Property (together with all land, buildings, structures, fixtures and improvements located thereon).

(d) For purposes of this Section 3.20 only, “Encumbrance” means any mortgage, Lien, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset but specifically excludes (i) specified encumbrances described in Section 3.20(d) of the Company Disclosure Letter, (ii) encumbrances for current Taxes or other governmental charges not yet due and payable, (iii) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of Company, or the validity or amount of which is being contested in good faith by appropriate proceedings and are reflected on or specifically reserved against or otherwise disclosed in the consolidated balance sheets included in the Commission Filings, (iv) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Owned Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries or Joint Ventures as presently conducted, (v) easements, rights of way or other similar matters or restrictions or exclusions which would be shown by a current title report or other similar report and (vi) any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection.

Section 3.21. Regulation as a Utility. (a) The Company is not regulated as a public utility by any state other than the State of Vermont. Section 3.21 of the Company Disclosure Letter lists each Subsidiary of the Company and each Joint Venture which is a public utility or is otherwise engaged in the regulated supply of electricity or natural gas. None of the Company, any of its Subsidiaries or Joint Ventures is subject to regulation as a public utility or public service company (or similar designation by any state in the United States or any foreign country).

(b) The Company is not a party to any agreement, arrangement or other understanding or process with any Governmental Entity with respect to the generation assets of the Company or any of its Subsidiaries that would be reasonably expected to result in the imposition by such Governmental Entity of a requirement to retire any such generation assets or the incurrence by the Company or any of its Subsidiaries of material expenditures.

Section 3.22. No Ownership of Nuclear Power Plants. None of the Company nor any of its Subsidiaries owns, directly or indirectly, any interest in any nuclear generation station or manages or operates any nuclear generation station, and neither the Company nor any of its Subsidiaries is liable for decommissioning or other costs with respect to any nuclear generation station.

Section 3.23. Insurance. Except for failures to maintain insurance or self-insurance that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, from January 1, 2004, each of the Company and its Subsidiaries has been continuously insured with financially responsible insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as are customary for companies in the United States conducting the business conducted by the Company and its Subsidiaries during such time period. Neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any insurance policy of the Company or any of its Subsidiaries, except with respect to any cancellation or termination that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.24. Condition of the Company’s Assets. The assets and equipment of the Company and its Subsidiaries are sufficient for the continued conduct of the Company’s and its Subsidiaries’ business in substantially the same manner as presently conducted.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Each of Parent and Sub hereby represents and warrants to the Company, except as set forth in the correspondingly numbered section of the Parent Disclosure Letter, as follows:

Section 4.1. Due Organization, Good Standing and Corporate Power. Each of Parent and Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to own, lease and operate its properties to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Sub has delivered to the Company complete and correct copies of its Certificate of Incorporation and Bylaws, in each case, as amended and in full force and effect as of the date of this Agreement. Neither Parent nor Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws. Sub is a direct wholly-owned Subsidiary of Parent.

Section 4.2. Authorization; Noncontravention. Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Sub and the consummation by each of them of the transactions contemplated hereby have been duly authorized and adopted by the board of directors of each of Parent and Sub and have been duly approved by Parent as sole shareholder of Sub. Promptly following the date of this Agreement, Parent will have approved this Agreement as the sole shareholder of Sub. No other corporate action on the part of either of Parent or Sub is necessary to authorize the execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation of the transactions contemplated hereby (other than the filing of the appropriate merger documents as required by the VBCA and the approval of the merger by Parent, the sole Shareholder of Sub). This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming that this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and by general equitable principles. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement will not, (a) conflict with any of the provisions of the certificate or articles of incorporation or bylaws (or comparable documents) of Parent or Sub, in each case as amended to the date of this Agreement, (b) conflict with, result in a breach of or default under (with or without notice or lapse of time, or both) any material contract, agreement, indenture, mortgage, deed of trust, lease or other instrument to which Parent or Sub is a party or by which Parent or Sub or any of their respective assets is bound or subject or (c) subject to the consents, approvals, authorizations, declarations, filings and notices referred to in Section 4.3, contravene any domestic or foreign Law, rule or regulation or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (b) and (c) above, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3. Consents and Approvals. No Consent of or to, or waiver by, any Governmental Entity which has not been received or made, is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent or Sub or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (a) expiration or earlier termination of the waiting period under the HSR Act, (b) the Consent of each of the VPSB and the FERC, (c) compliance with any applicable requirements of the Exchange Act and any applicable state securities, blue sky or takeover Laws, (d) the filing of the Articles of Merger, (e) if applicable, the notification of the transactions contemplated by this Agreement to the Committee on Foreign Investment in the United States under Section 721 of Title VII of the

Defense Production Act of 1950, as amended by the Omnibus Trade and Competitiveness Act of 1988 and (f) any other consents, approvals, authorizations, filings or notices which, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4. Information. None of the information supplied or to be supplied by Parent or Sub in writing specifically for inclusion or incorporation by reference in (i) the Proxy Statement or (ii) the Other Filings will, at the respective times filed with the Commission and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement thereto is mailed to shareholders, and at the time of the Special Meeting, contains any untrue statement of a material fact or omits to state any material fact required to be stated or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Other Filings made by Parent or Sub will, at the respective times filed with the Commission, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, if applicable, except that no representation is made by Parent or Sub with respect to statements made therein based on information supplied by the Company in writing specifically for inclusion in the Other Filings.

Section 4.5. Broker’s or Finder’s Fee. Except for SG Barr Devlin, a division of Société Générale and Citigroup Global Markets Inc. (whose fees and expenses as financial advisor to Parent and Sub shall be paid by Parent or Sub), no agent, broker, Person or firm acting on behalf of Parent or Sub is or shall be entitled to any fee, commission or broker’s or finder’s fees in connection with this Agreement or any of the transactions contemplated hereby from any of the parties hereto or from any Affiliate of the parties hereto.

Section 4.6. Funds. Parent and Sub collectively have access to and, at the Effective Time, Parent will cause Sub to have, cash on hand in an aggregate amount sufficient to enable Parent and Sub to timely perform their obligations hereunder, including to pay in full (i) an amount equal to the Payment Fund, and (ii) all fees and expenses payable by Parent and Sub in connection with this Agreement and the transactions contemplated hereby.

Section 4.7. Litigation. There is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before any Governmental Entity pending or, to the Knowledge of Parent, threatened, against or affecting Parent or Sub, or any of their respective properties or rights which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8. Ownership of Shares. Other than as contemplated by this Agreement, as of the date hereof, neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1. Access to Information Concerning Properties and Records. (a) During the period commencing on the date of this Agreement and ending on the earlier of (i) the date on which the Effective Time occurs and (ii) the date on which this Agreement is terminated pursuant to Section 7.1, the Company shall, and shall cause each of its Subsidiaries to, upon reasonable notice, afford Parent and Sub and their respective employees, counsel, accountants, consultants and other authorized representatives, reasonable access during normal business hours to the officers, directors, employees, accountants, properties and books and records of the Company and its Subsidiaries and, during such period, the Company shall furnish promptly to Parent and Sub all information concerning its or its Subsidiaries’ business, financial statements, books and records, properties and personnel as Parent and Sub may reasonably request; provided, however, that the Company may restrict the foregoing access to the extent that it unreasonably disrupts the operations of the Company or its Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to provide any information or access that violates applicable Law, including Antitrust Laws, rules or regulations or the terms of any confidentiality agreement or cause forfeiture of attorney/client privilege to any material extent (provided that the Company shall have used reasonable best efforts to remove any such restriction).

(b) Nothing contained in this Agreement shall give to Parent or Sub, directly or indirectly, rights to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

Section 5.2. Confidentiality. Information obtained by Parent, Sub and their respective employees, counsel, accountants, consultants and other authorized representatives pursuant to Section 5.1 shall be subject to the provisions of the Confidentiality Agreement by and between the Company and Gaz Métro Limited Partnership, dated May 4, 2006 (the “Confidentiality Agreement”). The confidentiality terms of the Confidentiality Agreement shall survive the termination of this Agreement and continue in full force and effect thereafter and the Confidentiality Agreement shall not be modified, waived or amended without the written consent of the Company.

Section 5.3. Conduct of the Business of the Company Pending the Effective Time. (a) The Company and each of its Subsidiaries shall conduct their respective operations only in the ordinary course of business consistent with past practice and, consistent with the terms of this Agreement, use their commercially reasonable efforts to preserve intact their respective business organization, maintain in effect all existing Permits, keep available the services of their current key officers and employees as a group, maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, maintain satisfactory relationships with Governmental Entities and material suppliers, and maintain satisfactory levels of customer service quality and reliability.

(b) In addition, the Company agrees that, except as expressly required by this Agreement or as expressly set forth in the Company Disclosure Letter, during the period commencing on the date hereof and ending at the earlier of (x) the Effective Time and (y) termination of this Agreement pursuant to Section 7.1, neither the Company nor any of its Subsidiaries shall do any of the following without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed):

(i) make or propose any change in or amendment to (A) its Amended and Restated Articles of Incorporation or its Bylaws (or comparable governing documents) or (B) the Articles of Incorporation or Bylaws (or comparable governing documents) of any of its Subsidiaries in a way, in the case of clause (B), that would reasonably be likely to delay or impede the Company’s ability to consummate the Merger or in any way that would have any adverse effect on Parent or Sub following the Merger;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(iii) issue or sell, pledge, dispose of, grant, transfer, encumber or authorize to issue or sell, pledge, dispose of, grant, transfer, encumber any shares of its capital stock or any other ownership interests, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any other ownership interests, except for grants of Shares and/or deferred stock units (“DSU”) to employees and directors in 2006 at times and in amounts consistent with past practice (and in any event such Shares and DSUs will not, in the aggregate, represent rights to more than 18,800 Shares);

(iv) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(v) declare, pay or set aside any dividend or other distribution or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock or its other securities; provided, however, that the Company may continue to quarterly declare, pay or set aside the cash dividends on the Shares at the current quarterly dividend rate of $0.28 per common share;

(vi) create or incur any Lien material to the Company or any of its Subsidiaries on any assets of the Company or any of its Subsidiaries;

(vii) make or incur capital expenditures (A) in the Company’s fiscal year 2006, in excess of 110% of the amount indicated that may be spent in fiscal year 2006, as specified in Section 5.3(b)(vii) of the Company Disclosure Letter, minus the amount of all capital expenditures made or incurred in fiscal year 2006 through the date of this Agreement and (B) in any calendar quarter in subsequent fiscal years, in excess of 110% of the amount indicated that may be spent for such calendar quarter as specified in Section 5.3(b)(vii) of the Company Disclosure Letter, or other than the ordinary course of business and consistent with past practice;

(viii) acquire, make any investment in, or make any loans or capital contributions to, or acquire any assets from any Person or entity, except pursuant to capital expenditures set forth on Section 5.3(b)(viii) of the Company Disclosure Letter;

(ix) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of or grant rights to any of its properties or assets, except in the ordinary course of business and except for properties or assets with a fair market value not exceeding $1 million in the aggregate;

(x) terminate or amend or waive any provision of any Material Contract, other than any scheduled termination; provided that this clause (x) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(xi) enter into any Contract that would be a Material Contract if entered into prior to the date of this Agreement, except for any Contract that would be a Material Contract solely based on clause (iii) of the definition of Material Contract, provided that any Contract that would be a Material Contract based on of clause (vii) of the definition of Material Contract will only be considered to be a Material Contact for purposes of this Section 5.3(b)(xi) if such Contract would be considered a Material Contract when substituting $4 million for $1 million in such definition;

(xii) (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, other than borrowings described in the Company Disclosure Letter, or (y) make any loans or advances to any other person or entity; provided, however, that the Company and its Significant Subsidiaries may incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person as follows:

(A) Renewal or refinancing of existing indebtedness on substantially similar terms or terms more favorable to the Company;

(B) Indebtedness of the Company to or from any Significant Subsidiary provided such Indebtedness to a non-Regulated Subsidiary does not exceed $250,000;

(C) Guarantees by the Company of Indebtedness of any wholly-owned Regulated Subsidiary and by any Significant Subsidiary of Indebtedness of the Company or any other wholly-owned Regulated Subsidiary; and

(D) Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness not to exceed $50 million in the aggregate and provided that the assets acquired, constructed or improved are contemplated by the capital expenditures set forth on Section 5.3(b)(xii) of the Company Disclosure Letter;

(xiii) Settle any litigation or other proceedings before a Governmental Entity for an amount in excess of $500,000 individually or $1 million in the aggregate, or otherwise on terms involving an injunction, restraining order, declaratory relief or other non-monetary relief that would be reasonably likely to have an adverse effect on other litigations, proceedings, obligations or liabilities of the Company or its Subsidiaries;

(xiv) Grant or agree to grant to any employee, officer, director or consultant of the Company any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend or terminate any existing Employee Benefit Plans, except (x) as may be required under applicable Law, (y) as required under the Employee Benefit Plans or collective bargaining agreements of the Company in effect on the date of this Agreement and as set forth in Section 5.3(b)(xiv) of the Company Disclosure Letter, and (z) as required under employment, retention, change-of-control or similar type agreements existing as of the date hereof, or for the payment of cash bonuses to employees other than officers and directors under currently effective Employee Benefit Plans, in the ordinary course and consistent with past practice;

(xv) Make any material tax election not required by Law or settle or compromise any material tax liability, if the effect of such election, settlement or compromise would be to increase the present value of any material Tax liability;

(xvi) Other than in the ordinary course of business consistent with past practice, (x) waive any rights of substantial value or (y) cancel or forgive any indebtedness for borrowed money owed to the Company or any of its Subsidiaries;

(xvii) Except as may be required by the Commission or any Governmental Entity or under GAAP, make any material change in its methods, principles and practices of accounting, including tax accounting policies and procedures as maintained for financial accounting purposes;

(xviii) Enter into any agreement that materially restrains, limits or impedes the Company’s or its Subsidiaries’ ability to compete with or conduct any business or line of business or take any action (or fail to take any action necessary) that violates any order or regulation of any Governmental Entity (in the Company’s good faith interpretation) governing the Company’s or its Subsidiaries’ operations and obligations to provide safe and reliable service to customers; or

(xix) Authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section.

Section 5.4. Preparation of Proxy Statement; Shareholders’ Meeting. (a) As soon as reasonably practicable following the date of this Agreement, the Company shall prepare and file a preliminary proxy statement relating to the meeting of the Company’s shareholders to be held in connection with the Merger for purposes of obtaining the Company Requisite Vote (together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company’s shareholders, the “Proxy Statement”). Parent shall furnish all information concerning it, reasonably requested in writing by the Company, that is necessary in connection with the preparation of the Proxy Statement. Subject to Section 5.6, the Proxy Statement shall include the recommendation of the Board (the “Company Board Recommendation”) that its shareholders approve this Agreement and, subject to Section 5.6, the Board shall not withdraw, amend, modify or change the Company Board Recommendation in a manner adverse to Parent. The Company shall use its best efforts to have the Proxy Statement cleared by the Commission as promptly as practicable after such filing. The Company shall cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as reasonably practicable after it is cleared by the Commission.

(b) If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall prepare and file with the Commission such amendment or supplement as promptly thereafter as is practicable. Parent, Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall advise Parent of the receipt of any comments of the Commission with respect to the Proxy Statement and of any requests by the Commission for any amendment or supplement thereto or of additional requests by the Commission for any amendment or supplement thereto or for additional information, and shall use reasonable best efforts to provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the Commission with respect to the Proxy Statement. The Company shall use reasonable best efforts to give Parent and its counsel the opportunity to review the Proxy Statement and all responses to requests for additional information by, and replies to comments of, the Commission before their being filed with, or sent to, the Commission. Each of the Company, Parent and Sub shall use its commercially reasonable efforts after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the Commission.

(c) The Company shall use its best efforts to take all action necessary, in accordance with and subject to the VBCA and its Articles of Association and Bylaws, to duly call, give notice of and convene and hold a special meeting of its shareholders to consider and vote upon the approval of this Agreement (such special shareholder meeting, together with any adjournments or postponements thereof, the “Special Meeting”) as promptly as practicable after the clearance by the Commission of the Proxy Statement. The Company shall include in the Proxy Statement the Company Board Recommendation and the Company shall use its best efforts to obtain the approval of the Merger and this Agreement subject only to the right to withdraw, amend, modify or change such Company Board Recommendation under the circumstances and in accordance with the procedures set forth in Section 5.6. Notwithstanding anything to the contrary contained in this Agreement, the Company may postpone the Special Meeting to the extent necessary to ensure that any supplement or amendment to the Proxy Statement required by Law (unless resulting from a breach of this Agreement) is, to the extent required by Law, provided to its shareholders or adjourn the Special Meeting if there are insufficient Shares represented in person or by proxy to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting (unless resulting from a breach of this Agreement).

Section 5.5. Commercially Reasonable Efforts. (a) Subject to the terms and conditions provided herein, each of the Company, Parent and Sub shall cooperate and use their commercially reasonable efforts to take, or cause to be taken, all appropriate action to consummate and make effective reasonably promptly the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VI.

(b) If at any time prior to the Effective Time any event or circumstance relating to either the Company or its Subsidiaries, or Parent or Sub or any of their Subsidiaries, is discovered by the Company or Parent (in each case only with respect to it and its Subsidiaries), as the case may be, and which should be set forth in an amendment to the Proxy Statement, the discovering party will promptly inform the other party of such event or circumstance. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary or desirable action.

(c) In connection with exercising its commercially reasonable efforts under this Section 5.5 or Section 5.7, no party shall be required to expend any funds to obtain the consent or approval of any Person whose consent or approval is required under any Contract to which the Company or any of its Subsidiaries is a party in connection with the transactions contemplated by this Agreement, and the Company shall not be permitted to make any such expenditure or any agreement, commitment or arrangement, whether written or oral, formal or informal, with respect to such consent or approval, without the consent of Parent.

Section 5.6. No Solicitation of Other Offers. (a) The Company shall, shall cause its Subsidiaries, and shall use its best efforts to cause its officers, directors and employees, and shall direct its representatives, financial advisors, attorneys, accountants, agents and other advisors and representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any Acquisition Proposal. Promptly following the date of this Agreement, the Company shall request the return or destruction of its confidential information from any Person that received confidential information from the Company or any of its officers, directors, financial advisors, attorneys, accountants, agents or other advisors and representatives since June 30, 2005 in connection with a potential acquisition of the Company and shall promptly thereafter enforce all rights it may have under any confidentiality agreement with respect to such Person.

(b) The Company shall not take, and shall cause its Subsidiaries and shall use best efforts to cause its officers, directors and employees, and shall direct its representatives, financial advisors, agents and other advisors or representatives not to take, any action to (i) solicit or knowingly encourage or facilitate the making or submission of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal or (ii) initiate, solicit or encourage, or participate in any discussions or negotiations with, or furnish or disclose any non-public information to, any Person (other than Parent or Sub) in connection with any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to, any Acquisition Proposal; provided, however, that the Company, in response to a bona fide unsolicited proposal made after the date of this Agreement that constitutes an Acquisition Proposal, may, prior to the time, but not after, the shareholders of the Company have voted on whether to approve this Agreement at the Special Meeting or any adjournment or postponement thereafter, (I) participate in discussions or negotiations with, or (II) furnish or disclose any information to, any Person (other than Parent or Sub) which makes such Acquisition Proposal if (A) in the case of clauses (I) and (II), the Board receives from the Person requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement, (B) in the case of clauses (I) and (II), the Board reasonably determines in good faith, after consultation with its independent financial advisors and outside counsel, that failure to take such action, in light of the Acquisition Proposal would be a violation of its fiduciary duties under applicable Law, (C) in the case of clause (I), such Acquisition Proposal would reasonably be expected to result in a Superior Proposal, and (D) in the case of clause (I), the Company shall have provided prompt notice to Parent of its intent to take such action, the identity of the Person making the Acquisition Proposal and the material terms and conditions of such proposal. Notwithstanding the foregoing, nothing in this Section 5.6 or any other provision of this Agreement shall prohibit the Company or the Board from (i) taking and disclosing to the Company’s shareholders a position with respect to an Acquisition Proposal by a third party to the extent required under Rule 14d-9 and Rule 14e-2 of the Exchange Act or (ii) making any disclosure as, in the good faith judgment of the Board (after consultation with its outside counsel), is required under applicable Law or that the failure to make such disclosure would cause the Board to violate its fiduciary duties under applicable Law; provided that, notwithstanding the foregoing, any such action will constitute a withdrawal, change, modification, qualification or amendment of the Company Board Recommendation if it changes, withdraws, modifies, qualifies or amends the Company Board Recommendation in a manner adverse to Parent or has the substantive effect of withdrawing, changing, modifying, qualifying or amending the Company Board Recommendation in a manner adverse to Parent.

(c) The Board (or any committee thereof) shall not adopt or recommend, or propose to adopt or recommend, any Acquisition Proposal; provided, however, that notwithstanding this subsection (c) or any other provision of this Agreement, that the Board may if the Company is not in material violation of Section 5.6 (a) or (b), recommend to its shareholders an Acquisition Proposal or withdraw, change, modify, qualify or amend the Company Board Recommendation in a manner adverse to Parent and, simultaneously with the termination of this Agreement enter into a Contract to consummate a transaction constituting a Superior Proposal if (x) the Board has received an Acquisition Proposal that it has determined in good faith, after having consulted with its outside legal counsel and its independent financial advisors, is a Superior Proposal and (y) the Company has notified Parent in writing of the terms of the Superior Proposal and of its intent to take such action, and has taken into account any revised proposal made by Parent to the Company within five (5) Business Days after delivery to Parent of such notice and again has determined in good faith, after consultation with its outside legal counsel and its independent financial advisors, that such Acquisition Proposal (as the same may have been modified or amended or proposed to be modified or amended) remains a Superior Proposal.

(d) The Company agrees that it will promptly (and, in any event, within 48 hours) notify Parent if any inquiries, proposals or offers with respect to a bona fide Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any material written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified. The Company also agrees to enforce the terms of any standstill agreement made in its favor.

Section 5.7. Regulatory Approvals Committee; Regulatory Filings and Approvals; Other Consents. (a) As soon as practicable after the date hereof, Parent and the Company shall establish a joint regulatory approvals committee (the “Regulatory Approvals Committee”) which shall be compromised of three nominees of Parent and three nominees of the Company. Each of the members of the Regulatory Approvals Committee may be removed, with or without cause, by the person appointing the same. Vacancies shall be filled by the person appointing the member whose departure gives rise to such vacancy. The Regulatory Approvals Committee shall be chaired by a nominee of Parent and shall have the objective of facilitating the transactions contemplated in this Agreement, integration planning and strategic development. The Regulatory Approvals Committee shall meet monthly in the Vermont or upon such other date or dates, and in such other places, as Parent and the Company may agree from time to time and may be convened by telephone, video conference or similar means. The Regulatory Approvals Committee shall make recommendations to Parent and the Company for actions to facilitate the receipt of regulatory approvals on the most advantageous practicable terms and on other matters of planning and integration the Regulatory Approvals Committee may deem appropriate. The parties agree that Parent shall have the authority to make, after consultation with the Company through the Regulatory Approvals Committee, decisions regarding the prosecution of regulatory approvals. The provisions of this Section 5.7 are subject to the provisions of Section 5.21.

(b) Subject to the terms and conditions of this Agreement and without limiting the provisions of Section 5.4(c), each party hereto shall jointly, through the Regulatory Approvals Committee, develop a regulatory approvals plan and proceed cooperatively and in good faith to (i) take promptly all actions reasonably necessary to make the filings required of it or any of its Affiliates under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby, including, filing with the Antitrust Division of the Department of Justice and the Federal Trade Commission the Notification and Report Form required under the HSR Act with respect to the Merger, (ii) comply reasonably promptly with any formal or informal request for additional information or documentary material received by it or any of its Affiliates from any Antitrust Authority and (iii) cooperate with one another in connection with any filing under applicable Antitrust Laws and in connection with attempting to resolve any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by any Antitrust Authority.

(c) Each of Parent and the Company shall, and shall cause their respective Subsidiaries to, cooperate and use their respective commercially reasonable efforts to obtain as promptly as reasonably practicable all consents, waivers, approvals, authorizations, orders, decrees, licenses, or permit of, or registration or filing with or notification to (any of the foregoing, a “Consent”) of any Governmental Entity, including the VPSB and FERC, or any other third party required in connection with, and any waivers of any breaches or violations of any Contracts, permits, licenses or other agreements that may be caused by the consummation of, the transactions contemplated by this Agreement, including by (i) promptly making all required filings or submissions to Governmental Entities and (ii) cooperating with one another in (A) determining whether any other filings are required to be made with, or Consents are required to be obtained from any Governmental Entity or any other third party in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such Consents. Notwithstanding the foregoing, Parent shall not be required to and shall not be required to cause any of its Subsidiaries to, and the Company and its Subsidiaries shall not, in connection with obtaining any Consents, agree or consent to any condition, provision, liability or term that, individually or in the aggregate with all other such conditions, provisions, liabilities or terms, and together with any adverse effect as compared to the Expected Outcome, would reasonably be expected to (i) have a Company Material Adverse Effect, (ii) materially impair any of Parent’s expected benefits of the Merger or (iii) impair, other than in an immaterial manner, the value to Parent of any material tax attributes arising out of or related to the Merger or the financing of the Merger or the Company’s operations after the Merger.

(d) Each of the Company and Parent shall keep each other informed of any material communication (other than lawyer/client privileged material), and provide to the other copies of all correspondence between it (or its advisors) and any Antitrust Authority or any other Governmental Entity relating to this Agreement and shall permit the other to review any material communication to be given by it to, and, to the extent practicable, shall consult with each other in advance of any telephone calls, meetings or conferences with, any Antitrust Authority or any other Governmental Entity and, to the extent permitted or practicable, give the other party the opportunity to attend and participate in such telephone calls, meetings and conferences; provided, however, that it is agreed that Parent shall have primary responsibility for the preparation and filing of any applications, notices, petitions or filings with any Antitrust Authority or Governmental Entity relating to this Agreement and the transactions contemplated hereby, and that the Company will not consult, discuss or correspond with such Antitrust Authority or Governmental Entity with respect to this Agreement and the transactions contemplated hereby without providing Parent with the right to participate in any such consultation, discussion or correspondence; provided, further, that the Company and its Subsidiaries shall not make any such applications, notices, petitions or filings without the prior written consent of Parent. To the extent that competitively sensitive information is provided to any Antitrust Authority by the Company, the Company shall, to the extent required by Law, withhold copies of correspondence containing such information from Parent, limit disclosure to Parent’s outside counsel, or provide such information to Parent in a manner and form consistent with the Antitrust Laws.

Section 5.8. Changes to Rates or Charges. The Company shall, and shall cause its Subsidiaries to, obtain Parent’s written consent prior to initiating any general rate case and to consult with Parent prior to making any material changes in the Company’s or its Subsidiaries’ rates or charges, standards of service or accounting from those in effect on the date of this Agreement and to further consult with Parent prior to initiating any proceeding (or filing any amendment thereto), or effecting any agreement, commitment, arrangement or consent, whether written or oral, formal or informal, with respect thereto. The Company shall not amend or agree to any material change or modification to the Rate Case without consulting, and taking good faith consideration of the recommendation of, the Regulatory Approvals Committee.

Section 5.9. Employee Benefits. Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary thereof, the employees of the Company and its Subsidiaries will continue to be provided with compensation (i.e., base salary and bonus opportunities, but specifically excluding any equity-based compensation, awards and grants) and benefits under employee benefit plans that are substantially comparable in the aggregate to those currently provided by the Company and its Subsidiaries to such employees. Parent will cause any employee benefit plans which the employees of the Company and its Subsidiaries are eligible to participate in to take into account for purposes of eligibility, vesting and benefit accrual thereunder (except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits), service by employees of the Company and its Subsidiaries as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company. Parent shall, and shall cause the Surviving Corporation to, honor all employee benefit obligations to current and former employees under the Employee Benefit Plans in existence on the date of this Agreement and all employment agreements entered into by the Company or adopted by the board of directors of the Company prior to the date of this Agreement. Notwithstanding the foregoing, nothing contained herein shall obligate Parent, the Surviving Corporation or any of their Affiliates to (i) maintain any particular Employee Benefit Plan or (ii) retain the employment of any particular employee. Nothing in this Section 5.9 shall be construed to limit the terms of any employment agreement entered into with any employee.

Section 5.10. Indemnity; Directors’ and Officers’ Insurance; Fiduciary and Employee Benefit Insurance. (a) Parent agrees that (i) all rights to indemnification now existing in favor of any individual who at or prior to the Effective Time was a director, officer, employee or agent of the Company or any of its Subsidiaries or who, at the request of the Company or any of its Subsidiaries, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Parties”) as provided in any such entity’s respective charters, bylaws, indemnification and trust agreements, shall survive the Merger and shall continue in full force and effect for a period of six (6) years from the Effective Time, and that (ii) any such indemnification agreements shall not be amended, repealed or otherwise modified.

(b) Any Indemnified Party wishing to claim indemnification under paragraph (d) of this Section 5.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices Parent. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent and the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Parent, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request of reimbursement of documented expenses reasonably incurred; (ii) Parent will cooperate in the defense of any such matter, and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned); and provided, further that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. If such indemnity is not available with respect to any Indemnified Party, then the Surviving Corporation and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

(c) At or prior to the Effective Time, Parent shall purchase for the benefit of the Surviving Corporation a “tail policy” covering a period of six (6) years after the Effective Time with respect to acts or omissions prior to the Effective Time as provided (i) by the Company’s directors’ and officers’ liability insurance policies and (ii) by the Company’s fiduciary and employee benefit policies, in each case, providing substantially the same benefits and levels of coverage as the insurance policies currently in effect and covering those Persons who are covered on the date of this Agreement by such policies, provided that in no event shall Parent be required to expend more than $1,500,000 to procure such directors’ and officers’ insurance coverage, and provided, further, that, if the cost thereof exceeds such threshold, Parent will use its reasonable best efforts to obtain as much comparable insurance as is reasonably available at a cost of not more than $1,500,000.

(d) From and after the Effective Time, Parent and the Surviving Corporation, jointly and severally, shall indemnify all Indemnified Parties, to the extent permitted by Vermont Law, with respect to all acts and omissions arising out of such individuals’ services as officers, directors or employees of the Company or any of its Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of the Company or any of its Subsidiaries, occurring prior to the Effective Time, including the execution of, and the transactions contemplated by, this Agreement. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved, in any capacity, in any action, proceeding or investigation in connection with any matter, including the transactions contemplated by this Agreement, occurring prior to and including the Effective Time, Parent and the Surviving Corporation, from and after the Effective Time, shall pay, as incurred, such Indemnified Party’s reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith; provided that the Indemnified Party to whom legal and other expenses are paid provides a written undertaking, executed personally or on the

Indemnified Party’s behalf, to repay to the Surviving Corporation the expenses paid if it is ultimately determined that such Person is not entitled to indemnification, and that any determination required to be made with respect to whether a Person’s conduct complies with the standards set forth under Vermont Law and the Company’s Articles of Association and Bylaws shall be made by independent counsel selected by the Surviving Corporation.

(e) Notwithstanding any other provisions hereof, the obligations of Parent and the Surviving Corporation contained in this Section 5.10 shall be binding upon the successors and assigns of Parent and the Surviving Corporation. In the event Parent or the Surviving Corporation, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 5.10.

(f) The obligations of Parent and the Surviving Corporation under this Section 5.10 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Indemnified Party to whom this Section 5.10 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.10 applies shall be third-party beneficiaries of this Section 5.10, each of whom may enforce the provisions of this Section 5.10).

Section 5.11. Public Announcements. Parent, Sub and the Company each agree to (i) consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, (ii) provide to the other party for review a copy of any such press release or public statement and (iii) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior consent of the other parties to this Agreement, unless required by applicable Law or any listing agreement with a securities exchange or Nasdaq or otherwise in compliance with Section 5.6; provided, however, public statements may be made in the course of regulatory proceedings at the request of any Governmental Entity as necessary and as deemed reasonable by the Person making such public statement, without such prior consultation.

Section 5.12. Notification of Certain Matters. Parent and the Company shall use their respective commercially reasonable efforts to promptly notify each other of (a) any material actions, suits, claims or proceedings in connection with the transactions contemplated by this Agreement commenced or, to the Knowledge of Parent or, as the case may be, the Company, threatened against the Company or any of its Subsidiaries or (b) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any condition set forth in Article VI not to be satisfied; provided, however, that no such notification, nor the obligation to make such notification, shall affect the representations, warranties or covenants of any party or the conditions to the obligations of any party to this Agreement.

Section 5.13. Sub. Parent will take all action necessary to cause Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.14. Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 5.15. Termination of Dividend Reinvestment and Stock Purchase Plan and Employee Savings and Investment Plan. No later than the Closing, the Company shall terminate and not permit additional investments in the Company’s Dividend Reinvestment and Stock Purchase Plan and the Employee Savings and Investment Plan.

Section 5.16. Termination of Revolving Credit Facility. Unless the Company has obtained from Chittenden Bank a valid waiver of the provision entitled “Default – Change in Ownership” set forth in the Promissory Note between the Company, as the borrower, and Chittenden Bank, as the lender, dated August 3, 2005 (the “Note”), to the effect that the Merger will not be deemed to constitute an “Event of Default” under the terms thereof, the Company shall, prior to the Closing, prepay in full any amounts due under the Note and shall not borrow any further funds under the Note.

Section 5.17. Corporate Offices. The Surviving Corporation shall maintain its corporate office in the northwest portion of Vermont.

Section 5.18. Community Involvement. After the Effective Time, Parent will, or will cause the Company to, make annual charitable contributions to the communities served by the Company consistent with the level of charitable contributions made by the Company as of the date hereof and otherwise maintain a level of involvement in community activities in the State of Vermont consistent with the level of community involvement and related activities carried on by the Company as of the date hereof.

Section 5.19. VELCO. Parent will, or will cause the Company to, act as an owner of VELCO in accordance with the regulatory orders and other agreements currently in effect with respect to VELCO and among the owners of VELCO.

Section 5.20. Directors and Officers. The Surviving Corporation will not to remove any Person elected to the Board of the Surviving Corporation pursuant to Section 2.4 from his or her position as a director of the Surviving Corporation, except for cause, until at least the second anniversary of the Effective Time and until his or her successor is duly qualified and elected. Parent will offer to three additional members of the Board positions as members of the board of directors of Parent or one of its Subsidiaries.

Section 5.21. Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing. Prior to the Closing, each of Parent, Sub and the Company shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over its operations.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1. Conditions to the Obligations of Each Party. The respective obligations of Parent, Sub and the Company to consummate the Merger are subject to the satisfaction, at or before the Closing, of each of the following conditions:

(a) Shareholder Approval. The Company Requisite Vote shall have been obtained.

(b) Injunctions; Illegality. The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity, and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger or has the effect of making it illegal (collectively, an “Order”) and which is still in effect.

(c) Antitrust Laws; Similar Laws. Any applicable waiting period (or any extension thereof), filings or approvals under the HSR Act or regulations identified on Schedule 6.1(c) required to consummate the Merger under applicable Law shall have expired, been terminated, been made or been obtained.

(d) Required Consents. The Required Consents shall have been obtained at or prior to the Closing.

Section 6.2. Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate the Merger are subject to the satisfaction or waiver by Parent on or prior to the Closing of the following further conditions:

(a) Performance. The Company shall have performed in all material respects its covenants and obligations under this Agreement required to be performed by it at or prior to the Closing Date.

(b) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement that are qualified by reference to Company Material Adverse Effect shall be true and correct (without regard to any “material,” “materiality” or “Material Adverse Effect” qualifications or similar qualifications) and all of the other representations of the Company set forth in this Agreement shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date) ); provided, however, that notwithstanding the foregoing, the condition set forth in this Section 6.2(b) shall be deemed to have been satisfied even if the representations and warranties of the Company (other than Section 3.3 hereof, which must be true and correct in all respects) are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, would reasonably be likely to have a Company Material Adverse Effect.

(c) Certificate. Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company as to the satisfaction of the conditions set forth in Section 6.2(a) and Section 6.2(b).

(d) Required Consents. The Required Consents shall have been obtained and the Rate Case shall have been concluded at or prior to the Closing and such approvals and other actions shall have become Final Orders. The Required Consents shall not contain any conditions, provisions, liabilities or terms that would, individually or in the aggregate and together with any adverse effect as compared to the Expected Outcome, would reasonably be expected to (i) have a Company Material Adverse Effect, (ii) materially impair any of the expected benefits of the Merger or (iii) impair, other than in an immaterial manner, the value to Parent of any material tax attributes arising out of or related to the Merger or the financing of the Merger or the Company’s operations after the Merger.

(e) Third-Party Consents. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Material Contract in connection with the transactions contemplated by this Agreement.

(f) No Restraints. There shall not be threatened, instituted or pending any suit, action or proceeding in which a Governmental Entity of a competent jurisdiction is seeking an Order.

(g) No Material Adverse Effect. The Company and its Subsidiaries shall not have suffered a Company Material Adverse Effect since December 31, 2005.

(h) Dissenters’ Shares. Holders of Shares representing in excess of 10% of the outstanding Shares of the Company shall not have exercised rights of dissent under Section 13.02 of the VBCA in connection with the Merger; provided that any withdrawals of such exercise shall not be included in such 10% amount.

Section 6.3. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following further conditions:

(a) Performance. Each of Parent and Sub shall have performed in all material respects its covenants and obligations under this Agreement required to be performed by it at or prior to the Closing Date.

(b) Representations and Warranties. The representations and warranties of the Parent and Sub contained in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time.

(c) Certificates. The Company shall have received certificates of each of Parent and Sub, executed by their respective Chief Executive Officer and Chief Financial Officer, as to the satisfaction of the conditions set forth in Section 6.3(a) and Section 6.3(b).

(d) Required Consents. The Required Consents from the VPSB shall not contain any term that is directed solely at holders of Shares and has the effect of reducing the Merger Price to be received by the holders of Shares in their capacity as such (other than as a result of Taxes) and any Required Consent that would reasonably be expected to contain such a term shall have been obtained by Final Order.

ARTICLE VII

TERMINATION AND ABANDONMENT

Section 7.1. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Agreement by the Company’s shareholders:

(a) by mutual consent of the Company and Parent;

(b) by either Parent, on the one hand, or the Company, on the other hand, if:

(i) any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Order and such Order shall have become a Final Order; provided that the party seeking to terminate pursuant to this Section 7.1(b)(i) shall have used its reasonable best efforts to challenge such Order, or

(ii) the Effective Time shall not have occurred on or prior to June 21, 2007 (such date, as it may be extended pursuant to this Section 7.1(b)(ii), the “Termination Date”); provided, however, that the Termination Date may be extended by the Company or Parent until December 21, 2007 if the conditions set forth in Section 6.1(d) shall not have been satisfied or waived but all other conditions to the Closing (other than Section 6.2(d)) shall be satisfied or shall be capable of being satisfied or by Parent if the condition set forth in Section 6.2(d) shall not have been satisfied or waived (but all other conditions to the Closing (other than Section 6.1(d)) shall be satisfied or shall be capable of being satisfied); and provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any party whose material breach of any covenant, agreement or obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by the Termination Date without regard to any extension thereof, or

(iii) the Company Requisite Vote shall not have been obtained at a duly held Special Meeting or at any adjournment or postponement thereof.

(c) by the Company, if (i) any of the representations and warranties of Parent and Sub contained in this Agreement shall fail to be true and correct in a manner that would result in the failure of the condition set forth in Section 6.3(b) or (ii) there shall be a breach by Parent or Sub of any covenant or agreement of Parent or Sub in this Agreement that would result in the failure of the condition set forth in Section 6.3(a) and, in each case (i) and (ii), which is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by the Company to Parent or (iii) prior to the time the shareholders of the Company have voted on whether to approve the Agreement, the Company shall have entered into an acquisition agreement, merger agreement or other agreement to consummate a transaction that constitutes a Superior Proposal and the Company shall simultaneously with such termination pay to Parent any fees required pursuant to Section 8.1(b).

(d) by Parent, if:

(i) any of the representations and warranties of the Company contained in this Agreement shall fail to be true and correct in a manner that would result in the failure of the condition set forth in Section 6.2(b) or (ii) there shall be a breach by the Company of any covenant or agreement of the

Company in this Agreement that would result in the failure of the condition set forth in Section 6.2(a) and, in each case (i) and (ii), which is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given is given by Parent to the Company;

(ii) the Board shall have withdrawn, changed, modified, qualified or amended in a manner adverse to Parent, the Company Board Recommendation or the approval, adoption or recommendation, as the case may be, of the Merger or this Agreement, or the Board shall have recommended to its shareholders an Acquisition Proposal;

(iii) the Special Meeting does not occur by the fifth business day prior to the Termination Date;

(iv) the Company shall have willfully breached Section 5.6 hereof in any material respect; or

(v) the Company and its Subsidiaries have suffered a Company Material Adverse Effect after December 31, 2005.

Section 7.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1 by Parent, on the one hand, or the Company, on the other hand, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of Parent, Sub or the Company, except that Section 5.2, this Section 7.2 and Article VIII shall survive any termination of this Agreement. Nothing in this Section 7.2 shall relieve any party to this Agreement of liability for any prior fraud or willful breach of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1. Fees and Expenses. (a) Except as provided in paragraph (b) below and except as set forth in Section 5.7(a), all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

(b) In the event that (x) an Acquisition Proposal shall have been made or proposed to the Company or any of its Subsidiaries or any of its shareholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries and thereafter this Agreement is terminated (i) by either Parent or the Company pursuant to Section 7.1(b)(iii) or (ii) by Parent pursuant to Section 7.1(d)(ii), (y) this Agreement is terminated by Parent pursuant to Section 7.1(d)(iv), or (z) this Agreement is terminated by the Company pursuant to Section 7.1(c)(iii) then the Company shall promptly, but in no event later than two days after the date of such termination (except in the case of clause (z) in which case the Initial Termination Fee shall be paid prior to termination), pay Parent an initial termination fee of $3,500,000 (the “Initial Termination Fee”) payable by wire transfer of same day funds; provided, however, that the Initial Termination Fee shall not be payable to Parent pursuant to clause (x) of this paragraph (b) unless and until within eighteen (18) months of such termination the Company or any of its Subsidiaries shall have entered into an acquisition agreement, merger agreement or other agreement (other than a confidentiality or standstill agreement) with respect to, or shall have consummated or shall have adopted or recommended to the Company’s shareholders or otherwise not opposed, an Acquisition Proposal and, in the case of clause (x)(i), such Acquisition Proposal is from the Person that made an Acquisition Proposal prior to the termination of this Agreement, or an affiliate of such Person (a “Covered Proposal”); provided, further, that in any case in which an Initial Termination Fee is required to be paid an additional fee of $3,500,000 (the “Additional Termination Fee”) shall be paid to Parent by the Company in immediately available funds prior to the consummation of a transaction resulting from an Acquisition Proposal if such transaction is consummated within 24 months after the payment of the Initial Termination Fee (provided that in the case of a fee payable pursuant to clause (x)(i) such Acquisition Proposal is a Covered Proposal). The Company acknowledges that the agreements contained in this Section 8.1(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 8.1(b), and, in order to obtain such payment, Parent or Sub commences a suit which results in a judgment against the Company for the fee, charges or expenses to which reference is made in this paragraph (b), the Company shall pay to Parent or Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the “prime rate” (as announced by Citibank, N.A.) in effect on the date such payment was required to be made.

Section 8.2. Representations and Warranties. The respective representations and warranties of the Company, on the one hand, and each of Parent and Sub, on the other hand, contained herein or in any certificates or other documents delivered prior to or at the Closing shall expire with, and be terminated and extinguished by, the Closing, and thereafter none of the Company, Parent or Sub shall be under any liability whatsoever with respect to any such representation or warranty. This Section 8.2 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Effective Time.

Section 8.3. Extension; Waiver. Subject to the express limitations herein, at any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the Boards of Directors of the Company, Parent or Sub, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.4. Notices. All notices, consents, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by facsimile (upon confirmation of receipt), as follows:

(a)     if to the Company, to it at:

 Green Mountain Power Corporation

 163 Acorn Lane

 Colchester, Vermont 05446

 Attention: General Counsel

 Fax: (802) 655-8419

with a copy (which shall not constitute notice) to:

 Hunton & Williams LLP

 200 Park Avenue

 New York, New York 10166

 Attention: Edmond P. Murphy, Esq.

 Fax: 212-309-1100

(b)    if to either Parent or Sub, to it at:

 c/o Vermont Gas Systems, Inc.

 85 Swift Street

 P.O. Box 467

 Burlington, VT 05402-0467

 Attention: A. Donald Gilbert Jr. (Don)

 Fax: 802-658-3926

with a copy (which shall not constitute notice) to:

 Sullivan & Cromwell LLP

 125 Broad Street

 New York, New York 10004

 Attention: Joseph B. Frumkin, Esq. and

                  Eric M. Krautheimer, Esq.

 Fax: 212-558-3588

or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third Business Day after the mailing thereof, except for a notice of a change of address, which shall be effective only upon receipt thereof.

Section 8.5. Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto, other than the confidentiality provisions of the Confidentiality Agreement.

Section 8.6. Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and, with respect to the provisions of Section 5.10, shall inure to the benefit of the Persons benefiting from the provisions thereof all of whom are intended to be third-party beneficiaries thereof. Other than as may be expressly provided for herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of each of the other parties.

Section 8.7. Amendment and Modification. This Agreement may be amended by the Company, Parent and Sub at any time before or after any approval of this Agreement by the shareholders of the Company. This Agreement may not be amended except by a written instrument executed by all parties to this Agreement.

Section 8.8. Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.9. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

Section 8.10. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS, EXCEPT FOR SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND EXCEPT THAT THE VBCA SHALL APPLY TO THE EXTENT REQUIRED IN CONNECTION WITH THE SPECIAL MEETING, IF ANY, THE AUTHORIZATION OF THE AGREEMENT BY THE BOARD, AND THE MERGER. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, exclusively in the United States District Court for the Southern District of New York or any New York State court sitting in New York City (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 8.4 of this Agreement. Each party hereto irrevocably designates C.T. Corporation as its agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the Chosen Courts and each party hereto stipulates that such consent and appointment is irrevocable and coupled with an interest.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.

Section 8.11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 8.12. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

IN WITNESS WHEREOF, each of Parent, Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

NORTHERN NEW ENGLAND ENERGY CORPORATION

By:	/s/ WILLIAM A. GILBERT
Name:	William A. Gilbert
Title:	President

NORTHSTARS MERGER SUBSIDIARY CORPORATION

By:	/s/ WILLIAM A. GILBERT
Name:	William A. Gilbert
Title:	President

GREEN MOUNTAIN POWER CORPORATION

By:	/s/ CHRISTOPHER L. DUTTON
Name:	Christopher L. Dutton
Title:	President and Chief Executive Officer

ANNEX B

Opinion of Banc of America Securities LLC

June 21, 2006

Board of Directors

Green Mountain Power Corporation

163 Acorn Lane

Colchester, VT 05446

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of GMP Common Stock (as defined below) of the consideration proposed to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of June 21, 2006 (the “Agreement”), by and among Northern New England Energy Corporation (the “Purchaser”), North Stars Merger Subsidiary Corporation, a wholly owned subsidiary of the Purchaser (“Merger Sub”), and Green Mountain Power Corporation (“GMP”). As more fully described in the Agreement, Merger Sub will be merged with and into GMP (the “Merger”), with GMP continuing as the surviving corporation in the Merger, and each outstanding share of the common stock, par value $3.33 1/3 per share, of GMP (“GMP Common Stock”) will be converted into the right to receive $35.00 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set out in the Agreement.

For purposes of the opinion set forth herein, we have:

(i) reviewed certain publicly available financial statements and other business and financial information of GMP;

(ii) reviewed certain internal financial statements and other financial and operating data concerning GMP;

(iii) reviewed certain financial forecasts relating to GMP prepared by the management of GMP;

(iv) discussed the past and current operations, financial condition and prospects of GMP with senior executives of GMP;

(v) reviewed the reported prices and trading activity for GMP Common Stock;

(vi) compared the financial performance and equity market capitalization of GMP and the prices and trading activity of GMP Common Stock with that of certain other publicly traded companies we deemed relevant;

(vii) compared certain financial terms of the Merger to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

(viii) reviewed the Agreement; and

(ix) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. With respect to the financial forecasts, we have assumed, at the direction of GMP, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of GMP as to the future financial performance of GMP. We have not made any independent valuation or appraisal of the assets or liabilities of GMP, nor have we been furnished with any such valuations or appraisals. We have assumed, with your consent, that the Merger will be consummated as provided in the Agreement, with full satisfaction of all covenants and conditions set forth in the Agreement and without any waivers thereof. We also have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on GMP or the Merger.

B-1

Board of Directors

Green Mountain Power Corporation

June 21, 2006

We express no view or opinion as to any terms or aspects of the Merger (other than the Merger Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger or the consideration payable to any security holders of GMP other than the Merger Consideration payable to the holders of GMP Common Stock. As you are aware, we were not requested to, and we did not, solicit expressions of interest from third parties regarding the acquisition of GMP. We express no view or opinion as to the relative merits of the Merger in comparison to other transactions available to GMP or in which GMP might engage or as to whether any transaction might be more favorable to GMP as an alternative to the Merger, nor are we expressing any opinion as to the underlying business decision of the Board of Directors of GMP to proceed with or effect the Merger.

We have acted as sole financial advisor to the Board of Directors of GMP in connection with the Merger, for which services we will receive fees, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon the consummation of the Merger. We or our affiliates have provided and in the future may provide financial advisory and financing services to GMP and the Purchaser and have received or in the future may receive fees for the rendering of these services, including acting as a lender for an existing line of credit of GMP and having acted as an agent and lender for certain retired credit facilities of GMP. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or loans of GMP and the Purchaser for our own account or for the accounts of customers, and accordingly, we or our affiliates may at any time hold long or short positions in such securities or loans.

It is understood that this letter is for the benefit and use of the Board of Directors of GMP in connection with and for purposes of its evaluation of the Merger. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. In addition, we express no opinion or recommendation as to how the holders of GMP Common Stock should vote or act in connection with the Merger.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of GMP Common Stock in the proposed Merger is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Banc of America Securities LLC

BANC OF AMERICA SECURITIES LLC

B-2

ANNEX C

TITLE 11A: VERMONT BUSINESS CORPORATIONS

CHAPTER 13: DISSENTERS’ RIGHTS

§ 13.01. Definitions

In this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under section 13.02 of this title and who exercises that right when and in the manner required by sections 13.20 through 13.28 of this title.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder. (Added 1993, No. 85, § 2, eff. Jan. 1, 1994.)

§ 13.02. Right to dissent

(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1) Merger. Consummation of a plan of merger to which the corporation is a party

(A) if shareholder approval is required for the merger by section 11.03 of this title or the articles of incorporation and the shareholder is entitled to vote on the merger; or

(B) if the corporation is a subsidiary that is merged with its parent under section 11.04 of this title;

(2) Share exchange. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Sale of assets. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4) Amendment to articles. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(A) alters or abolishes a preferential right of the shares;

(B) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(C) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(D) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(E) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04 of this title; or

(5) Market exception. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his or her shares under this chapter may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation. (Added 1993, No. 85, § 2, eff. Jan. 1, 1994.)

§ 13.03. Dissent by nominees and beneficial owners

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder’s other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if:

(1) he or she submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) he or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote. (Added 1993, No. 85, § 2, eff. Jan. 1, 1994.)

§ 13.20. Notice of dissenters’ rights

(a) If proposed corporate action creating dissenters’ rights under section 13.02 of this title is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(b) If corporate action creating dissenters’ rights under section 13.02 of this title is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in section 13.22 of this title. (Added 1993, No. 85, § 2, eff. Jan. 1, 1994.)

§ 13.21. Notice of intent to demand payment

(a) If proposed corporate action creating dissenters’ rights under section 13.02 of this title is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights

(1) must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment for his or her shares if the proposed action is effectuated; and

(2) must not vote his or her shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment for his or her shares under this chapter. (Added 1993, No. 85, § 2, eff. Jan. 1, 1994.)

§ 13.22. Dissenters’ notice

(a) If proposed corporate action creating dissenters’ rights under section 13.02 of this title is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of section 13.21 of this title.

(b) The dissenters’ notice must be sent no later than ten days after the corporate action was taken, and must:

(1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(4) set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is delivered; and

(5) be accompanied by a copy of this chapter. (Added 1993, No. 85, § 2, eff. Jan. 1, 1994.)

§ 13.23. Duty to demand payment

(a) A shareholder sent a dissenters’ notice described in section 13.22 of this title must demand payment, certify whether he or she acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to section 13.22(b)(3) of this title, and deposit his or her certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his or her share certificates under subsection (a) of this section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his or her shares under this chapter. (Added 1993, No. 85, § 2, eff. Jan. 1, 1994.)

§ 13.24. Share restrictions

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 13.26 of this title.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action. (Added 1993, No. 85, § 2, eff. Jan. 1, 1994.)

§ 13.25. Payment

(a) Except as provided in section 13.27 of this title, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13.23 of this title the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b) The payment must be accompanied by:

(1) the corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares and how such estimate was calculated;

(3) an explanation of how the interest was calculated;

(4) a statement of the dissenter’s right to demand payment under section 13.28 of this title; and

(5) a copy of this chapter. (Added 1993, No. 85, § 2, eff. Jan. 1, 1994.)

§ 13.26. Failure to take action

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under section 13.22 of this title and repeat the payment demand procedure. (Added 1993, No. 85, § 2, eff. Jan. 1, 1994.)

§ 13.27. After-acquired shares

(a) A corporation may elect to withhold payment required by section 13.25 of this title from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(b) To the extent the corporation elects to withhold payment under subsection (a) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate and calculation of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under section 13.28 of this title. (Added 1993, No. 85, § 2, eff. Jan. 1, 1994.)

§ 13.28. Procedure if shareholder dissatisfied with payment or offer

(a) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate (less any payment under section 13.25 of this title), or reject the corporation’s offer under section 13.27 of this title and demand payment of the fair value of his or her shares and interest due, if:

(1) the dissenter believes that the amount paid under section 13.25 or offered under section 13.27 is less than the fair value of his or her shares or that the interest due is incorrectly calculated;

(2) the corporation fails to make payment under section 13.25 within 60 days after the date set for demanding payment; or

(3) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this section within 30 days after the corporation made or offered payment for his or her shares. (Added 1993, No. 85, § 2, eff. Jan. 1, 1994.)

§ 13.30. Court action

(a) If a demand for payment under section 13.28 of this title remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the superior court of the county where the corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment

(1) for the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation; or

(2) for the fair value, plus accrued interest, of his or her after-acquired shares for which the corporation elected to withhold payment under section 13.27 of this title. (Added 1993, No. 85, § 2, eff. Jan. 1, 1994.)

§ 13.31. Court costs and counsel fees

(a) The court in an appraisal proceeding commenced under section 13.30 of this title shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 13.28 of this title.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 13.20 through 13.28 of this title; or

(2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. (Added 1993, No. 85, § 2, eff. Jan. 1, 1994.)

PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

GREEN MOUNTAIN POWER CORPORATION

This proxy is solicited by the board of directors of Green Mountain Power Corporation (the “Company”) for the Special Meeting of Shareholders on                     , 2006.

The undersigned, hereby revoking any contrary proxy previously given, hereby appoints Messrs. Christopher L. Dutton and Donald J. Rendall, Jr., and each of them, attorneys and proxies, with full power of substitution and revocation, to vote all of the shares of the undersigned in the Company entitled to vote at the special meeting of shareholders of the Company on                     , 2006, and at any adjournments or postponements thereof, as indicated on the reverse side. Except as otherwise indicated on the reverse side, the undersigned authorizes the proxies appointed hereby to vote all shares of stock of the Company standing in the name of the undersigned shareholder.

This proxy when properly executed will be voted in the manner directed by the shareholder. If no direction is made, this proxy will be voted “FOR” Proposals 1 and 2 and according to the discretion of the proxy holders on any other matter that may properly come before the special meeting and any and all adjournments or postponements thereof.

YOUR VOTE IS IMPORTANT!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

See Reverse Side

See Reverse Side

GREEN MOUNTAIN POWER CORPORATION

PROXY

You can submit your proxy by mail, by telephone or through the Internet.

Please use only one of the following three methods:

BY MAIL	BY TELEPHONE	THROUGH THE INTERNET

Mark, sign and date your proxy card and return it in the enclosed envelope to: [ ]

(Available until noon, Eastern

Daylight Time, on             , 2006)

Call toll-free [                    ] on

any touch-tone telephone to authorize

the voting of your shares. You may

call 24 hours a day, 7 days a week.

You will be prompted to follow

simple instructions.

(Available until noon, Eastern

Daylight Time, on             , 2006)

Access website at

[https://                                    ] to

authorize the voting of your shares.

You may access the site 24 hours a

day, 7 days a week. You will be

prompted to follow simple

instructions.

☒ Please mark your vote as in this example.

1.	The proposal to approve the Agreement and Plan of Merger, dated as of June 21, 2006, by and among Northern New England Energy Corporation, a Vermont corporation, Northstars Merger Subsidiary Corporation, a Vermont corporation and a direct wholly-owned subsidiary of Northern New England Energy Corporation, and Green Mountain Power Corporation, pursuant to which Northstars Merger Subsidiary Corporation will merge with and into Green Mountain Power Corporation;

☐ FOR	☐	AGAINST	☐	ABSTAIN

2.	The proposal to grant to the proxy holders the authority to vote in their discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date for a reasonable business purpose, including to solicit additional proxies in favor of the approval of the Agreement and Plan of Merger if there are not sufficient votes for approval of the Agreement and Plan of Merger at the special meeting;

☐ FOR	☐	AGAINST	☐	ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS

Even if you expect to attend the special meeting in person, please return your signed proxy at once in the enclosed envelope, which requires no postage if mailed in the United States.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting and Proxy Statement, dated                     , 2006.

Please date and sign below. Only one of several joint owners need sign. When signing in a representative capacity, please give full title. Please sign here exactly as the name is printed hereon.

(date)	(signature)

(signature)